Exhibit 10.1

FOURTH AMENDED AND RESTATED SENIOR SECURED, SUPER-PRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of April 1, 2009

Among

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as the Lenders;

BANK OF AMERICA, N.A.,

as the Agent;

FLEETWOOD ENTERPRISES, INC.,

as a Guarantor;

and

FLEETWOOD HOLDINGS INC., and certain of its Subsidiaries,

as the Borrowers.

i

v

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	-	DEFINED TERMS

EXHIBIT A	-	FORM OF REVOLVING LOAN NOTE

EXHIBIT B	-	FINANCIAL STATEMENTS

EXHIBIT C	-	FORM OF NOTICE OF BORROWING

EXHIBIT D	-	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

EXHIBIT E	-	FORM OF INTERIM ORDER

SCHEDULE 1.1 — ASSIGNED CONTRACTS (ANNEX A — DEFINED TERMS)

SCHEDULE 1.2 — LENDERS’ COMMITMENTS (ANNEX A — DEFINED TERMS)

SCHEDULE 6.3 — ORGANIZATIONS AND QUALIFICATIONS

SCHEDULE 6.4 — CORPORATE NAMES; PRIOR TRANSACTIONS

SCHEDULE 6.5 — SUBSIDIARIES AND AFFILIATES

SCHEDULE 6.6 — PROJECTIONS

SCHEDULE 6.7 — CAPITALIZATION

SCHEDULE 6.9 — DEBT

SCHEDULE 6.11— REAL ESTATE(MORTGAGES); LEASES

SCHEDULE 6.12 — PROPRIETARY RIGHTS

SCHEDULE 6.13 — TRADE NAMES

SCHEDULE 6.14 — LITIGATION

SCHEDULE 6.15 — UNION CONTRACTS

SCHEDULE 6.16 — ENVIRONMENTAL LAW

SCHEDULE 6.18 — SPECIFIED DEFAULTS

SCHEDULE 6.19 — ERISA COMPLIANCE

SCHEDULE 6.27 — BANK ACCOUNTS

SCHEDULE 7.12 — GUARANTIES

SCHEDULE 7.13(u) — LIFE INSURANCE POLICIES

SCHEDULE 8.1(u) — FIRST DAY ORDERS

SCHEDULE A — COLI POLICIES

FOURTH AMENDED AND RESTATED SENIOR SECURED, SUPER-PRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of April 1, 2009 (this “Agreement”), among the financial institutions from time to time parties hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”); BANK OF AMERICA, N.A., with an office at 55 South Lake Avenue, Suite 900, Pasadena, California 91101, as the administrative agent for the Lenders (in its capacity as administrative agent, the “Agent”); FLEETWOOD ENTERPRISES, INC., a Delaware corporation (“Fleetwood”), as debtor and debtor-in-possession, as a Guarantor; FLEETWOOD HOLDINGS INC., a Delaware corporation (“Holdings”), as debtor and debtor-in-possession; and those Subsidiaries of Holdings and Fleetwood set forth on the signature pages hereto or which become parties hereto hereafter in accordance with the requirements of this Agreement, as debtors and debtors-in-possession (each of Holdings and each such Subsidiary individually, a “Borrower” and, collectively, the “Borrowers”).  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A, which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference.

W I T N E S S E T H:

WHEREAS, the First Amended and Restated Credit Agreement amended and restated the Original Credit Agreement in its entirety on May 14, 2004;

WHEREAS, the Second Amended and Restated Credit Agreement amended and restated the First Amended and Restated Credit Agreement in its entirety on July 1, 2005;

WHEREAS, the Third Amended and Restated Credit Agreement amended and restated the Second Amended and Restated Credit Agreement in its entirety on January 5, 2007;

WHEREAS, on March 10, 2009 (the “Petition Date”), each of the Borrowers commenced a Chapter 11 Case, as administratively consolidated with other affiliates of Fleetwood that are not Loan Parties at Chapter 11 Case No. 09-14254-MJ (each, a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization under Chapter 11, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the Central District of California, Riverside Division (the “Bankruptcy Court”), and Fleetwood, Fleetwood International Inc., a California corporation (“Fleetwood International”), and the Borrowers continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Section 1107(b) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, pursuant to the Third Amended and Restated Credit Agreement, the Letter of Credit Issuer has extended credit in the form of the Existing Letters of Credit but as of the Petition Date there are no Revolving Loans outstanding thereunder;

WHEREAS, the Borrowers have requested the Lenders continue to make available to the Borrowers a revolving line of credit for loans and letters of credit in an aggregate amount not to exceed eighty million Dollars ($80,000,000) (with respect to Letters of Credit, further subject to an Unused Letter of Credit Subfacility maximum of sixty-five million Dollars ($65,000,000)) pursuant to a senior secured, super-priority revolving credit facility which may be available from time to time on a revolving basis after the date of entry of the Interim Order as provided herein, which extension of credit the Borrowers will use for the purposes permitted hereunder and the Lenders are willing to extend such credit to the Borrowers in accordance with and on the term and conditions set forth herein;

WHEREAS, all of the Borrowers are direct or indirect wholly-owned Subsidiaries of Fleetwood and all of the Borrowers are engaged in an inter-related business enterprise with an identity of interests, and accordingly the financing provided hereunder will directly and indirectly benefit each of the Borrowers and facilitate the administration of the Chapter 11 Cases and their loan relationship with the Agent and the Lenders, all to the mutual benefit of the Borrowers;

WHEREAS, none of the Borrowers would be able to obtain sufficient working capital financing for their respective businesses unless the individual Borrowers were jointly and severally liable for the obligations of all Borrowers, and unless Fleetwood guarantees the obligations of all Borrowers;

WHEREAS, each Loan Party acknowledges that it will receive substantial direct and indirect benefits by reason of the making of the Loans and other financial accommodations to the Borrowers as provided in this Agreement;

WHEREAS, the Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrowers, and to administer the Loan Parties’ collateral security therefore, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to the Loan Parties and at the Loan Parties’ request and in furtherance of the Loan Parties’ mutual and collective enterprise;

WHEREAS, the Loan Parties desire that (a) the Letter of Credit Issuer continue to honor its obligations under the Existing Letters of Credit, (b) the Lenders continue the Existing Commitments as modified into the Revolving Credit Commitments hereunder and (c) the Lenders agree to amend and restate the Original Credit Agreement (as the same has been previously amended and restated by the First Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement and the Third Amended and Restated Credit Agreement) in its entirety for the purpose of making the amendments reflected herein, which amendment and restatement shall become effective on the Closing Date upon satisfaction of the conditions precedent set forth herein and the Lenders and Letter of Credit Issuer have agreed to the foregoing;

WHEREAS, the Borrowers desire to continue to guarantee and secure all of the Obligations hereunder and under the other Loan Documents to the extent so guaranteed and secured under the Third Amended and Restated Credit Agreement and the Loan Documents, as in effect prior to the date hereof, and as further provided herein;

WHEREAS, all of the claims of the Agent and the Lenders against the Borrowers and Guarantors hereunder and pursuant to the Applicable Order shall be subject to the Carve-Out and the Exceptions, but in each case only to the extent provided in Section 4.7 hereof and the Applicable Order; and

WHEREAS, the Guarantors have agreed to continue to guarantee and secure the Obligations hereunder and under the other Loan Documents to the extent so guaranteed and secured under the Third Amended and Restated Credit Agreement and the Loan Documents, as in effect prior to the date hereof, and as further provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lenders, the Agent, Fleetwood and the Borrowers hereby agree as follows:

ARTICLE 1

LOANS AND LETTERS OF CREDIT

1.1         Total Facility.  Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a total credit facility of up to eighty million Dollars ($80,000,000) (the “Total Facility”) to the Borrowers from time to time during the term of this Agreement.  The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit.  On the Closing Date (and effective as of the execution hereof by each Lender), the Lenders (directly or through funding and settlement by the Agent) shall purchase and assume the Existing Commitments at par, free and clear of adverse claims, participations or other encumbrances, which Existing Commitments and the Third Amended and Restated Credit Agreement shall be (immediately upon such purchase and assumption by the Lenders) amended and restated in their entirety as the Revolving Credit Commitments and this Agreement, respectively, as more particularly described herein, and neither the Loan Parties nor the Lenders shall be subject to or bound by any of the terms or provisions of the Third Amended and Restated Credit Agreement (other than such terms or provisions that are to survive termination of the Third Amended and Restated Credit Agreement or the payment of the Obligations as provided by the express terms of the Third Amended and Restated Credit Agreement) and shall only be subject to or bound by the terms and provisions of this Agreement in respect of the Revolving Credit Commitments, Loans, other Obligations and the transactions contemplated hereby, as set forth herein.  The parties acknowledge and agree that the Letter of Credit Issuer shall continue to honor its obligations under the Existing Letters of Credit as if such Existing Letters of Credit had been requested under and issued pursuant to the terms of this Agreement.  The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the obligations under the Third Amended and Restated Credit Agreement and that all such obligations are in all respects continued and outstanding as obligations under this Agreement and the Revolving Loan Notes with only the terms being modified from and after the Closing Date as provided in this Agreement, the Revolving Loan Notes and the other Loan Documents.  All references in the Revolving Loan Notes and the other Loan Documents to (i) the “Credit Agreement” shall be deemed to include references to this Agreement and (ii) the “Lenders” or a “Lender” or to the “Agent” shall mean such terms as defined in this Agreement.  By its execution hereof, each Lender consents to the amendment, amendment and restatement, replacement or other modification to any other Loan Document being so amended, amended and restated, replaced or otherwise modified on the date hereof or on or prior to the Closing Date in the form approved by the Agent.

1.2            Revolving Loans.

(a)           (i)              Amounts.  Subject to the satisfaction of the conditions precedent set forth in Article 8, and except for Non-Ratable Loans and Agent Advances, each Revolving Credit Lender severally, but not jointly, agrees, upon a Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to the Borrowers (x) in an aggregate amount not to exceed the disbursements set forth in the Approved Budget for the applicable Measurement Period plus the excess in cash expenditures that would be permitted without violating the budget covenant set forth in Section 7.22(b) (for the avoidance of doubt, it being understood and agreed that the presence of any “basket” or “carve-out” set forth in any negative covenant contained in Section 7 shall not be, and shall not be deemed to be, an approval or acceptance by the Agent or any Lender of any Line Item in any Approved Budget, or portion thereof, related to cash expenditures of the type described in such “basket” or “carve-out,” which shall remain subject to the approval rights of Agent and the Required Lenders with respect to each Approved Budget as set forth herein and in the Applicable Order) and (y) in aggregate principal amounts such that after giving effect to such Revolving Loans, such Lender’s Pro Rata Share of the Aggregate Revolver Outstandings shall not exceed such Lender’s Pro Rata Share of the Availability.  Subject to the terms of the Interim Order, the Revolving Credit Lenders, however, in their unanimous discretion, may elect to make Revolving Loans or issue or arrange to have issued Letters of Credit in excess of the Borrowing Base on one or more occasions, but if they do so, neither the Agent nor the Revolving Credit Lenders shall be deemed thereby to have changed the limits of the Borrowing Base, or to be obligated to exceed such limits on any other occasion.

(ii)             At the request of any Revolving Credit Lender, each of the Borrowers shall execute and deliver to such Lender a single note to evidence the Revolving Loans of that Lender.  Each note shall be in the principal amount of the Revolving Credit Lender’s Pro Rata Share of the Revolving Credit Commitments, dated the date hereof and substantially in the form of Exhibit A (each such note, together with any new note issued pursuant to Section 11.2 upon the assignment of any portion of any Revolving Credit Lender’s Revolving Loans and Revolving Credit Commitment a “Revolving Loan Note” and, collectively, the “Revolving

Loan Notes”).  Each Revolving Loan Note shall represent the obligation of FMC to pay the amount of such Revolving Credit Lender’s Pro Rata Share of the Revolving Credit Commitments, or, if less, such Revolving Credit Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Loans to FMC together with interest thereon as prescribed in Section 2.1.  The entire unpaid balance of the Revolving Loans and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date.

(b)           Procedure for Borrowing.

(i)            Subject to Section 1.1, each Borrowing shall be made upon a Borrower’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing (“Notice of Borrowing”), which must be received by the Agent prior to 10:00 a.m. (Los Angeles time) on the requested Funding Date, in the case of Base Rate Loans, specifying:

(1)           the amount of the Borrowing; and

(2)           the requested Funding Date, which must be a Business Day.

(ii)           In lieu of delivering a Notice of Borrowing, a Borrower may give the Agent telephonic notice of such request for advances to its Designated Account on or before the deadline set forth above.  The Agent at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans, regardless of whether any written confirmation is received.

(c)           Reliance upon Authority.  Prior to the Closing Date, the Borrowers shall deliver to the Agent a notice setting forth the accounts of FMC (each, a “Designated Account”) to which the Agent is authorized to transfer the proceeds of the Revolving Loans requested hereunder by the Borrowers.  The Borrowers may designate a replacement account from time to time by written notice.  All such Designated Accounts must be reasonably satisfactory to the Agent.  The Agent is entitled to rely conclusively on any person’s request for Revolving Loans on behalf of any Borrower, so long as the proceeds thereof are to be transferred to the applicable Designated Account.  The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by any Borrower to make such requests on its behalf.

(d)           No Liability.  The Agent shall not incur any liability to the Borrowers as a result of acting upon any notice referred to in Sections 1.2(b) and (c), which the Agent believes in good faith to have been given by an officer or other person duly authorized by the applicable Borrower to request Revolving Loans on its behalf.  The crediting of Revolving Loans to the applicable Designated Account conclusively establishes the obligation of the applicable Borrowers to repay such Revolving Loans as provided herein.

(e)           Notice Irrevocable.  Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable.  A Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f)            The Agent’s Election.  Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof), the Agent shall elect to have the terms of Section 1.2(g) or the terms of Section 1.2(h) apply to such requested Borrowing.  If the Bank declines in its sole discretion to make a Non-Ratable Loan pursuant to Section 1.2(h), the terms of Section 1.2(g) shall apply to the requested Borrowing.

(g)           Making of Revolving Loans.  If the Agent elects to have the terms of this Section 1.2(g) apply to a requested Borrowing, then promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof), the Agent shall notify the Revolving Credit Lenders by telecopy, telephone or e-mail of the requested Borrowing.  Each Revolving Credit Lender shall transfer its Pro Rata Share of the requested Borrowing to the Agent in immediately available funds, to the account from time to time designated by the Agent, not later than 12:00 noon (Los Angeles time) on the applicable Funding Date.  After the Agent’s receipt of all proceeds of such Revolving Loans, the Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Funding Date by transferring same day funds to the Designated Account of the applicable Borrower; provided, however, that the amount of Revolving Loans so made on any date shall not exceed Availability on such date, unless all of the Revolving Credit Lenders otherwise agree.

(h)           Making of Non-Ratable Loans.

(i)            If the Agent elects, with the consent of the Bank, to have the terms of this Section 1.2(h) apply to a requested Borrowing, the Bank shall make a Revolving Loan in the amount of that Borrowing available to the applicable Borrower on the applicable Funding Date by transferring same day funds to such Borrower’s Designated Account.  Each Revolving Loan made solely by the Bank pursuant to this Section 1.2(h) is herein referred to as a “Non-Ratable Loan,” and such Revolving Loans are collectively referred to as the “Non-Ratable Loans.”  Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to the Bank solely for its own account.  The aggregate amount of Non-Ratable Loans outstanding at any time shall not exceed two million Dollars ($2,000,000).  The Agent shall not request the Bank to make any Non-Ratable Loan if (1) the Agent has received written notice from any Revolving Credit Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable Borrowing, and such conditions have not been waived in accordance with this Agreement or (2) the requested Borrowing would exceed Availability on that Funding Date.

(ii)           The Non-Ratable Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Revolving Loans and Obligations hereunder.

(i)             The Agent Advances.

(i)            Subject to the limitations set forth below and with the consent of the Required Lenders, the Agent is authorized by the Borrowers and the Revolving Credit Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other conditions precedent set forth in Article 8 have not been satisfied, to make Revolving Loans to the Borrowers on behalf of the Revolving Credit Lenders in an aggregate amount outstanding at any time not to exceed five million Dollars ($5,000,000) which the Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 13.7 (any of such advances are herein referred to as “Agent Advances”); provided, that (x) in no event shall the Aggregate Revolver Outstandings (which shall include, for the avoidance of doubt, the Agent Advances) at any time exceed the Maximum Amount and (y) the Required Lenders may at any time revoke the Agent’s authorization to make Agent Advances.  Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.

(ii)           Agent Advances shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Revolving Loans and Obligations hereunder.

1.3           [RESERVED].

1.4           Letters of Credit.

(a)            Agreement to Issue or Cause to Issue.  Subject to the terms and conditions of this Agreement and, in any event, subject to Section 1.4(b) (including, without limitation, the requirement that the maximum face amount of the requested Letter of Credit is not greater than the Unused Letter of Credit Subfacility at such time), the Agent agrees (i) to cause the Letter of Credit Issuer to continue to honor its obligations under the Existing Letters of Credit and to issue for the account of a Borrower one or more additional commercial/documentary and standby letters of credit (each a “Letter of Credit”) unless otherwise agreed to by the Agent and the Required Lenders, limited to (x) Existing Letters of Credit, as the same may be extended, amended or modified from time to time in accordance with the terms hereof so long as the face amount thereof is not increased other than in connection with subclause (i)(y) or the proviso below and (y) an additional amount of $150,000 of additional Letters of Credit and/or increases in the face amount of Existing Letters of Credit solely for the purpose of supporting manufacturing licensing in connection with the commencement of shipping activities into a state in which Fleetwood and the Borrowers do not presently ship and (ii) to provide credit support or other enhancement to a Letter of Credit Issuer acceptable to the Agent, which issues a Letter of Credit that complies with clause (i) above for the account of a Borrower (any such credit support or enhancement being herein referred to as a “Credit Support”) from time to time during the term of this Agreement; provided that, notwithstanding the foregoing, amendments, modifications and/or increases in the face amount of Existing Letters of Credit shall be permitted to the extent mandated by a state in order to continue with workers’ compensation self insurance programs.   With respect to each Existing Letter of Credit, each shall be deemed to have been requested and issued pursuant to this Agreement, and the obligations of Section 1.4(b) through (d) of this Agreement shall be been deemed to have been satisfied with respect to each such Existing Letters of Credit.

(b)           Amounts; Outside Expiration Date.  The Agent shall not have any obligation to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from the Borrowers in connection with the opening thereof would exceed the Availability at such time; or (iii) the requested Letter of Credit has an expiration date less than thirty (30) days prior to the Stated Termination Date or more than twelve (12) months from the date of issuance for standby letters of credit and one hundred and eighty (180) days for documentary letters of credit.  With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any Revolving Credit Lender shall have provided to the Agent written notice that it declines to consent to any such extension or renewal at least thirty (30) days (the “Letter of Credit Lender Indication Date”) prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit (the “Letter of Credit Issuer Indication Date”).  Regardless of whether the requirements of this Section 1.4 are met and regardless of whether a Default or Event of Default has occurred and is continuing, a Lender may decline, in its sole judgment, to consent to any extension or renewal of any Letter of Credit, including, without limitation, with respect to any Letter of Credit containing “evergreen” or automatic renewal provisions.  With respect to any Letter of Credit with “evergreen” or automatic renewal provisions, upon the receipt of an instruction by the Required Lenders to not grant any extension or renewal with respect to such Letter of Credit (which instruction must be provided to the Letter of Credit Issuer at least five (5) Business Days in advance of the Letter of Credit Issuer Date and a copy of such instruction must be promptly delivered to the Borrowers), the Agent shall cause the Letter of Credit Issuer to exercise any rights to terminate such Letter of Credit, as set forth therein.

(c)            Other Conditions.  In addition to conditions precedent contained in Article 8, the obligation of the Agent to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Agent:

(i)            The applicable Borrower shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the requested Letter of Credit shall be reasonably satisfactory to the Agent and the Letter of Credit Issuer; and

(ii)           As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of the requested Letter of Credit.

(d)           Issuance of Letters of Credit.

(i)            Request for Issuance.  A Borrower must notify the Agent of a requested Letter of Credit at least three (3) Business Days prior to the proposed issuance date.  Such notice shall be irrevocable and must specify (A) the original face amount of the Letter of Credit requested, (B) the Business Day of issuance of such requested Letter of Credit, (C) whether such Letter of Credit may be drawn in a single or in partial draws, (D) the Business Day on which the requested Letter of Credit is to expire, (E) the purpose for which such Letter of Credit is to be issued, and (F) the beneficiary of the requested Letter of Credit.  The Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii)           Responsibilities of the Agent; Issuance.  As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and the Availability.  If (A) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (B) the amount of such requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof would not exceed the Availability, the Agent shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(iii)          No Extensions or Amendment.  The Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4 are met as though a new Letter of Credit were being requested and issued.

(e)            Payments Pursuant to Letters of Credit.  FMC agrees to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit issued for its benefit and the Agent for the account of the Revolving Credit Lenders upon any payment pursuant to any Credit Support, and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which any Borrower may have at any time against the Letter of Credit Issuer or any other Person.  Each drawing under any Letter of Credit shall constitute a request by the applicable Borrower to the Agent for a Borrowing of a Revolving Loan in the amount of such drawing.  The Funding Date with respect to such borrowing shall be the date of such drawing.

(f)            Indemnification; Exoneration; Power of Attorney.

(i)            Indemnification.  In addition to amounts payable as elsewhere provided in this Section 1.4, each of FMC and Fleetwood agrees to protect, indemnify, pay and save the Lenders and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Lender or the Agent (other than a Lender in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any Credit Support or enhancement in connection therewith.  The Borrowers’ obligations under this Section 1.4 shall survive payment of all other Obligations.

(ii)           Assumption of Risk by the Borrowers.  As among the Borrowers, the Lenders, and the Agent but subject to subsection (iv) below, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to subsection (iv) below, the Lenders and the Agent shall not be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any Letter of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit.  None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Lender under this Section 1.4(f).

(iii)          Exoneration.  Without limiting the foregoing, no action or omission whatsoever by the Agent or any Lender with respect to any Letter of Credit issued hereunder (excluding any Lender in its capacity as a Letter of Credit Issuer) shall result in any liability of the Agent and/or Lender to any Borrower, or relieve any Borrower of any of its obligations hereunder to any such Person.

(iv)          Rights Against Letter of Credit Issuer.  Nothing contained in this Agreement is intended to limit a Borrower’s rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between such Borrower and the Letter of Credit.

(v)           Account Party.  Each Borrower hereby authorizes and directs any Letter of Credit Issuer to name such Borrower as the “Account Party” therein and to deliver to the Agent all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(g)           Supporting Letter of Credit; Cash Collateral.  If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit or Credit Support is outstanding upon the termination of this Agreement, then upon such termination FMC shall deposit with the Agent, for the ratable benefit of the Agent and the Revolving Credit Lenders, with respect to each Letter of Credit or Credit Support then outstanding, cash (“Cash Collateral”) or a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent, in each case in an amount equal to the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Revolving Credit Lenders for payments to be made by the Agent and the Revolving Credit Lenders under such Letter of Credit or Credit Support and any fees and expenses associated with such Letter of Credit or Credit Support.  Such Supporting Letter of Credit and/or Cash Collateral shall be held by the Agent, for the ratable benefit of the Agent and the Revolving Credit Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding.

1.5           Bank Products.  A Borrower may request and the Agent may, in its sole and absolute discretion, arrange for a Borrower to obtain from the Bank or the Bank’s Affiliates Bank Products although no Borrower is required to do so.  If Bank Products so requested by a Borrower are provided by an Affiliate of the Bank, each Borrower agrees to indemnify and hold the Agent, the Bank and the Lenders harmless from any and all costs and obligations now or hereafter incurred by the Agent, the Bank or any of the Lenders which arise from any indemnity given by the Agent to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrower’s rights, with respect to the Bank or its Affiliates, if any, which arise as a result of the execution of documents by and between such Borrower and the Bank which relate to Bank Products.  The agreement contained in this Section 1.5 shall survive termination of this Agreement.  Each Borrower acknowledges and agrees that the obtaining of Bank Products from the Bank or the Bank’s Affiliates (a) is in the sole and absolute discretion of the Bank or the Bank’s Affiliates, and (b) is subject to all rules and regulations of the Bank or the Bank’s Affiliates.

1.6           Joint and Several Obligations; Contribution Rights.

(a)           All Obligations of FMC shall be the joint and several Obligations of the Loan Parties, regardless of (i) which Loan Party actually receives any Loans or other extensions of credit under the Loan Documents, (ii) the amount received by any Loan Party or (iii) the manner in which any Loan Party, the Agent or any Lender accounts for such Loans and other extensions of credit.

(b)           To the extent that any Loan Party is a guarantor or a surety as a result of the joint and several obligations hereunder, such Obligations and the Liens securing such Obligations shall not be released or impaired by any action or inaction on the part of the Agent or any Lender which would otherwise constitute the release of a surety.  Without limiting the generality of the foregoing, the liability of any Loan Party under this Agreement shall not be affected or impaired in any manner by (i) the failure of any Person to become or remain a Loan Party or guarantor or the failure of the Agent or any Lender to preserve, protect or enforce any right to require any Person to become or remain a Loan Party or guarantor, (ii) any taking, failure to take, failure to create, perfect or ensure the priority of, or exchange, release or termination or lapse of any Lien securing any Obligations, or any taking, failure to take, release or amendment or waiver of or consent to departure from any other guaranty of, any of the Obligations, (iii) any manner or order of sale or other enforcement of any Lien securing any of the Obligations or any manner or order of application of the proceeds of any such Lien to the payment of the Obligations or any failure to enforce any Lien or to apply any proceeds thereof, (iv) any furnishing, exchange, substitution or release of any collateral securing the Obligations, or any failure to perfect any Lien in any of the collateral securing the Obligations, or (v) any other circumstance which might otherwise constitute a defense (except the final payment in full) available to, or a discharge of, a surety or guarantor.

(c)           To the extent that any Loan Party is a guarantor or a surety as a result of the joint and several obligations hereunder, the liability of each such Loan Party under this Agreement shall remain valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than final payment in full of the Obligations), including the occurrence of any of the following, whether or not such Loan Party shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) of this Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations, in each case whether or not in accordance with the terms of this Agreement, such Loan Document or any agreement relating to such other guaranty or security; (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of any liability other than the Obligations, even though the Lenders might have elected to apply such payment to any part or all of the Obligations; (v) any consent by any Lender or the Agent to the change, reorganization or termination of the corporate structure or existence of any other Loan Party, or any other Person and to any corresponding restructuring of the Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Obligations; (vii) any defenses (except the defense of final payment in full), set-offs or counterclaims which any Loan Party, any guarantor or any other Person may allege or assert against the Agent or any Lender in respect of the Obligations, including, for example, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Loan Party as an obligor in respect of the Obligations.

(d)           To the extent that any Loan Party is a guarantor or a surety as a result of the joint and several obligations hereunder, to the maximum extent permitted by law, each such Loan Party hereby waives and agrees not to assert or take advantage of:  (i) any defense now existing or hereafter arising based upon any legal disability or other defense of any other Loan Party or any guarantor or other Person, or by reason of the cessation or limitation of the liability of any other

Loan Party or any guarantor or other Person from any cause other than full payment and performance of all obligations due under this Agreement or any of the other Loan Documents; (ii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Loan Party or any guarantor or other Person, or any defect in the formation of any other Loan Party or any guarantor or other Person; (iii) the unenforceability or invalidity of any security or guaranty or the lack of perfection or continuing perfection, or failure of priority of any security for the Obligations; (iv) any and all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, has destroyed such Loan Party’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (v) any defense based upon any failure to disclose to such Loan Party any information concerning the financial condition of any other Loan Party or any guarantor or other Person or any other circumstances bearing on the ability of any other Loan Party or any guarantor or other Person to pay and perform all obligations due under this Agreement or any of the other Loan Documents; (vi) any failure by the Agent or any Lender to give notice to any Loan Party or any guarantor or other Person of the sale or other disposition of security, and any defect in notice given by the Agent or any Lender in connection with any such sale or disposition of security; (vii) any failure of the Agent or any Lender to comply with applicable laws in connection with the sale or disposition of security, including, without limitation, any failure by the Lender to conduct a commercially reasonable sale or other disposition of such security; (viii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, or that reduces a surety’s or guarantor’s obligations in proportion to the principal’s obligation; (ix) any use of Cash Collateral under Section 363 of the Bankruptcy Code; (x) any defense based upon an election by the Agent or any Lender, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (xii) any right of subrogation, any right to enforce any remedy which the Agent or any Lender may have against any other Loan Party or any guarantor or other Person and any right to participate in, or benefit from, any security now or hereafter held by the Agent or any Lender for the Obligations; (xiii) presentment, demand, protest and notice of any kind, including notice of acceptance of this Agreement and of the existence, creation or incurring of new or additional Obligations; (xiv) the benefit of any statute of limitations affecting the liability of any other Loan Party or any guarantor or other Person, enforcement of this Agreement or any other Loan Documents, the liability of any Loan Party hereunder or the enforcement hereof; (xv) all notices of intention to accelerate and/or notice of acceleration of the Obligations; (xvi) relief from any applicable valuation or appraisement laws; (xvii) any other action by the Agent or any Lender, whether authorized by this Agreement or otherwise, or any omission by the Agent or any Lender or other failure of the Agent or any Lender to pursue, or delay in pursuing, any other remedy in its power; (xviii) any and all claims and/or rights of counterclaim, recoupment, setoff or offset; and (xix) any defense based upon the application of the proceeds of a Loan for purposes other than the purposes represented by the Loan Parties or intended or understood by the Agent or any Lender or any Loan Party.  Each Loan Party agrees that the payment and performance of all Obligations or any part thereof or other act which tolls any statute of limitations applicable to this Agreement or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to such Loan Party’s liability hereunder.  Without limiting the generality of the foregoing or any other provision hereof, each Loan Party further waives any and all rights and defenses that such Loan Party may have because the debt of the Loan Parties is secured by real property of other Loan Parties; this means, among other things, that:  (1) the Lenders may collect from such Loan Party without first foreclosing on any real or personal property collateral pledged by any other Loan Party, (2) if the Agent or any Lender forecloses on any real property collateral pledged by any other Loan Party, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Agent or any Lender may collect from such Loan Party even if the Agent or any Lender, by foreclosing on the real property collateral, has destroyed any right such Loan Party may have to collect from any other Loan Party.  The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses each Loan Party may have because the Obligations are secured by real property of any other Loan Party.  Each Loan Party acknowledges and agrees that California Civil Code Section 2856 authorizes and validates waivers of a guarantor’s rights of subrogation and reimbursement and waivers of certain other rights and defenses available to a guarantor under California law.  Based on the preceding sentence and without limiting the generality of the foregoing waivers contained in this subparagraph or any other provision hereof, each Loan Party expressly waives to the extent permitted by law any and all rights and defenses (except the defense of indefeasible final payment in full), including without limitation any rights of subrogation, reimbursement, indemnification and contribution (except contribution pursuant to this Agreement), which might otherwise be available to such Loan Party under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726 (or any of such sections), or any other jurisdiction to the extent the same are applicable to this Agreement or the agreements, covenants or obligations of any Loan Party hereunder.

(e)           Each Loan Party is fully aware of the financial condition of the Loan Parties, and is executing and delivering this Agreement based solely upon such Loan Party’s own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement by the Agent or any Lender.  Each Loan Party hereby assumes full responsibility for obtaining any additional information concerning the financial condition of the Loan Parties or any other guarantor or their respective properties, financial condition and prospects and any other matter pertinent hereto as such Loan Party may desire, and such Loan Party is not relying upon or expecting the Agent or any Lender to furnish to such Loan Party any information now or hereafter in the possession of the Agent or any Lender concerning the same or any other matter.  By executing this Agreement, each Loan Party knowingly accepts the full range of risks encompassed within a contract of this type, which risks such Loan Party acknowledges.  No Loan Party shall have the right to require the Agent or any Lender to obtain or disclose any information with respect to the Obligations, the financial condition or prospects of any Loan Party, the ability of any Loan Party to pay or perform the Obligations, the existence, perfection, priority or enforceability of any collateral security for any or all of the Obligations, the existence or enforceability of any other guaranties of all or any part of the Obligations, any action or non-action on the part of the Agent or any Lender, any Loan Party or any other Person, or any other event, occurrence, condition or circumstance whatsoever.

(f)            To the extent that any Loan Party is a guarantor or a surety as a result of the joint and several obligations hereunder, the Obligations of each such Loan Party shall be limited in amount to an amount not to exceed the maximum amount of such obligations and liabilities that can be made or assumed by such Loan Party without rendering such obligation or liability void or voidable under applicable laws relating to fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally, in each case giving effect to all liabilities of such Loan Party other than any liabilities in respect of intercompany indebtedness to the extent that it would be discharged in the amount paid by such Loan Party hereunder and giving effect to all rights of subrogation, contribution, reimbursement, indemnity or similar rights pursuant to applicable law or any agreement (the “Maximum Liability”).

(g)           Each Loan Party hereby agrees that to the extent that a Loan Party makes any payment on behalf of FMC, such Loan Party shall be entitled to seek and receive contribution and indemnification from and to be reimbursed by each other Loan Party in an amount equal to a fraction of such payment, the numerator of which is the Maximum Liability of the Loan Party making the payment and the denominator of which is the Maximum Liability of all Loan Parties as of the date of determination.  Each Loan Party’s right of contribution shall be subject to the terms and conditions of Section 1.6(h).  The provisions of this Section 1.6(g) shall in no respect limit the obligations and liabilities of any Loan Party to the Lenders and each Loan Party shall remain liable to the Lenders for the full amount of its liabilities hereunder.

(h)           No Loan Party shall be entitled to be subrogated to any of the rights of the Agent or any Lender against or any other Loan Party or any collateral security or guarantee or right to offset held by the Agent or any Lender for the payment of the Obligations, nor shall any Loan Party seek or be entitled to seek any contribution or reimbursement from or any other Loan Party in respect of payments made by such Loan Party hereunder, until all amounts owing to the Agent or any Lender on account of the Obligations are paid in full, no Letter of

Credit shall be outstanding and the Revolving Credit Commitments are terminated or have expired.  If any amount shall be paid to any Loan Party on account of such subrogation rights at any time not permitted hereunder, such amount shall be held by such Loan Party in trust for the Agent and the Lenders, segregated from other funds of such Loan Party, and shall, forthwith upon receipt, be turned over to the Agent in the exact form received (duly endorsed to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine.

(i)            In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust, security deeds or mortgages creating or granting Liens on any interests in Real Estate, each of the Loan Parties authorizes the Agent and the Lenders, upon the occurrence of and during the continuance of any Event of Default, at their sole option, without notice or demand and without affecting any Obligations, the enforceability of the Obligations under the Loan Documents, or the validity or enforceability of any Liens of the Agent or the Lenders on any collateral securing the Obligations, to foreclose any or all of such deeds of trust, security deeds or mortgages by judicial or nonjudicial sale, subject to compliance with the notice provisions hereof.  Insofar as the Liens created by the Loan Documents secure the Obligations of other Persons, each of the Loan Parties expressly waives, to the maximum extent permitted by applicable law, any defenses to the enforcement of the Loan Documents or any Liens created or granted by the Loan Documents or to the recovery by the Agent or the Lenders against the Borrowers, any other Loan Party or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of such Loan Party and may preclude any of them from obtaining reimbursement or contribution from any other Person.

1.7           Borrowing Agency Provisions.

(a)           At the request of, and solely as an accommodation to, the Borrowers, the Lenders have agreed to make the Loans to, and to issue Letters of Credit for the Borrowers on a joint and several basis as co-borrowers.  In order to facilitate the co-borrowing arrangement, each Borrower hereby irrevocably designates Holdings to be its agent and attorney-in-fact for purposes of the Loan Documents, and each of them hereby irrevocably authorizes such agent in such capacity to take such actions on behalf of the applicable Borrower and to exercise such powers under this Agreement and the other Loan Documents on such Borrower’s behalf as may otherwise be exercised by such Borrower, together with such powers as are incidental thereto, including without limitation to borrow Loans, to execute and deliver Notices of Borrowing, requests for Letters of Credit, Borrowing Base Certificates and such other documents, instruments and certificates required by the Loan Documents in connection with any Borrowing or repayment of the Loans, to borrow, repay and reborrow Loans and to receive proceeds of Loans and to give all other notices and consents hereunder.  Each Borrower further irrevocably authorizes the Agent to act on all such documents, instruments and certificates delivered by Holdings as agent and attorney-in-fact, and to pay over and credit the proceeds of any Loans so requested to the Designated Account of Holdings and hereby accepts the appointment of Holdings to act as agent and attorney-in-fact for the Borrowers.  The Agent and each Lender shall be entitled to rely absolutely on the appointment and authorization of Holdings to act on behalf of the Borrowers with respect to all matters relating to this Agreement and the other Loan Documents, whether or not any provision of this Agreement or any other Loan Documents specifically provides that action may or shall be taken by Holdings on behalf of the Borrowers.  The Agent and the Lenders may give all notices to any Borrower to Holdings.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Holdings shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(b)           All Borrowers acknowledge and agree that the Borrowers are engaged in an integrated operation that requires financing on the basis of credit availability to each Borrower, that the co-borrowing arrangement has been established at the request of the Borrowers, and that each Borrower expects to derive, directly or indirectly, benefit from such credit availability to the other Borrowers.  Neither the Agent nor the Letter of Credit Issuer nor any Lender shall incur any liability to Borrowers or any other Loan Party as a result of the co-borrowing arrangement established by this Agreement and shall not have any liability or responsibility to the Borrowers to inquire into the allocation, apportionment or use of the proceeds of any Loans or extensions of credit hereunder.  To induce the Agent, the Letter of Credit Issuer and the Lenders to establish this co-borrowing arrangement and in consideration thereof, each Borrower hereby indemnifies the Agent, the Letter of Credit Issuer and the Lenders, and their respective successors and assigns, and agrees to hold each of them harmless from any and all liabilities, expenses, losses, damages and claims asserted against them by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided in this Agreement, any reliance by the Agent, the Letter of Credit Issuer or any Lender on any document, request or instruction given by the agents designated by the Borrowers herein to act on their behalf or any other action taken by the Agent, the Letter of Credit Issuer or the Lenders with respect to the co-borrowing arrangement; provided, however, that no Borrower shall have an obligation to indemnify any of the Agent, the Letter of Credit Issuer or any Lender under this Section 1.7 with respect to any liabilities finally determined by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such indemnified party.  The agreements of the Borrowers contained in this Section 1.7 shall survive payment of all other Obligations.

1.8           Senior Indebtedness.  All Obligations of Fleetwood under this Agreement and the other Loan Documents, and all rights of contribution, indemnity, subrogation and reimbursement relating to the Obligations of any Loan Party with respect to Fleetwood, are “Senior Indebtedness” under the 2003 Subordinated Debentures.  All Obligations of Fleetwood under this Agreement and the other Loan Documents to the extent such Obligations are (A) liabilities of Fleetwood for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument, or (B) liabilities of Fleetwood evidenced by a bond, note, debenture or similar instrument, or (C) liabilities of others described in the preceding clauses (A) and (B) that Fleetwood has guaranteed or that are otherwise its legal liability, or (D) deferrals renewals, extensions or refundings of any liability of the types referred to in clauses (A), (B) and (C) above, are “Senior Indebtedness” under the 1998 Subordinated Debentures and Fleetwood’s guaranty of the Trust Securities.  All Obligations of Fleetwood and its Subsidiaries under this Agreement and the other Loan Documents, and all rights of contribution, indemnity, subrogation and reimbursement relating to the Obligations of any Loan Party with respect to Fleetwood and any other Obligations of Fleetwood and its Subsidiaries secured by any Loan Documents (including, without limitation, all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products), (i) are “Senior Debt” and “Designated Senior Debt” under the 2008 Senior Secured Debentures and “Priority Lien Debt” under the 2008 Intercreditor Agreement and (ii) were permitted by the indenture governing the 2008 Senior Secured Debentures and the 2008 Intercreditor Agreement to be incurred and secured under and pursuant to the Loan Documents.

ARTICLE 2

INTEREST AND FEES

2.1           Interest.

(a)           Interest Rates.  All outstanding Revolving Loans shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate plus the Applicable Margin, but not to exceed the Maximum Rate.  Except as otherwise provided herein, the principal amount of all other outstanding Obligations shall bear interest from the due date thereof until paid in full at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin.  Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change.  All interest charges shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed (which results in more interest being paid than if computed on the basis of a three hundred and sixty-five (365)-day year).  The applicable Borrowers shall pay to the Agent, for the ratable benefit of the applicable Lenders, interest accrued on all Base Rate Loans in arrears on the first day of each month hereafter and on the Termination Date.

(b)           Default Rate.  If any Default or Event of Default occurs and is continuing and the Agent or the Required Lenders in their discretion so elect, then, without further notice, motion or application to, hearing before, or order from the Bankruptcy Court, from the date that the Agent gives written notice to Holdings of the Agents’ or the Required Lenders’ election and so long as such Default or Event of Default is continuing, all of the Obligations shall bear interest at the Default Rate applicable thereto to the fullest extent permitted by applicable law.

2.2           [RESERVED].

2.3           Maximum Interest Rate.  In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder (the “Maximum Rate”).  If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.  In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement.  If a court of competent jurisdiction determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the applicable Borrower(s) such excess.

2.4           Closing Fee.  The Borrowers, jointly and severally, agree to pay the Agent on the Closing Date a closing fee (the “Closing Fee”) as set forth in the Fee Letter.  The Borrowers hereby authorize the Agent to charge the Loan Account in an amount equal to the Closing Fee set forth in such Fee Letter.

2.5           Unused Line Fee.  On the first day of each month and on the Termination Date the Borrowers, jointly and severally, agree to pay to the Agent, for the account of the Revolving Credit Lenders, in accordance with their respective Pro Rata Shares, an unused line fee (the “Unused Line Fee”) equal to one half of one percent (0.5%) per annum times the amount by which the Maximum Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date.  The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.  All principal payments received by the Agent shall be deemed to be credited to the applicable Borrowers’ Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.5.

2.6           Letter of Credit Fee.  FMC agrees to pay (a) to the Agent, for the account of the Revolving Credit Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to six percent (6.0%) per annum times the undrawn face amount of each Letter of Credit, (b) to the Agent for the benefit of the Letter of Credit Issuer a fronting fee of one-eighth of one percent (0.125%) per annum of the undrawn face amount of each Letter of Credit, and (c) to the Letter of Credit Issuer, all out-of-pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit.  The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit is outstanding and on the Termination Date.  The Letter of Credit Fee shall be computed on the basis of a three hundred and sixty (360)-day year for the actual number of days elapsed.

2.7           Agency Fee.  The Borrowers, jointly and severally, agree to pay the Agent an administrative agency fee (the “Agency Fee”) as set forth in the Fee Letter.  The Borrowers hereby authorize the Agent to charge the Loan Account in an amount equal to the Agency Fee set forth in such Fee Letter.

ARTICLE 3

PAYMENTS AND PREPAYMENTS

3.1           [RESERVED].

3.2           Termination of Facility.  The Borrowers may terminate this Agreement upon at least thirty (30) days’ notice to the Agent and the Lenders, upon (a) the payment in full in cash of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit (or the provision of Cash Collateral or a Supporting Letter of Credit in accordance with Section 1.4(g) above), and (b) the payment in full in cash of all reimbursable expenses and other Obligations.

3.3           Reduction or Termination of Revolving Loan Commitments.

(a)           The Borrowers shall have the right, upon not less than three (3) Business Days’ prior written notice to the Agent, to terminate in whole or from time to time permanently reduce in part the unused portion of the Revolving Loan Commitments; provided, that after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Aggregate Revolver Outstandings would not exceed the aggregate Revolving Loan Commitments then in effect.  Any notice of termination given by Borrowers shall be irrevocable.

(b)           The Agent will promptly notify the Revolving Credit Lenders of any reduction in the Revolving Loan Commitments under this Section 3.3.  Upon any reduction of the Revolving Loan Commitments, the Revolving Loan Commitment of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Pro Rata Share of such reduction amount.

3.4           Repayment and Prepayment of the Revolving Loans; Reduction of Maximum Real Estate Loan Amount; Reduction of Maximum Amount.

(a)           FMC shall repay the outstanding principal balance of the Revolving Loans made to it, plus all accrued but unpaid interest thereon, on the Termination Date.  Any Borrower may prepay Revolving Loans at any time and from time to time in whole or in part, and reborrow subject to the terms of this Agreement.  In addition, and without limiting the generality of the foregoing, upon demand FMC shall pay to the Agent, for account of the Revolving Credit Lenders, the amount, without duplication, by which the Aggregate Revolver Outstanding exceeds the lesser of the Borrowing Base or the Maximum Amount.

(b)           Immediately upon receipt by any Loan Party of proceeds of any disposition of Mortgaged Property, (i) FMC shall repay the Revolving Loans in an amount equal to the lesser of (x) the Modified Net Proceeds of the sale of such Mortgaged Property and (y) the aggregate principal amount of the then outstanding Revolving Loans and (ii) the Maximum Real Estate Loan Amount (for the avoidance of doubt, the amount applicable both prior to or following the entry by the Bankruptcy Court of the Bidding Procedures Order) shall be permanently reduced by an amount equal to the sum of (X) the amount, if any, attributed to such Mortgaged Property in the calculation of the Borrowing Base at the time of its sale and (Y) twenty five percent (25%) of the excess of (I) the Modified Net Proceeds of the sale of such Mortgaged Property (or, in the case of a disposition of any Mortgaged Property as a portion of the assets disposed of in a disposition made in accordance with the Bidding Procedures Order, the appraised value (used in calculation of the most recent Borrowing Base) of such Mortgaged Property), over (II) the amount attributed to such Mortgaged Property in the calculation of the Borrowing Base.

(c)           Immediately upon any receipt by any Loan Party of proceeds of any disposition of any assets (excluding with respect to (i) Mortgaged Property, (ii) assets or other property received in exchange for any Equipment sold, traded-in or exchanged pursuant to Section 7.9(b) hereof and (iii) Inventory sold in the ordinary course of business), the Borrowers shall repay the Revolving Loans in an amount equal to all proceeds of such dispositions, net of (A) commissions and other customary transaction costs, fees and expenses properly attributable to such transaction and payable by a Loan Party in connection therewith (other than any amounts payable to any Affiliate), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent that such Liens are Permitted Liens), if any and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (the “Net Proceeds”), but without reduction of the Revolving Credit Commitments.

(d)           Following the sale of any Mortgaged Property or at any other time, in the event that the maximum amount of Debt that may be incurred hereunder from time to time that is permitted by the 2008 Senior Secured Debentures (without regard to that portion of any maximum amount calculated by reference to the Borrowing Base and without regard to any separate “carve-outs” or “caps” on Obligations under Bank Products or Hedge Agreements set forth therein) is reduced in accordance with the terms of the 2008 Senior Secured Debentures and, thereafter, such maximum amount does not exceed the Maximum Amount by seven million five hundred thousand Dollars ($7,500,000) (the amount of such deficiency, the “Senior Cap Deficiency Amount”), the Borrowers shall immediately repay the Revolving Loans (and the Maximum Amount shall be permanently reduced) in an amount equal to the Senior Cap Deficiency Amount.

(e)           In addition to the requirements of Sections 3.4(b) and 3.4(c) above, in the event that all or substantially all of either the Manufactured Homes Division or the Motor Homes Division (but not, for the avoidance of doubt, the Fleetwood Travel Trailers Division) is disposed of, then, immediately upon receipt by any Loan Party of proceeds of any such disposition, (a) the Maximum Amount shall be permanently reduced by an amount equal to (i) the aggregate amount attributed to the Eligible Accounts, Eligible Inventory and Real Estate Subfacility Assets included in the calculation of the Borrowing Base at the time of such sale which were disposed of in connection with such disposition less (ii) the face amount of all Letters of Credit mandated by a state with respect to such division’s workers’ compensation self insurance programs which remain outstanding as Obligations of the remaining Loan Parties under this Credit Agreement after giving effect to such disposition, but only if and for so long as such Letters of Credit remain outstanding and are cash collateralized with the proceeds of such disposition in an amount equal to one hundred five percent (105%) of the undrawn face amount thereof (it being understood and agreed that the Maximum Amount will be further reduced from time to time to extent such Letters of Credit no longer remain outstanding or are no longer so cash collateralized), and (b) the Unused Letter of Credit Subfacility shall be permanently reduced by any amount equal to the aggregate face amount of Letters of Credit that no longer remain outstanding under this Credit Agreement after giving effect to such disposition.

(f)            No provision contained in this Section 3.4 shall constitute a consent to an asset disposition that is otherwise not permitted by the terms of this Agreement.

3.5           [RESERVED].

3.6           Payments by the Borrowers.

(a)           All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Agent for the account of the Revolving Credit Lenders at the account designated by the Agent and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Los Angeles time) on the date specified herein.  Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue during such extension.

(b)           Whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

3.7           Payments as Revolving Loans.  At the election of the Agent, all payments of principal of or interest on the Revolving Loans, reimbursement obligations in connection with Letters of Credit and Credit Support for Letters of Credit, fees, premiums, reimbursable expenses and other sums and Obligations payable hereunder may be paid from the proceeds of Revolving Loans made hereunder.  Each Loan Party hereby irrevocably authorizes the Agent to charge the applicable Loan Account for the purpose of paying all amounts from time to time due from FMC or any Loan Party hereunder, under any other Loan Document or under the Applicable Order and agrees that all such amounts charged shall constitute Revolving Loans (including Non-Ratable Loans and Agent Advances).

3.8           Apportionment, Application and Reversal of Payments.  Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender).  All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts, or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Bank Products) then due to the Agent or the Lenders from the Borrowers; second, to pay interest due from such Borrower in respect of all Loans, including Non-Ratable Loans and Agent Advances; third, to pay or prepay principal of the Non-Ratable Loans and Agent Advances owed by the Borrowers; fourth, to pay or prepay principal of the Revolving Loans (other than Non-Ratable Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; fifth, if an Event of Default has occurred and is continuing to pay an amount to the Agent equal to all outstanding Letter of Credit Obligations of the Borrowers to be held as Cash Collateral for such Obligations; sixth, to the payment of any other Obligation (other than amounts related to Bank Products) due to the Agent or any Lender by the Borrowers and seventh, to pay any fees, indemnities or expense reimbursements related to Bank Products due to the Agent from the Borrowers.  Upon the occurrence and during the continuation of an Event of Default and, prior thereto in order to correct any error, the Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.  Notwithstanding any provision contained in this Section 3.8, in the event of any conflict between this Agreement and the Applicable Order, the terms and provisions of the Applicable Order shall control and govern.

3.9           Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent, any Lender, the Bank or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent, such Lender, the Bank or any Affiliate of the Bank and the Borrowers shall be liable to pay to the Agent and the Lenders, and hereby indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender, the Bank or any Affiliate of the Bank in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 3.9 shall survive the termination of this Agreement.

3.10         The Agent’s and Lenders’ Books and Records; Monthly Statements.  The Agent shall record the principal amount of the Loans owing to each Lender, the undrawn face amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books.  In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records.  Failure by the Agent or any Lender to make such notation shall not affect the obligations of the applicable Borrower with respect to the Loans or the Letters of Credit.  Each Borrower agrees that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument.  The Agent will provide to the Borrowers a monthly statement of Loans, payments, and other transactions pursuant to this Agreement.  Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8 and corrections of errors discovered by the Agent), unless the Borrowers notify the Agent in writing to the contrary within thirty (30) days after such statement is rendered.  In the event a timely written notice of objections is given by the Borrowers, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.

ARTICLE 4

TAXES, YIELD PROTECTION, ILLEGALITY AND SUPER-PRIORITY

4.1           Taxes.

(a)           Any and all payments by the Borrowers to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes.  In addition, the Borrowers shall pay all Other Taxes in accordance with applicable law.

(b)           Each Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.1) paid by any Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within thirty (30) days after the date such Lender or the Agent makes written demand therefor.

(c)           If a Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

(i)            the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.1) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)           such Borrower shall make such deductions and withholdings;

(iii)          such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)          such Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           At the Agent’s request, within thirty (30) days after the date of any payment by a Borrower of Taxes or Other Taxes, such Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.  If any Borrower determines in good faith that a reasonable basis exists for contesting any Taxes or Other Taxes, at the request of such Borrower, the relevant Lender shall cooperate with such Borrower in challenging such Tax or Other Tax at such Borrower’s expense (but shall have no obligation to disclose any confidential information with respect to such Lender).  No Lender shall have any obligation to contest any Tax or Other Tax, except to cooperate with the Borrowers in any contest requested by a Borrower as provided herein.  If any Lender becomes aware that it has received a refund for any Tax or Other Tax for which a payment has been made to it by the Borrowers under this Section 4.1, which in the good faith judgment of such Lender is allocable to such payment, the amount of such refund shall be paid to the applicable Borrower(s) to the extent that such Borrower(s) have paid in full the payments required by this Section 4.1.

(e)           If a Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection (c) of this Section 4.1, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

4.2           [RESERVED].

4.3           Increased Costs and Reduction of Return.  If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Credit Commitments, Loans, credits or obligations under this Agreement, then, promptly upon demand of such Lender to the Borrowers through the Agent, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

4.4           Funding Losses.  FMC shall reimburse each Revolving Credit Lender and hold each Revolving Credit Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of the failure of the applicable Borrower(s) to borrow a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing.  The Borrowers shall also pay any customary administrative fees charged by any Lender in connection with the foregoing.

4.5           [RESERVED].

4.6           Certificates of the Agent.

(a)           If any Lender claims reimbursement or compensation under this Article 4 (an “Affected Lender”), the Agent shall determine the amount thereof and shall deliver to the Borrowers (with a copy to the Affected Lender) a certificate setting forth in reasonable detail the amount payable to the Affected Lender, and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest or demonstrable error.

(b)           Without limiting its obligations to reimburse an Affected Lender for compensation theretofore claimed by an Affected Lender pursuant to this Article 4, Borrowers may, within sixty (60) days following any demand by an Affected Lender, request that one or more Persons that are Eligible Assignees and that are approved by the Agent (which approval shall not be unreasonably withheld) purchase all (but not part) of the Affected Lender’s then outstanding Loans, and assume its Pro Rata Share of the Revolving Credit Commitments and its obligations hereunder; provided that such request may not be made, and the Agent and the Lenders shall have no obligations under this Section 4.6(b), if and to the extent that the basis for any such reimbursement or compensation with respect to such Affected Lender is, in the judgment of the Agent, applicable to the Required Lenders or has resulted or could reasonably be expected to result in any claim for reimbursement or compensation under this Article 4 by the Required Lenders.  If one or more such Eligible Assignees so agree in writing (each, an “Assuming Lender,” and collectively, the “Assuming Lenders”), the Affected Lender shall assign its Pro Rata Share of the Revolving Credit Commitments, together with the outstanding Revolving Loans, to the Assuming Lender or Assuming Lenders in accordance with Section 11.2.  On the date of any such assignment, the Affected Lender which is being so replaced shall cease to be a “Lender” for all purposes of this Agreement and shall receive (x) from the Assuming Lender or Assuming Lenders the principal amount of its outstanding Loans and (y) from Borrowers all interest and fees accrued and then unpaid with respect to such Loans, together with any other amounts then payable to such Lender by Borrowers.

4.7           Super Priority Nature of Obligations and Lenders’ Liens.

(a)           All Obligations shall constitute administrative expenses of the Loan Parties in the Chapter 11 Cases, with administrative priority and senior secured status under Sections 364(c) and 364(d) of the Bankruptcy Code as set forth in the Interim Order and the Final Order.  The adequate protection Liens granted to the Bank on behalf of itself and the Existing Lenders under the Third Amended and Restated Credit Agreement shall be rolled up and replaced with the Liens granted in connection with this Agreement and in each case such Liens shall be subject to the Carve-Out and the Exceptions as provided herein.

(b)           Subject to the Carve-Out and any other amounts expressly provided for in the Interim Order and the Final Order, the administrative claim in connection with the Obligations shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, and shall at all times be senior to the rights of the Loan Parties, the Loan Parties’ estates, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.  The Liens granted to the Lenders on the Collateral owned by the Loan Parties, and the priorities accorded to the Obligations shall have the priority and senior secured status afforded by Sections 364(c) and 364(d)(l) of the Bankruptcy Code (all as more fully set forth in the Interim Order and Final Order) senior to all claims and interests (including, without limitation, the Trust Estate Liens) other than the Exceptions.  All of the Liens granted to the Agent on behalf of itself and on behalf of the Existing Lenders with respect to the Third Amended and Restated Credit Agreement (including, without limitation, the adequate protection liens granted to the Agent on behalf of itself and on behalf of the Existing Lenders (together with all Obligations (as defined in the Third Amended and Restated Credit Agreement), including, without limitation, all indemnity, reimbursement and other contingent obligations under the Third Amended and Restated Credit Agreement that may or may not yet have been identified or asserted)) shall be rolled up and replaced with the Liens granted in connection with this Agreement and, in each case, such Liens and contingent obligations shall be subject to the Carve-Out and the Exceptions.

(c)           The Agent’s Liens on the Collateral owned by the Loan Parties and the Agent’s and the Lenders’ respective administrative claims under Sections 364(c)(l) and 364(d) of the Bankruptcy Code afforded the Obligations shall also have priority over any claims arising under Section 506(c) of the Bankruptcy Code subject and subordinate only to (i) the Carve-Out and (ii) the Exceptions; provided, that the Carve-Out shall not include any fees and disbursements for the investigation of, preparation for, or commencement or prosecution of, any claims or proceedings against (x) the Agent or the Lenders or their claims or security interests in or Liens on, the Collateral whether under this Agreement or any other Loan Document and (y) any agent or lender under the Third Amended and Restated Credit Agreement or their claims or security interests in connection with the Third Amended and Restated Credit Agreement or any of the loan documents or instruments entered into in connection therewith other than fees or disbursements of the Committee in connection with such an investigation in an amount not to exceed ten thousand Dollars $(10,000).  Any payment or reimbursement made either directly by the Agent or any Lender at any time, or by or on behalf of the Debtors on or after the occurrence of an Event of Default or the Termination Date, in respect of any Post-Trigger Claims shall permanently reduce the Carve-Out Cap on a dollar-for-dollar basis.  The Agent’s and the Lenders’ obligation to fund or otherwise pay any fees or expenses under the Carve-Out shall be added to and made a part of the Obligations, secured by the Collateral, and entitle the Agent and the Lenders to all of the rights, claims, liens, priorities and protections under this Applicable Order, the Loan Documents, the Bankruptcy Code or applicable law.  Payment of any fees or expenses under the Carve-Out, whether by or on behalf of the Agent or any Lender, shall not and shall not be deemed to reduce the Obligations, and shall not and shall not be deemed to subordinate any of the Agent’s and the Lenders’ liens and security interests in the Collateral or their Superpriority Claims (as defined in the Applicable Order) to any junior pre- or post-petition lien, interest or claim in favor of any other party.  Except as otherwise provided herein with respect to the Carve-Out, the Agent and the Lenders shall not, under any circumstance, be responsible for the direct payment or reimbursement of any fees or disbursements of any professionals incurred in connection with the Chapter 11 Cases under any chapter of the Bankruptcy Code, and nothing in this Interim Order shall be construed to obligate the Agent or any Lender in any way, to pay compensation to or to reimburse expenses of any professional, or to ensure that the Borrowers have sufficient funds to pay such compensation or reimbursement.

(d)           Except as set forth herein or in the Final Order, no other claim having a priority superior or pari passu to that granted to the Agent and the Lenders by the Final Order shall be granted or approved while any Obligations under this Agreement remain outstanding.  Except for the Carve-Out, no costs or expenses of administration shall be imposed against the Agent, the Lenders or any of the Collateral or the Agent and any of the Lenders under the Third Amended and Restated Credit Agreement or the Collateral (as defined in the Third Amended and Restated Credit Agreement) under Sections 105, 506(c) or 552 of the Bankruptcy Code, or otherwise, and each of the Borrowers hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105, 506(c) or 552, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against the Agent or the Lenders or the Agent or the Lenders under the Third Amended and Restated Credit Agreement.

4.8         Payment of Obligations.  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

4.9         No Discharge; Survival of Claims.  Each Loan Party agrees that (a) the Obligations (and all liens securing such Obligations) hereunder shall not be discharged or released by the entry of an order confirming a plan of reorganization in any Chapter 11 Case (and each Loan Party pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge or release) and (ii) the super-priority administrative claim granted to the Agent and the Lenders pursuant to the Interim Order and Final Order and described in Section 4.7, and the Liens granted to the Agent pursuant to the Interim Order and Final Order and described in Section 4.7, shall not be affected in any manner by the entry of an order confirming a plan of reorganization in any Chapter 11 Case, upon any conversion to a case under Chapter 7 of the Bankruptcy Code, or upon dismissal of any bankruptcy case.

4.10       Release.  Each Loan Party hereby acknowledges, effective upon entry of the Final Order, that the Loan Parties and any of their Subsidiaries have no defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the Loan Parties’ or their Subsidiaries’ liability to repay the Agent or any Lender as provided in this Agreement or in the Third Amended and Restated Credit Agreement or to seek affirmative relief or damages of any kind or nature from the Agent or any Lender.  The Loan Parties, on behalf of their bankruptcy estates, and on behalf of all their successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, hereby fully, finally and forever releases and discharges the Agent and the Lenders and all of the Agent’s and the Lenders’ past and present officers, directors, servants, agents, attorneys, other professionals, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, existing on or prior to the Closing Date against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Interim Order, the Final Order, the transactions contemplated thereby, the Third Amended and Restated Credit Agreement and the transactions contemplated thereby, the parties’ Prepetition and Postpetition relationship, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

4.11       Waiver of any Priming Rights.  Upon the Closing Date, and on behalf of themselves and their estates, and for so long as any Obligations shall be outstanding, each Loan Party hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations.

4.12       Survival.  The agreements and obligations of the Borrowers in this Article 4 shall survive the payment of all other Obligations.

ARTICLE 5

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

5.1         Books and Records.  Fleetwood shall, and shall cause each of its Subsidiaries to maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a).  Fleetwood shall, and shall cause each of its Subsidiaries to, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP.  Fleetwood shall, and shall cause each Loan Party to maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Agent or any Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral in any material respect.

5.2         Financial Information.  Fleetwood shall, and shall cause each of its Subsidiaries to promptly furnish to each Lender, all such financial information as the Agent shall reasonably request.  Without limiting the foregoing, Fleetwood and the Borrowers will furnish to the Agent, in sufficient copies for distribution by the Agent to each Lender, in such detail as the Agent or the Lenders shall request, the following:

(a)         As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, consolidated audited balance sheets, and income statements, cash flow statements and changes in stockholders’ equity for Fleetwood and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of Fleetwood and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP.  Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified in any respect of independent certified public accountants selected by Fleetwood and reasonably satisfactory to the Agent.  Fleetwood and the Borrowers hereby authorize the Agent to communicate directly with their certified public accountants and, by this provision, authorize those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to Fleetwood and its Subsidiaries and to discuss directly with the Agent, in the presence of Fleetwood, the finances and affairs of Fleetwood and its Subsidiaries.

(b)         As soon as available, but in any event not later than forty-five (45) days after the end of the first three Fiscal Quarters of any Fiscal Year, consolidated unaudited balance sheets of Fleetwood and its consolidated Subsidiaries as at the end of such Fiscal Quarter, and consolidated unaudited income statements and cash flow statements for Fleetwood and its consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail, fairly presenting the financial position and results of operations of Fleetwood and its consolidated Subsidiaries as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a).  Fleetwood shall certify by a certificate signed by its chief financial officer or chief accounting officer that all such statements have been prepared in accordance with GAAP and present fairly the financial position of Fleetwood and its Subsidiaries as at the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments and to the absence of footnotes required by GAAP.

(c)         As soon as available, but in any event no later than thirty (30) days (or, in the case of the first fiscal month after the end of each Fiscal Year, sixty (60) days) after the end of each fiscal month (other than any month which is also the end of a Fiscal Quarter) after the Closing Date beginning with fiscal month ending April 30, 2009, consolidated unaudited balance sheets of Fleetwood and its consolidated Subsidiaries as at the end of such fiscal month, and consolidated unaudited income statements and consolidated unaudited cash flow statements for Fleetwood and its consolidated Subsidiaries for such fiscal month and for the period from the beginning of the Fiscal Year to the end of such fiscal month, all in reasonable detail, fairly presenting the financial position and results of operations of Fleetwood and its consolidated Subsidiaries as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a); provided that for fiscal month ending April 30, 2009, such financial statements shall be for the period beginning March 10, 2009 and ending April 30, 2009.  Fleetwood shall certify by a certificate signed by its chief financial officer or chief accounting officer that all such statements have been prepared in accordance with GAAP and present fairly the financial position of Fleetwood and its Subsidiaries as at the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments and the absence of footnotes required by GAAP.

(d)         With each of the audited Financial Statements delivered pursuant to Section 5.2(a), a certificate of the independent certified public accountants that examined such statement to the effect that they have reviewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default with respect to any covenant, except for those, if any, described in reasonable detail in such certificate.

(e)         Within forty-five (45) days after the end of each Fiscal Quarter, a certificate of the chief financial officer, chief accounting officer, vice president-treasurer or vice president-controller of Fleetwood stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, which shall have been true and correct as of such date, (B) the Loan Parties are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, (C) no Default or Event of Default then exists or existed during the period covered by the Financial Statements for such Fiscal Quarter, (D) describing and analyzing in reasonable detail all material trends, changes, and developments in each and all Financial Statements; and (E) explaining the variances of the figures in the corresponding Projections and prior Fiscal Year financial statements.  If any such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action Loan Parties have taken or propose to take with respect thereto.

(f)          No sooner than sixty (60) days prior to and not more than thirty (30) days after the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated balance sheets, income statements and consolidated cash flow statements) for Fleetwood and its Subsidiaries as at the end of and for each quarter of such Fiscal Year.

(g)         A copy of each annual report or other filing filed with the PBGC or the IRS with respect to each Plan of Fleetwood and its Subsidiaries (A) upon the request of the Agent or (B) in the event such filing reflects a significant change with respect to the matters covered thereby, within three (3) Business Days after the filing thereof.

(h)         If requested by the Agent, promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by Fleetwood or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent or received by Fleetwood or any of its Subsidiaries to or from the holders of any equity interests of Fleetwood or any of its Subsidiaries (other than routine non-material correspondence sent by shareholders of Fleetwood to Fleetwood) or any such Subsidiary or of any Debt of Fleetwood or any of its Subsidiaries registered under the Securities Act or to or from the trustee under any indenture under which the same is issued.

(i)          As soon as available, but in any event not later than fifteen (15) days after any Loan Party’s receipt thereof, a copy of all management reports and management letters prepared for any Loan Party by any independent certified public accountants.

(j)          If requested by the Agent, promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which Fleetwood makes available to its shareholders.

(k)         If requested by the Agent, promptly after filing with the IRS, a copy of each tax return filed by Fleetwood or by any of its Subsidiaries.

(l)          No later than Wednesday of each week, a schedule of the Borrowers’ Accounts created, credits given, cash collected and other adjustments to Accounts since the last schedule, together with a Borrowing Base Certificate as of the end of the preceding week (a “Weekly Borrowing Base Certificate”) and all supporting information in accordance with Section 9 of the Security Agreement.

(m)        Not later than fifteen (15) days after each Fiscal Quarter, a report, in form and substance satisfactory to the Agent, with respect to the Repurchase Obligations.

(n)         [RESERVED].

(o)         Such additional information as any Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of Fleetwood or any Subsidiary.

(p)         Concurrent with the delivery of each Weekly Borrowing Base Certificate delivered immediately prior the commencement of each fiscal month in accordance with Section 5.2(l), a report listing forecasted Availability for such fiscal month and each of the next two subsequent fiscal months thereafter in a form reasonably satisfactory to the Agent.

(q)         Promptly following delivery or service thereof, copies of all monthly reports, projections, or other information respecting the Borrowers’ or any Subsidiary of any Borrower’s business or financial condition or prospects as well as all pleadings, motions, applications and judicial information filed by or on behalf of the Borrowers with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee, at the time such document is filed with the Bankruptcy Court, or provided by or, to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee.

(r)          On the date of this Agreement and no later than by Thursday of the first Measurement Period and each subsequent Measurement Period thereafter, a thirteen week cash flow budget covering such week and the immediately following twelve weeks in form and substance satisfactory to the Agent and the Required Lenders.

(s)         By the end of the day four (4) Business Days following the last day of each Measurement Period, a report stating whether the Borrowers are in compliance with the conditions set forth in Section 7.22 together with supporting detail reasonably acceptable to the Agent, which supporting detail shall include, without limitation, statements of weekly and cumulative variances for the applicable six (6) Measurement Period testing period in any Line Item for expenditures.

(t)          By the end of the day four (4) Business Days following the Closing Date and, thereafter, concurrent with the delivery of each Weekly Borrowing Base Certificate delivered immediately prior the commencement of each fiscal month in accordance with Section 5.2(l), a current report listing (i) the date of expiration for all then outstanding Letters of Credit, (ii) with respect to each such Letter of Credit that contains “evergreen” or automatic renewal provisions, the Letter of Credit Lender Indication Date and the Letter of Credit Issuer Indication Date (in each case as defined in Section 1.4(b)), (iii) the status of completion (including approximate percentage of completion) of each underlying project (and phases thereof) in respect of which the beneficiary of any Letter of Credit has issued of a letter of credit, surety bond, indemnity, performance or other similar bond or instrument for the benefit of any Loan Party, (iv) the estimated date of completion each such underlying project (and phase thereof), (v) a description of anticipated additional projects (and phases thereof) the effect of which is to increase the exposure of the Letter of Credit Issuer under outstanding Letters of Credit in respect of which the beneficiary thereof has issued of a letter of credit, surety bond indemnity, performance or other similar bond or instrument for the benefit of any Loan Party and (vi) the Borrowers’ calculation of the face amount of any Letter of Credit in excess of the amount necessary to cause the beneficiary thereof to issue the letters of credit, surety bonds, indemnity, performance or other similar bonds or instrument for the benefit of any Loan Party then outstanding or otherwise anticipated to be necessary in connection with the existing and anticipated additional projects (and phases thereof) described in clauses (iii), (iv) and (v) above.

5.3          Notices to the Lenders.  Fleetwood or the Borrowers shall notify the Agent and the Lenders in writing of the following matters at the following times:

(a)         Promptly, and, in any event, within two (2) Business Days, after becoming aware of any Default or Event of Default;

(b)         Promptly, and, in any event, within two (2) Business Days, after becoming aware of the assertion by the holder of any Capital Stock of Fleetwood or of any Subsidiary or the holder of any Debt of Fleetwood or any Subsidiary in a face amount in excess of one million Dollars ($1,000,000) that a default exists with respect thereto or that Fleetwood or such Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance; and promptly, but, in any event within two (2) Business Days, after becoming aware of the assertion that any Repurchase Obligations of five hundred thousand Dollars ($500,000) or more payable in cash shall have become due and payable;

(c)         Promptly, and, in any event, within two (2) Business Days, after becoming aware of any event or circumstance (other than general economic trends) which could reasonably be expected to have a Material Adverse Effect;

(d)         Promptly, and, in any event, within two (2) Business Days, after becoming aware of any pending or threatened action, suit, or proceeding, by any Person, or any pending or threatened investigation by a Governmental Authority, other than in connection with the Chapter 11 Cases, which if adversely determined would reasonably be expected to have a Material Adverse Effect;

(e)         Promptly, and, in any event, within two (2) Business Days, after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting Fleetwood or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(f)          Promptly, and, in any event, within two (2) Business Days, after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting Fleetwood or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;

(g)         Promptly, and, in any event, within two (2) Business Days, after receipt of any notice of any violation by Fleetwood or any of its Subsidiaries of any Environmental Law which could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that Fleetwood or any Subsidiary is not in compliance in any material respect with any Environmental Law or is investigating Fleetwood’s or such Subsidiary’s compliance therewith;

(h)         Promptly, and, in any event, within two (2) Business Days, after receipt of any written notice that Fleetwood or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that Fleetwood or any Subsidiary is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of one million Dollars ($1,000,000);

(i)          Promptly, and, in any event, within two (2) Business Days, after receipt of any written notice of the imposition of any Environmental Lien against any property of Fleetwood or any of its Subsidiaries;

(j)          Any change in any Loan Party’s name, state of organization, locations of Collateral, or form of organization, trade names under which it will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto;

(k)         Within ten (10) Business Days after Fleetwood or any ERISA Affiliate knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

(l)          Upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within three (3) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following:  (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by Fleetwood or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by either Fleetwood or any ERISA Affiliate;

(m)        Upon request, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan; and within three (3) Business Days after receipt thereof by Fleetwood or any ERISA Affiliate, copies of the following:  (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability;

(n)         Within three (3) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase the annual costs of Fleetwood and its Subsidiaries with respect thereto by an amount in excess of one million Dollars ($1,000,000) or the establishment of any new Plan or the commencement of contributions to any Plan to which Fleetwood or any ERISA Affiliate was not previously contributing; or (ii) any failure by Fleetwood or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment;

(o)         Within three (3) Business Days after Fleetwood or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur:  (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan; or

(p)         On or prior to the date that is five (5) Business Days prior to the date any Loan Party is intended to enter into (i) any reimbursement obligation relating to a letter of credit, surety bond or similar instrument  in respect of which (A) such Loan Party is to be an “obligor” and any third party is to be an “obligee” and (B) such obligee is intended to be the beneficiary under an existing or newly requested Letter of Credit; or (ii) any other transaction or series of related transactions the effect of which is to increase the exposure of the Letter of Credit Issuer or any Lender hereunder under any existing or newly requested Letter of Credit (for the avoidance of doubt, regardless of whether the Borrowers intend to seek an increase in the face amount of any existing Letter of Credit otherwise in accordance with the terms hereof).

Each notice given under this Section 5.3 shall describe the subject matter thereof in reasonable detail, and shall set forth the action that Fleetwood, its Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE 6

GENERAL WARRANTIES AND REPRESENTATIONS

Fleetwood and the Borrowers warrant and represent to the Agent and the Lenders that except as hereafter disclosed to and accepted by the Agent and the Required Lenders in writing:

6.1         Authorization, Validity, and Enforceability of this Agreement and the Loan Documents.  Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), each Loan Party has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Agent Liens upon and security interests in the Collateral.  Each Loan Party has taken all necessary action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party.  Subject to the entry of the Interim Order (or the Final Order, when applicable) by the Bankruptcy Court, this Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by each Loan Party which is a party thereto, and constitutes the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to the effect of general principles of equity.  Upon entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), each Loan Party’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of

Fleetwood or any of its Subsidiaries, by reason of the terms of (a) except as prohibited or excused by the Applicable Order or by reason of commencement of the Chapter 11 Cases, any material contract, mortgage, lease, agreement, indenture, or instrument to which Fleetwood or any of its Subsidiaries is a party or which is binding upon it, the breach of which could reasonably be expected to result in a Material Adverse Effect, (b) any Requirement of Law applicable to Fleetwood or any of its Subsidiaries, the violation of which could reasonably be expected to result in a Material Adverse Effect or (c) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement (or other organizational documents) of Fleetwood or any of its Subsidiaries.

6.2         Validity and Priority of Security Interest.  Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), the provisions of this Agreement, the Mortgages, and the other Loan Documents (upon recordation thereof) create legal and valid Liens on all the Collateral in favor of the Agent for the ratable benefit of the Agent and the Revolving Credit Lenders and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral (subject to the Carve-Out and the Exceptions) securing all the Obligations, and enforceable against the Loan Parties and all third parties.  Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), the Liens on the Collateral shall constitute super-priority perfected Liens in favor of the Agent, for the ratable benefit of the Agent and the Lenders, except, in each case, (i) subject to the Exceptions, (ii) subject to the Carve-Out and (iii) to the extent permitted by the Security Agreement.  All of the Liens granted to the Agent on behalf of itself and on behalf of the Existing Lenders with respect to the Third Amended and Restated Credit Agreement (including, without limitation, the adequate protection liens granted to the Agent on behalf of itself and on behalf of the Existing Lenders (together with all Obligations (as defined in the Third Amended and Restated Credit Agreement), including, without limitation, all indemnity, reimbursement and other contingent obligations under the Third Amended and Restated Credit Agreement that may or may not yet have been identified or asserted)) shall be rolled up and replaced with the Liens granted in connection with this Agreement and, in each case, such Liens and contingent obligations shall be subject to the Carve-Out and the Exceptions.

6.3         Organization and Qualification.  Each Loan Party (a) is duly organized or incorporated and validly existing in good standing (except by reason of the commencement of the Chapter 11 Cases) under the laws of the state of its organization or incorporation, (b) is qualified to do business and is in good standing (except by reason of the commencement of the Chapter 11 Cases) in the jurisdictions set forth on Schedule 6.3 hereto which are the only jurisdictions in which qualification is material to the conduct of its business and (c) subject to the entry of the Interim Order (or the Final Order, when applicable) by the Bankruptcy Court and compliance with any applicable conditions of the Bankruptcy Code, has all requisite power and authority to conduct its business and to own its property.

6.4         Corporate Name; Prior Transactions.  Except as set forth on Schedule 6.4 hereto no Loan Party has, during the five (5) years prior to the Closing Date, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.

6.5         Subsidiaries and Affiliates.  Schedule 6.5 hereto, and as the same may be amended after the Closing Date with the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed), is a correct and complete list of the name and relationship to Fleetwood of each and all of its Subsidiaries and, to the knowledge of Fleetwood and the Borrowers, their other Affiliates.  Each Subsidiary which is not a Loan Party is (a) duly incorporated or organized and validly existing in good standing (except by reason of the commencement of the Chapter 11 Cases) under the laws of its state of incorporation or organization set forth on Schedule 6.5 hereto, and as the same may be amended after the Closing Date with the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed), and (b) qualified to do business and in good standing in each jurisdiction in which the failure to so qualify or be in good standing (except by reason of the commencement of the Chapter 11 Cases) would reasonably be expected to have a material adverse effect on any such Subsidiary’s business, operations, property, or condition (financial or otherwise) and (c) has all requisite power and authority to conduct its business and own its property.  The aggregate amount of assets owned by the Subsidiaries of Fleetwood that are identified as Inactive Subsidiaries as of the Closing Date on Schedule 6.5 is less than two hundred and fifty thousand Dollars ($250,000), the revenues of each Subsidiary of Fleetwood that is identified as an Inactive Subsidiary as of the Closing Date on Schedule 6.5 is less than one million Dollars ($1,000,000) and none of the assets owned by the Subsidiaries of Fleetwood that are identified as Inactive Subsidiaries or Excluded Subsidiaries on Schedule 6.5 are included in the calculation of the Borrowing Base pursuant to this Agreement.

6.6         Financial Statements and Projections.

(a)           Fleetwood has delivered to the Agent and the Lenders the audited balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity for Fleetwood and its consolidated Subsidiaries as of April 28, 2008, accompanied by the report thereon of its independent certified public accountants, Ernst & Young.  Fleetwood has also delivered to the Agent and the Lenders the unaudited balance sheet and related statements of income and cash flows for Fleetwood and its consolidated Subsidiaries as of the fiscal month ending January 31, 2009.  Such financial statements are attached hereto as Exhibit B.  All such financial statements have been prepared in accordance with GAAP and present accurately and fairly in all material respects the financial position of Fleetwood and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then ended, subject in the case of the unaudited statements to normal year end audit adjustments and to the omission of footnotes required by GAAP.

(b)           The Projections submitted to the Lenders on the date hereof and attached hereto as Schedule 6.6 represent the good faith estimate by the Borrowers of the future financial performance of Fleetwood and its consolidated Subsidiaries for the periods set forth therein.  Such Projections have been prepared on the basis of the assumptions set forth therein, which the Borrowers believe are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lenders but include future payments of known contingent liabilities disclosed to the Lenders.

6.7         Capitalization.  Schedule 6.7 hereto sets forth the capitalization of Fleetwood and its Subsidiaries and all of the authorized and issued Capital Stock of each such Person.  All outstanding Capital Stock has been validly issued, and is fully paid and non-assessable.  All of the Capital Stock of Subsidiaries is owned, beneficially and of record, by the Person set forth on such Schedule 6.7.

6.8         [RESERVED].

6.9         Debt.  Fleetwood and its Subsidiaries have no Debt on the Closing Date, except (a) the Obligations, (b) the Subordinated Debt and the 2008 Senior Secured Debentures, in an aggregate original principal amount outstanding on the Closing Date of not more than two hundred and forty-two million six hundred thousand Dollars ($242,600,000), and the Trust Securities also outstanding on the Closing Date, (c) the 2008 Mortgage Debt, (d) Debt described on Schedule 6.9 hereto (which includes Permitted Life Insurance Policy Debt), (e) Guaranties entered into in accordance with Section 7.12 and (f) other Debt in an aggregate amount of not more than five million Dollars ($5,000,000).

6.10       Distributions.  Since June 12, 2001, no Distribution has been declared, paid, or made upon or in respect of any Capital Stock or other securities of Fleetwood or any of its Subsidiaries, except as permitted by Section 7.10.

6.11       Real Estate; Leases.  Schedule 6.11 (i) sets forth, as of the Closing Date, a correct and complete list of all Real Estate owned in fee simple by Fleetwood or any of its Subsidiaries, all leases and subleases of real or personal property held by Fleetwood or any of its Subsidiaries as lessee or sublessee (other than leases of personal property as to which Fleetwood or any of its Subsidiaries is lessee or sublessee for which the value of such personal property covered by such lease in the aggregate is less than five hundred thousand Dollars ($500,000)), and all leases and subleases of real or personal property held by Fleetwood or any of its Subsidiaries as lessor, or sublessor and (ii) accurately identifies all idle and non-idle Existing Real Estate Subfacility Assets, all idle and non-idle Additional Real Estate Subfacility Assets, the Closing Date Encumbered Real Estate Asset, Real Estate assets owned by the entities constituting the Fleetwood Travel Trailers Division, Real Estate assets owned by the entities constituting the Manufactured Homes Division and Real Estate assets owned by the entities constituting the Motor Homes Division.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and to the knowledge of Fleetwood and the Borrowers no material default by any party to any such lease or sublease exists.  Fleetwood and its Subsidiaries have good and marketable title in fee simple to the Real Estate identified on Schedule 6.11 as owned by Fleetwood or any of its Subsidiaries, or valid leasehold interests in all Real Estate designated therein as “leased” by Fleetwood or any of its Subsidiaries and Fleetwood and its Subsidiaries have good, indefeasible, and merchantable title to all of its other property reflected on the most recent Financial Statements delivered to the Agent and the Lenders, except as disposed of in the ordinary course of business or as otherwise permitted by Section 7.9 since the date thereof, free of all Liens except Permitted Liens.

6.12       Proprietary Rights.  Schedule 6.12 hereto and as the same may be amended after the Closing Date with the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed), sets forth a correct and complete list of all of the Proprietary

Rights of the Loan Parties that are material to the conduct of the businesses of the Loan Parties (other than commercially available third party software).  As of the Closing Date, none of such Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.12 and as the same may be amended after the Closing Date with the consent of the Agent (such consent not to be unreasonably withheld).  To the knowledge of Fleetwood and the Borrowers, none of the Proprietary Rights infringes on or conflicts with any other Person’s property, and, to the knowledge of Fleetwood and the Borrowers no other Person’s property infringes on or conflicts with such Proprietary Rights, except in each case where such infringement or conflict could not reasonably be expected to result in a Material Adverse Effect.  The Proprietary Rights described on Schedule 6.12 and as the same may be amended after the Closing Date with the consent of the Agent (such consent not to be unreasonably withheld), constitute all of the property of such type material to the current and anticipated future conduct of the business of the Loan Parties.

6.13       Trade Names.  All material trade names or styles under which any Loan Party will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 6.13 hereto.

6.14       Litigation.  Other than the Chapter 11 Cases and except as set forth on Schedule 6.14 and as the same may be amended after the Closing Date with the consent of the Agent (such consent not to be unreasonably withheld), there is no pending, or to the best knowledge of Fleetwood and the Borrowers threatened, action, suit, proceeding, or counterclaim by any Person, or to the best knowledge of Fleetwood and the Borrowers, investigation by any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

6.15       Labor Disputes.  Except as set forth on Schedule 6.15 hereto (a) there is no collective bargaining agreement or other labor contract covering employees of Fleetwood or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of Fleetwood or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best knowledge of the Borrowers) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting Fleetwood or its Subsidiaries or their employees.

6.16       Environmental Laws.  Except as otherwise disclosed on Schedule 6.16 hereto:

(a)           Fleetwood and its Subsidiaries have complied in all material respects with all Environmental Laws and neither Fleetwood nor any Subsidiary nor any of its presently owned real property or presently conducted operations, nor its previously owned real property or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b)         Fleetwood and its Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, the absence of which could reasonably be expected to have a Material Adverse Effect, and all such permits are in good standing and Fleetwood and its Subsidiaries are in compliance with all material terms and conditions of such permits.

(c)         Neither Fleetwood nor any of its Subsidiaries, nor, to the best knowledge of Fleetwood and the Borrowers, any of its predecessors in interest, has stored, treated or disposed of any hazardous waste in violation of applicable law, except for any such violation as could not reasonably be expected to have a Material Adverse Effect.

(d)         Neither Fleetwood nor any of its Subsidiaries has, as of the Closing Date, received any summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e)         To the best knowledge of Fleetwood and the Borrowers, as of the Closing Date, none of the present or past operations of Fleetwood and its Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f)          There is not now, nor to the best knowledge of Fleetwood and the Borrowers has there ever been on or in the Real Estate currently owned or leased by Fleetwood and its Subsidiaries:

(i)              any underground storage tanks or other than those maintained and/or closed in compliance in all material respects with applicable laws or surface impoundments,

(ii)             any asbestos-containing material that is friable, except such as has been removed in compliance in all material respects with Environmental Laws, or

(iii)            any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment, other than those maintained in compliance in all material respects with Environmental Laws.

(g)         Neither Fleetwood nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

(h)         Neither Fleetwood nor any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on Fleetwood or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(i)          None of the products currently manufactured, distributed or sold by Fleetwood or any of its Subsidiaries contain asbestos containing material.

(j)          No Environmental Lien has attached to the Real Estate owned or leased by Fleetwood and its Subsidiaries.

6.17         No Violation of Law.  Neither Fleetwood nor any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

6.18         No Default.  Except for defaults and cross-defaults arising solely by reason of filing the Chapter 11 Cases, and defaults and cross-defaults set forth on Schedule 6.18, neither Fleetwood nor any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which Fleetwood or such Subsidiary is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect (other than merely a Material Adverse Effect on the financial condition of the Fleetwood or its Subsidiary arising solely by reason of the creation of an unsecured prepetition claim).

6.19           ERISA Compliance.  Except as specifically disclosed in Schedule 6.19 hereto:

(a)         Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of Fleetwood and the Borrowers, nothing has occurred which would cause the loss of such qualification.  Fleetwood and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)         There are no pending or, to the best knowledge of Fleetwood and Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)         (i) Other than an ERISA Event consisting of either the filing of the Chapter 11 Cases or the liquidation of any Loan Party subject to the Chapter 11 Cases, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Fleetwood nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under

Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Fleetwood nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither Fleetwood nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.20       Taxes.  Fleetwood and its Subsidiaries have filed all federal income and other material federal, provincial, state and other tax returns required by law to be filed, and have paid all federal income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien or are being contested in good faith by appropriate proceedings.  Fleetwood and its Subsidiaries have withheld and paid over all taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements in connection with amounts paid or owing, to any employee, creditor, independent contractor or other third party.

6.21       Regulated Entities.  None of Fleetwood, any Person controlling Fleetwood, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940.  No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

6.22       Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely to (i) pay fees in connection with the senior secured, super-priority revolving credit facility set forth in this Agreement, (ii) issue and/or maintain Letters of Credit in accordance with Section 1.4, (iii) provide Credit Support in connection with such Letters of Credit, (iv) fund the ongoing post-petition working capital needs and other general corporate purposes of the Borrowers, (v) pay expenses constituting the Carve-Out and (vi) fund the payment of such pre-petition and other out of the ordinary course of business expenses of the Borrowers as may be approved by the Bankruptcy Court, including permitted capital expenditures, priority employee wage claims, and expenses associated with the assumption of executory contracts and unexpired leases, in each case in amounts not to exceed in any weekly period the amounts in the Approved Budget subject to any variances permitted by Section 7.22(b) of this Agreement (for the avoidance of doubt, it being understood and agreed that the presence of any “basket” or “carve-out” set forth in any negative covenant contained in Section 7 shall not be, and shall not be deemed to be, an approval or acceptance by the Agent or any Lender of any Line Item in any Approved Budget, or portion thereof, related to cash expenditures of the type described in such “basket” or “carve-out,” which shall remain subject to the approval rights of Agent and the Required Lenders with respect to each Approved Budget as set forth herein and in the Applicable Order).  The proceeds of the Loans are not to be used for: (a) the payment of interest and principal with respect to any Debt (other than Debt incurred under this Agreement), including, without limitation, the Subordinated Debt, the 2008 Senior Secured Debentures or the 2008 Mortgage Debt, (b) to finance in any way any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type relating to or in connection with the Third

Amended and Restated Credit Agreement or any of the loan documents or in instruments entered into in connection therewith, including, without limitation, any challenges to the Obligations (as defined in the Third Amended and Restated Credit Agreement) under the Third Amended and Restated Credit Agreement, or the validity, perfection, priority, or enforceability of any Lien securing such claims or any payment made thereunder, (c) to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of the Agent and the Lenders or their rights and remedies under this Agreement, the other Loan Documents, the Interim Order or the Final Order, (d) to make any distribution under a plan of reorganization in any of the Chapter 11 Cases without the prior written consent of the Agent and the Required Lenders and (e) to make any payment (in the aggregate, together with all other such payments) in excess of three hundred thousand Dollars ($300,000) in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body without the prior written consent of the Agent and the Required Lenders; provided that nothing in this subclause (e) shall prevent the Borrowers from assuming or curing executory contracts and unexpired leases subject to an order of the Bankruptcy Court if otherwise permitted hereunder.  Neither Fleetwood nor any Subsidiary is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.23       Copyrights, Patents, Trademarks and Licenses, etc.  Each Loan Party owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, licenses, rights of way, authorizations and other rights that are reasonably necessary for the operation of its businesses, without known conflict in any material respect with the rights of any other Person.  To the knowledge of Fleetwood and the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Fleetwood or any Subsidiary infringes upon any rights held by any other Person in any manner that could reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Fleetwood and the Borrowers, threatened, and to the knowledge of Fleetwood and the Borrowers no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of Fleetwood and the Borrowers, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.24       No Material Adverse Change.  Other than the commencement of the Chapter 11 Cases and other than the cessation of existence or operations of, the winding up of or the dissolution of or sale of assets of the Fleetwood Travel Trailers Division, no Material Adverse Effect has occurred since January 31, 2008; provided that it is understood and agreed that for purposes solely of this Section 6.24 and the delivery of any certificate signed by a Responsible Officer to the effect, or substantially to the effect, that (i) the representations and warranties contained in this Agreement are correct in all material respects, (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default, or (iii) no event has occurred and is continuing which has had or would have a Material Adverse Effect (and not, for the avoidance of doubt any other provisions hereunder, including without limitation, Section 9.1(m) and whether or not the Agent or Lenders can assert a Default or Event of Default has occurred or is continuing thereunder).

6.25       Full Disclosure.  None of the representations or warranties made by Fleetwood or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of Fleetwood or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of Fleetwood or any of its Subsidiaries to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or, when considered as a whole, omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.26       Material Agreements.  There are no agreements, contracts and other documents that are material to Fleetwood and its Subsidiaries other than the Material Contracts.

6.27       Bank Accounts.  Schedule 6.27 hereto contains a complete and accurate list of all bank accounts maintained by any Loan Party with any bank or other financial institution.  The Borrowers acknowledge and agree that Schedule 6.27 is substantially the same as the Borrowers’ Prepetition cash management system as approved by the Cash Management Order and that such system, including all accounts established thereto, shall continue to govern the rights of the respective parties thereto, and shall be applicable under this Agreement, subject to any modifications contemplated in the Cash Management Order.

6.28       Governmental Authorization.  Upon the entry of the Interim Order (or the Final Order, when applicable) and except for filings expressly contemplated by the Loan Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Fleetwood or any of its Subsidiaries of this Agreement or any other Loan Document.

6.29       Senior Indebtedness.  All Obligations of Fleetwood under the Loan Documents are “Senior Indebtedness” under the 2003 Subordinated Debentures.  All Obligations of Fleetwood under this Agreement and the other Loan Documents to the extent such Obligations are (A) liabilities of Fleetwood for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument, or (B) liabilities of Fleetwood evidenced by a bond, note, debenture or similar instrument, or (C) liabilities of others described in the preceding clauses (A) and (B) that Fleetwood has guaranteed or that are otherwise its legal liability, or (D) deferrals renewals, extensions or refundings of any liability of the types referred to in clauses (A), (B) and (C) above, are “Senior Indebtedness” under the 1998 Subordinated Debentures and Fleetwood’s guaranty of the Trust Securities.  All Obligations of Fleetwood and its Subsidiaries under this Agreement and the other Loan Documents, and all rights of contribution, indemnity, subrogation and reimbursement relating to the Obligations of any Loan Party with respect to Fleetwood and any other Obligations of Fleetwood and its Subsidiaries secured by any Loan Documents (including, without limitation, all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products), (i) are “Senior Debt” and “Designated Senior Debt” under the 2008 Senior Secured Debentures and “Priority Lien Debt” under the 2008 Intercreditor Agreement and (ii) were permitted by the indenture governing the 2008 Senior Secured Debentures and the 2008 Intercreditor Agreement to be incurred and secured under and pursuant to the Loan Documents.

6.30       Reorganization Matters.

(a)           The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the hearings for the approval of the Interim Order and Final Order has been given.  The Loan Parties shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b)           After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all Trust Estate Liens, all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject, as to priority only, to (i) the Carve-Out and (ii) the Exceptions.

(c)           After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral at all times senior to the Trust Estate Liens and subject, as to priority only, to (i) the Carve-Out and (ii) the Exceptions.

(d)           The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, will be in full force and effect has not been reversed, stayed, modified or amended without the consent of the Agent.

(e)           Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Applicable Order upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Agent and the Lenders shall be entitled to immediate payment of such Obligations and, upon five (5) Business Days’ prior written notice to the Borrowers, to enforce the remedies provided for hereunder or under applicable law, without further application to or order by the Bankruptcy Court.

ARTICLE 7

AFFIRMATIVE AND NEGATIVE COVENANTS

Fleetwood and the Borrowers covenant to the Agent and each Lender that until the payment in full in cash of all of the Obligations:

7.1           Taxes and Other Obligations.  Except as prohibited or excused by the Interim Order with respect to the period prior to the entry of the Final Order and the Final Order with respect to the period on and after entry of the Final Order, the Bankruptcy Code or by reason of commencement of the Chapter 11 Cases, Fleetwood shall, and shall cause each of its Subsidiaries to, (a) file when due (subject to any extensions thereof) all tax returns and other reports which it is required to file; (b) pay, or provide for the payment, when due (subject to permitted extensions), of all material taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it if failure to pay such Debt or such claims would otherwise result in an Event of Default and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, so long as Fleetwood has notified the Agent in writing, neither Fleetwood nor any of its Subsidiaries need pay any amount pursuant to clauses (b) or (c) above (i) it is contesting in good faith by appropriate proceedings diligently pursued, (ii) as to which Fleetwood or its Subsidiary, as the case may be, has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Lien).

7.2           Legal Existence and Good Standing.  Except as occasioned by the Chapter 11 Cases, Fleetwood shall, and shall cause each other Loan Party to, maintain its legal existence (except as permitted by Section 7.9) and, except during the pendancy of the Chapter 11 Cases, its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing would reasonably be expected to have a Material Adverse Effect.

7.3           Compliance with Law and Agreements; Maintenance of Licenses.  Except as prohibited or excused by the Interim Order with respect to the period prior to the entry of the Final Order and the Final Order with respect to the period on and after entry of the Final Order, the Bankruptcy Code or by reason of commencement of the Chapter 11 Cases, Fleetwood shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all Environmental Laws).  Except as prohibited or excused by the Interim Order with respect to the period prior to the entry of the Final Order and the Final Order with respect to the period on and after entry of the Final Order, the Bankruptcy Code or by reason of commencement of the Chapter 11 Cases, Fleetwood shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date, except where the failure to obtain or maintain such licenses, franchises and governmental authorizations could not reasonably be expected to have a Material Adverse Effect.  Fleetwood shall not, and shall not permit any of its Subsidiaries to, modify, amend or alter its certificate or articles of incorporation, or its limited liability company operating agreement, limited partnership agreement or other organizational documents, as applicable, other than in a manner which does not adversely affect the rights of the Lenders or the Agent.

7.4                                 Maintenance of Property; Inspection of Property.

(a)                                  Fleetwood shall, and shall cause each of its Subsidiaries to, maintain all of its property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted and except where the failure to maintain any such property would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Fleetwood shall, and shall cause each of the Loan Parties to, permit representatives and independent contractors of the Agent (at the expense of the Borrowers and not to exceed two (2) times per year unless an Event of Default has occurred and is continuing) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (and, in the case of discussions with the Borrowers’ accountants, with the Borrowers present), at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance; provided, however, that representatives and independent contractors of each Lender may, at such Lender’s own expense, accompany the Agent’s representatives and independent contractors on such visits and inspections.  Notwithstanding the foregoing, when an Event of Default exists, the Agent or any Lender may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

7.5                                 Insurance.

(a)                                  Fleetwood shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers having a rating of at least A+ or better by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, in amounts customary for Persons engaged in the same or similar business, and under policies acceptable to the Agent and the Required Lenders.  Without limiting the foregoing, in the event that any improved Real Estate covered by the Mortgages is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), the applicable Loan Party shall purchase and maintain flood insurance on the improved Real Estate and any Equipment and Inventory located on such Real Estate to the extent required by applicable law.  The amount of said flood insurance will be reasonably determined by the Agent, and shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended.  Except as otherwise approved by the Agent, the Loan Parties shall also maintain flood insurance for all Inventory and Equipment which is, at any time, located in a SFHA.

(b)                                 Fleetwood shall cause the Agent, for the ratable benefit of the Agent and the Lenders, to be named as secured party or mortgagee and sole loss payee or additional insured (subject to a provision, in form and substance reasonably acceptable to the Agent, that as to Mortgaged Property, the trustee or agent for the 2008 Senior Secured Debentures may be named as a subordinate secured party or mortgagee and loss payee or additional insured), with respect to insurance policies to the extent of their coverage of Collateral, in a manner acceptable to the Agent.  Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of Fleetwood or any of its Subsidiaries or the owner of any Real Estate for purposes more hazardous than are permitted by such policy.  All premiums for such insurance shall be paid by Fleetwood and its Subsidiaries when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders.  If Fleetwood and its Subsidiaries fail to procure such insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Required Lenders shall, do so from the proceeds of Revolving Loans.

7.6                                 Insurance and Condemnation Proceeds.  The Borrowers shall promptly notify the Agent and the Lenders of any material loss, damage, or destruction to the Collateral, whether or not covered by insurance.  The Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral directly and to apply or remit them as follows:

(a)                                  With respect to insurance and condemnation proceeds relating to Collateral other than Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds to the Revolving Loans.

(b)                                 With respect to insurance and condemnation proceeds relating to Collateral consisting of Fixed Assets, the Agent shall permit or require the Loan Parties to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (1) no Default or Event of Default has occurred and is continuing and (2) the Loan Parties first (i) provide the Agent and the Required Lenders with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Required Lenders (such satisfaction not to be unreasonably withheld or delayed) and (ii) demonstrate to the reasonable satisfaction of the Required Lenders (such satisfaction not to be unreasonably withheld or delayed) that the funds available to it will be sufficient to complete such project in the manner provided therein.  In all other circumstances, the Agent shall hold all such insurance and condemnation proceeds as Collateral or, if directed by the Required Lenders, apply such insurance and condemnation to the Revolving Loans.

7.7                                 Environmental Laws.

(a)                                  Fleetwood shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant.  Fleetwood shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall regularly report to the Agent on such responses to any material non-compliance with Environmental Laws.

(b)                                 Without limiting the generality of the foregoing, Fleetwood shall submit to the Agent and the Lenders annually, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each environmental compliance or liability issue.  The Agent or any Lender may request copies of technical reports prepared by Fleetwood or any of its Subsidiaries and its communications with any Governmental Authority to determine whether Fleetwood or any of its Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non-compliance or environmental liability.  Fleetwood shall, at the Agent’s or the Required Lenders’ request and at the Borrowers’ expense, (i) retain an independent environmental engineer acceptable to the Agent to evaluate the site, including tests if appropriate, where the non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (ii) provide to the Agent and the Lenders a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall increase in any material respect.

(c)                                  The Agent and its representatives will have the right at any reasonable time to enter and visit the Real Estate and any other place where any property of any Loan Party is located (such right limited to twice within any twelve (12) month period or any time following notice of any notice of any non-compliance with Environmental Law) for the purposes of observing the Real Estate, taking and removing soil or groundwater samples, and conducting tests on any part of the Real Estate.  The Agent is under no duty, however, to visit or observe the Real Estate or to conduct tests, and any such acts by the Agent will be solely for the purposes of protecting the Agent’s Liens and preserving the Agent and the Lenders’ rights under the Loan Documents.  No site visit, observation or testing by the Agent and the Lenders will result in a waiver of any default or impose any liability on the Agent or the Lenders.  In no event will any site visit, observation or testing by the Agent be a representation that hazardous substances are or are not present in, on or under the Real Estate, or that there has been or will be compliance with any Environmental Law.  Neither Fleetwood nor any of its Subsidiaries nor any other party is entitled to rely on any site visit, observation or testing by the Agent.  The Agent and the Lenders owe no duty of care to protect Fleetwood or any of its Subsidiaries or any other party against, or to inform Fleetwood or any of its Subsidiaries or any other party of, any hazardous substances or any other adverse condition affecting the Real Estate.  The Agent may in its discretion disclose to Fleetwood or to any other party if so required by law any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Agent.  Fleetwood and the Borrowers understand and agree that the Agent makes no warranty or representation to any Loan Party or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed.  Fleetwood and the Borrowers also understands that depending on the results of any site visit, observation or testing by the Agent and disclosed to Fleetwood, Fleetwood or its Subsidiary may have a legal obligation to notify one or more environmental agencies of the results, that such reporting requirements are site-specific, and are to be evaluated by or its Subsidiary without advice or assistance from the Agent.  In each instance, the Agent will give Fleetwood reasonable notice before entering the Real Estate or any other place the Agent is permitted to enter under this Section 7.7(c).  The Agent will make reasonable efforts to avoid interfering with the use of the Real Estate or any other property in exercising any rights provided hereunder.

7.8                                 Compliance with ERISA.  Fleetwood shall, and shall cause each of its ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules which prohibited transaction or violation of fiduciary responsibility rules, together with all other prohibited transactions and violations of fiduciary responsibility rules, has resulted or could reasonably be expected to result in a Material Adverse Effect; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.9                                 Mergers, Consolidations or Sales.  Neither Fleetwood nor any of its Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except

(a)                                  sales of Inventory in the ordinary course of its business;

(b)                                 sales, trade-ins, exchanges or other dispositions of Equipment in the ordinary course of business that are obsolete or no longer used or useable by the applicable Person in its business with an orderly liquidation value not to exceed five million Dollars ($5,000,000) in any Fiscal Year;

(c)                                  on no less than ten (10) days’ prior notice to the Agent (unless a shorter period is acceptable to the Agent in its sole discretion), any Borrower may merge with and into any other Borrower, provided, however, that all Liens of the Agent shall remain unimpaired, and the surviving Borrower shall execute and deliver to the Agent such documents and agreements as the Agent may reasonably request to evidence the continued liability for the Obligations of the disappearing Borrower and the Liens securing such Obligations;

(d)                                 sales, trade-ins, exchanges or other dispositions of assets by Fleetwood or any of its Subsidiaries (other than real property Collateral) with an orderly liquidation value not to exceed five million Dollars ($5,000,000) in the aggregate for the period commencing on the Closing Date through and including the Termination Date;

(e)                                  the sale of any item of Mortgaged Property that is either (i) non-idle (as described and identified as such on Schedule 6.11), the sale of which is consented to by the Required Lenders or (ii) idle (as described and identified as such on Schedule 6.11), provided that, in each case, (A) the Modified Net Proceeds of the sale of such item of Mortgaged Property shall exceed the amount, if any, attributed to such item of Mortgaged Property in the calculation of the Borrowing Base at the time of its sale, (B) an amount equal to the amount, if any, attributed to such item of Mortgaged Property in the calculation of the Borrowing Base at the time of the sale shall be immediately removed from the Borrowing Base, (C) the Borrowers shall immediately repay the Loans and the Maximum Real Estate Loan Amount shall be permanently reduced, in each case, in accordance with Section 3.4(b), (D) pro forma for such sale of such item of Mortgaged Property (and all other sales of Mortgaged Property completed prior to such calculation), and giving pro forma effect to the application of the Net Proceeds thereof to, and all other payments then being made of, the Aggregate Revolver Outstandings, the Aggregate Revolver Outstandings shall not exceed the lesser of (1) the Borrowing Base or (2) the Maximum Amount, and (E) no Lien shall exist on such item of Mortgaged Property for the benefit of the holders of the 2008 Senior Secured Debentures or such Lien shall have been discharged contemporaneously with the discharge of the Lenders’ Lien on such Mortgaged Property;

(f)                                    dispositions constituting the grant of Permitted Liens;

(g)                                 (i) any Excluded Subsidiary, any Inactive Subsidiary and any other Subsidiaries the cessation of the existence or operations of which Fleetwood has determined is in the best interest of the overall estates of Fleetwood and its Subsidiaries (as certified to the Agent and only so long as such other Subsidiaries, in the aggregate together with the Inactive Subsidiaries as of the Closing Date (but not including the Subsidiaries of Fleetwood making up the Fleetwood Travel Trailers Division discussed in subclause (ii) below, as to which this test shall not apply), own assets as shown on the balance sheets of Fleetwood and its consolidated Subsidiaries of less than two hundred and fifty thousand Dollars ($250,000) and have annual revenues of less than one million Dollars ($1,000,000), in each case excluding intercompany business, receivables and balances and deferred tax items) and (ii) in the event of the cessation of operations of the same, the Subsidiaries making up the Fleetwood Travel Trailers Division, may, in the case of each entity set forth in clauses (i) and (ii), cease its existence or operations, be wound up and dissolved or sell any of their respective assets (or agree to do any of the foregoing); provided that (A) an amount equal to the Modified Net Proceeds from any such sales shall be applied in accordance with Section 3.4 of this Agreement and (B) any Mortgaged Property so sold shall be deemed to be “idle” Mortgaged Property available for sale only in accordance with the provisions of Section 7.9(e);

(h)                                 [RESERVED];

(i)                                     [RESERVED];

(j)                                     the sale or disposition of Permitted Life Insurance Policy Debt;

(k)                                  any loss, damage, or destruction to Fleetwood’s assets, in so far as the insurance and/or condemnation proceeds received by Fleetwood in connection thereof are applied in accordance with Section 7.6; and

(l)                                     the rejection of unexpired leases or executory contracts pursuant to Section 365 of the Bankruptcy Code in connection with the Chapter 11 Cases, which such rejection, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

All Equipment purchased under this paragraph shall be free and clear of all Liens except Liens under clauses (a) and (b) of the definition of Permitted Liens.  For the avoidance of doubt, the cessation of operations of the Fleetwood Travel Trailers Division or any agreement with respect thereto is not conditioned on a sale of any or all of the assets associated therewith.  In addition, any Loan Party or Subsidiary thereof (including any member of the Fleetwood Travel Trailers Division) may shut down a plant or cease part of its operations, and terminate associated contracts, leases and dealer agreements among other things, without winding up, liquidating or dissolving if Fleetwood determines that such action is in the best interest of the overall estates of Fleetwood and its Subsidiaries.

7.10                           Distributions; Capital Change; Restricted Investments.  Neither Fleetwood nor any of its Subsidiaries shall:

(a)                                  directly or indirectly declare or make, or incur any liability to make, any Distribution, except (i) Distributions to Holdings by any of its Subsidiaries, or Distributions by any Borrower to another Borrower which is its direct or indirect parent; (ii) Subsidiaries of Fleetwood may make Distributions to Fleetwood (or make intercompany loans permitted to be paid pursuant to Section 7.13(h) or retain management fees to the extent permitted pursuant to Section 7.26) to pay when due (x) consolidated taxes, employee related expenses (including salaries, wages, bonuses, fringe benefits, health benefits, workers compensation insurance premiums and claims, retirement plan contributions and related expenses (including payments with respect to the COLI Policies), and manager’s in training reimbursements), marketing and product development, capital expenditures and products’ liability payments, in a manner consistent with past practices and (y) an additional aggregate amount in any Fiscal Year not to exceed six million Dollars ($6,000,000) to fund other general corporate overhead and operating expenses; and (iii) Subsidiaries of Fleetwood may pay management fees to Fleetwood consistent with those agreements in existence on the Closing Date;

(b)                                 make any change in its capital structure which could reasonably be expected to have a Material Adverse Effect; or

(c)                                  make any Restricted Investment other than Hedge Agreements with a Lender, except that (i) Fleetwood may make capital contributions to Holdings; (ii) any Borrower may make contributions, loans or advances to any other Borrower; (iii) any Borrower may make loans or advances to Fleetwood or any Subsidiary only to the extent permitted by Section 7.13; (iv) any Excluded Subsidiary may make contributions, loans or advances to any other Excluded Subsidiary; (v) Fleetwood may make capital contributions, loans or advances to the Excluded Subsidiaries; provided, that the aggregate amount of all such capital contributions, loans and advances does not exceed an amount equal to two million Dollars ($2,000,000) (less the aggregate amount of prepayments of Debt made in accordance with Section 7.14(e)) for the period commencing on the Closing Date and ending on the Termination Date; and (vi) Fleetwood may make advances to any Borrower after the Closing Date.

7.11                           Transactions Affecting Collateral or Obligations.  Neither Fleetwood nor any of its Subsidiaries shall enter into any transaction which would be reasonably expected to have a Material Adverse Effect.

7.12                           Guaranties.  Neither Fleetwood nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except (a) Guaranties of the Obligations in favor of the Agent; (b) Repurchase Obligations of Fleetwood incurred in the ordinary course of business consistent with past practices and customary in the industry; (c) Guaranties existing on the date hereof and described on Schedule 7.12 hereto; (d) Fleetwood’s unsecured Guaranty of the Trust Securities; (e) Letters of Credit issued for the account of a Borrower to support obligations of Fleetwood and its Subsidiaries for worker’s compensation and similar claims and insurance liabilities; (f) endorsements for collection or deposits in the ordinary course of business; (g) Fleetwood’s unsecured guaranty of up to one million Dollars ($1,000,000) of the RCI Obligations, provided that Fleetwood shall give notice of any claim by RCI upon such guaranty (and any payment thereon) if the amount of any such past or present claim or claims, in the aggregate, exceeds five hundred thousand Dollars ($500,000) for the period commencing on the Closing Date and ending on the Termination Date; (h) Guaranties by Fleetwood of mortgage Debt permitted to be incurred pursuant to Section 7.13(s), provided that such Guaranty shall not be secured by any property other than the property pledged by the primary obligor securing the underlying mortgage Debt; (i) the 2008 Senior Secured Debenture Guaranties; (j) the 2008 Senior Secured Debenture Hazardous Substances Indemnity Agreements; and (k) other Guaranties in an aggregate amount not to exceed ten million Dollars ($10,000,000) at any time in effect.

7.13                           Debt.  Neither Fleetwood nor any of its Subsidiaries shall incur or maintain any Debt, other than:

(a)                                  the Obligations;

(b)                                 the Subordinated Debt, the 2008 Senior Secured Debentures and any Debt deemed to have been incurred by any Loan Party solely pursuant to clause (b) of the definition of Debt pursuant to the grant by such Loan Party of a Lien permitted by clause (j) of the definition of Permitted Liens; provided that the 2008 Senior Secured Debentures shall have been issued in connection with the refinancing of (or in exchange for) a portion of the Debt outstanding under the 2003 Subordinated Debentures; and provided further that all of the proceeds, if any, of the 2008 Senior Secured Debentures shall have been applied to the payment of the principal amount of (or satisfaction of any put, redemption or prepayment obligation in respect of) the 2003 Subordinated Debentures; and provided still further that in no event shall any Loan Party (other than Fleetwood) have assumed or become liable for the payment of any Subordinated Debt or the 2008 Senior Secured Debentures other than, in the case of the 2008 Senior Secured Debentures only, pursuant to the 2008 Senior Secured Debenture Guaranty or the grant by such Loan Party of a Lien permitted by (and subject to the limitations of) clause (j) of the definition of Permitted Liens;

(c)                                  Debt existing on the Closing Date described on Schedule 6.9 hereto;

(d)                                 Capital Leases of Equipment and purchase money secured Debt incurred to purchase Equipment provided that

(i)                                     Liens securing the same attach only to the Equipment acquired by the incurrence of such Debt and proceeds thereof, and

(ii)                                  the aggregate amount of such Debt (including Capital Leases, and including, without limitation, any such Capital Leases listed on Schedule 6.9 hereto) outstanding does not exceed the lesser of (x) the aggregate amount of such Debt as of the Closing Date plus two million Dollars ($2,000,000) and (y) twenty million Dollars ($20,000,000) at any time;

(e)                                  [RESERVED];

(f)                                    Debt evidencing a refunding, renewal or extension of the Debt permitted under Section 7.13(d), Section 7.13(s), or described on Schedule 6.9 hereto; provided that:

(i)                                     the principal amount thereof is not increased,

(ii)                                  the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended or otherwise permitted by this Agreement to secure the Debt to be refunded, renewed or extended,

(iii)                               no Person that is not an obligor or guarantor of such Debt as of the date of issuance thereof shall become an obligor or guarantor thereof or of any Debt issued in refunding thereof except to the extent such Person was permitted by this Agreement to be an obligor or guarantor of such original Debt,

(iv)                              the terms of such refunding, renewal or extension are no less favorable in any material respect to Fleetwood, its Subsidiary, the Agent or the Lenders than the original Debt; and

(v)                                 in the case of such Debt incurred in connection with any  refunding, renewal or extension of Debt originally incurred pursuant to Section 7.13(d) (and irregardless of whether such Debt appears on Schedule 6.9 hereto), such continuing Debt otherwise complies with the terms and conditions of Section 7.13(d) and meets the requirements of any of the defined terms in such Sections.

(g)                                 Debt of any Borrower to another Borrower evidenced by a master intercompany note pledged to the Agent;

(h)                                 Debt of Fleetwood to any Borrower provided, that (i) on the date of the advance of the proceeds of such Debt, such Borrower would be permitted to make a Distribution pursuant to Section 7.10(a)(ii) or (iii); and (ii) such Debt is evidenced by a promissory note pledged to the Agent;

(i)                                     Debt incurred in connection with the rejection of leases and executory contracts in the Chapter 11 Cases; provided that the Obligations of the Borrowers with respect to such Debt shall be deemed by an order of the Bankruptcy Court to be a general, unsecured, non-priority claim in any of the Chapter 11 Cases;

(j)                                     Debt that constitutes Debt solely under clause (b) of the definition thereof for so long as the same remains secured by a Lien permitted under clause (c), clause (d) or clause (r) of the definition of “Permitted Liens”;

(k)                                  [RESERVED];

(l)                                     Debt of any Excluded Subsidiary to another Excluded Subsidiary;

(m)                               Debt of a Borrower to Fleetwood or any Subsidiary (other than a Borrower or an Excluded Subsidiary) that is evidenced by a master intercompany note pledged to the Agent, and subordinated to the payment in full of the Obligations on terms satisfactory to the Required Lenders;

(n)                                 [RESERVED];

(o)                                 Guaranties permitted by Section 7.12 and any Debt arising upon such contingent obligations becoming absolute and matured, provided that except for the Carve-Out, no Guaranties under this Section 7.13(o) shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the super-priority administrative expense claims of the Agent and the Lenders as set forth herein and in the Interim Order and Final Order;

(p)                                 [RESERVED];

(q)                                 obligations under Hedge Agreements with any Lender;

(r)                                    Debt arising from rights of indemnity or contribution with respect to payments under the Loan Documents;

(s)                                  the 2008 Mortgage Debt;

(t)                                    Debt of Fleetwood the proceeds of which are applied solely for the purpose of paying benefits to employees or former employees who are participants in non-qualified benefit plans of Fleetwood and its Subsidiaries which are supported by the COLI Policies; provided that (x) such Debt is secured solely by Liens which attach only to the COLI Policies; and (y) the Flexibility Conditions are satisfied as of the date of and both before and immediately after giving effect to the incurrence of such Debt;

(u)                                 [RESERVED]; and

(v)                                 other Debt (which may be unsecured Debt or Debt secured by a Lien permitted under clause (i) of the definition of “Permitted Liens”) not to exceed three million Dollars ($3,000,000) in the aggregate for all Loan Parties.

7.14                           Prepayment; Repayment.  Except pursuant to a confirmed reorganization plan and except as specifically permitted hereunder, neither Fleetwood nor any of its Subsidiaries shall, (i) without the express prior written consent of the Agent and the Required Lenders or (ii) unless pursuant to an order of the Bankruptcy Court after notice and hearing, make any payment or transfer with respect to any Lien or Debt incurred or arising prior to the filing of the Chapter 11 Cases (including, without limitation, the Subordinated Debt, the 2008 Senior Secured Debentures and the 2008 Mortgage Debt) that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise; provided that (a) any of Fleetwood or its Subsidiaries may prepay Debt incurred pursuant to Sections 7.13(h), (b) the Borrowers may pay Prepetition Debt arising in connection with the assumption of leases in the Chapter 11 Cases, (c) the Borrowers may make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code; (d) the Borrowers may make any post Petition Date expense incurred in the ordinary course of business including usual and customary post-Petition Date employee salaries and benefits and (e) the Borrowers may make payments in respect of Debt to Excluded Subsidiaries provided that the aggregate amount of such payments made pursuant to this clause (e) does not exceed an amount equal to five hundred fifty thousand Dollars ($550,000) (less the aggregate amount of capital contributions, loans or advances to the Excluded Subsidiaries made in accordance with Section 7.10(c)) for the period commencing on the Closing Date and ending on the Termination Date.

7.15         Transactions with Affiliates.  Except as set forth below or as otherwise permitted in the Applicable Order, neither Fleetwood nor any of its Subsidiaries shall sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or except as permitted in Sections 7.10 and 7.14 invest in (by capital contribution or otherwise) or purchase or repurchase any Capital Stock or indebtedness, or any property, of any Affiliate, or except as permitted in Section 7.12, become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate.  Notwithstanding the foregoing but subject to the limitations set forth in Sections 7.9, 7.10, 7.12, and 7.13, (i) any Loan Party may engage in transactions with any other Loan Party in the ordinary course of business consistent with past practices; and (ii) while no Event of Default has occurred and is continuing, any Loan Party may engage in transactions with any Affiliate (other than a Loan Party) in the ordinary course of business consistent with past practices, and in the case of transactions with Affiliates other than Excluded Subsidiaries, in amounts and upon terms fully disclosed to the Agent and the Lenders, and no less favorable to Loan Parties than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate.  The foregoing restrictions shall not apply to (a) reasonable and customary fees paid to, and customary indemnification of, members of the board of directors (or similar governing body) of Fleetwood and its Subsidiaries, (b) compensation arrangements for officers and other employees of Fleetwood and its Subsidiaries entered into in the ordinary course of business, (c) the incurrence of obligations by Loan Parties under the 2008 Senior Subordinated Debenture Guaranties and the grant by Loan Parties of a Lien permitted by clauses (j) or (k) of the definition of Permitted Liens and (d) while no Event of Default has occurred and is continuing, the payment of amounts owing to any Affiliate pursuant to the 2008 Senior Secured Debentures if and to the extent otherwise made in accordance with Sections 7.14 and 7.29 hereof and if and to the extent that such payments are concurrently made to security holders who include Persons that are not Affiliates.

7.16         Investment Banking and Finder’s Fees.  Neither Fleetwood nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement.  The Borrowers shall defend and indemnify the Agent and the Lenders against and hold them harmless from all claims of any Person that the Borrower is obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Agent and/or any Lender in connection therewith.

7.17         Business Conducted.  Fleetwood shall not and shall not permit any of its Subsidiaries to, engage directly or indirectly, in any line of business other than the businesses in which it is engaged on the Closing Date and businesses reasonably related thereto.

7.18         Liens.  Neither Fleetwood nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.  Notwithstanding the foregoing, and subject to applicable provisions of the Interim Order and the Final Order, Liens permitted to be granted hereunder (including, without limitation, the Trust Estate Liens) shall at all times be junior and subordinated to the Liens under the Loan Documents and the Interim Order and the Final Order, other than (i) the Carve-Out and (ii) the Exceptions.  All of the Liens granted to the Agent on behalf of itself and on behalf of the Existing Lenders with respect to the Third Amended and Restated Credit Agreement (including, without limitation, the adequate protection liens granted to the Agent on behalf of itself and on behalf of the Existing Lenders (together with all Obligations (as defined in the Third Amended and Restated Credit Agreement), including, without limitation, all indemnity, reimbursement and other contingent obligations under the Third Amended and Restated Credit Agreement that may or may not yet have been identified or asserted)) shall be rolled up and replaced with the Liens granted in connection with this Agreement and, in each case, such Liens and contingent obligations shall be subject to the Carve-Out and the Exceptions.  The prohibition provided for in this Section 7.18 specifically includes, without limitation, any successful effort by the Borrowers, any Committee or any other party-in-interest in any Chapter 11 Case to prime or create pari passu to any claims, Liens or interest of the Agent and the Lenders any Lien (other than for the Carve-Out) irrespective of whether such claims, Liens or interests may be “adequately protected”.

7.19         Sale and Leaseback Transactions.  Neither Fleetwood nor any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for Fleetwood or such Subsidiary to lease or rent property that Fleetwood or such Subsidiary has sold or will sell or otherwise transfer to such Person.

7.20         New Subsidiaries.  Without the prior written consent of the Agent, Fleetwood shall not, directly or indirectly, organize, create, acquire or permit to exist any subsidiary other (i) than those listed on Schedule 6.5 hereto as the same may be amended from time to time with the consent of the Agent (not to be unreasonably withheld), (ii) Inactive Subsidiaries, and (iii) the Mexican Subsidiary.

7.21         Fiscal Year.  Fleetwood shall not, and shall not permit any of its Subsidiaries to, change its Fiscal Year.

7.22         Budget Covenants.

(a)           From and after the third Measurement Period after the Petition Date, the aggregate actual cash receipts for any six consecutive Measurement Periods shall not be less than eighty-five percent (85)% of projected cash receipts as set forth in the Approved Budget for such six consecutive Measurement Periods, in each case, tested on a rolling six (6) consecutive Measurement Period basis; provided that before the end of the  sixth (6th) Measurement Period after the Petition Date (the “Initial Testing Period”), the test shall be for all lesser number of Measurement Periods as shall have been completed through the end of the applicable Measurement Period; provided further that there shall be no diminution in the percentage of projected cash receipts in subclause (ii) for any tests during the Initial Testing Period.

(b)           Subject to the provisos below, the Loan Parties’ (i) actual cash expenditures under any Line Item for any Measurement Period shall not exceed the greater of (A) an amount equal to (x) the projected cash expenditures under such Line Item (solely for purposes of subclause (i), excluding for purposes of Line Item F (Non-recurring Expenses) any amounts relating to “other expenses/repurchases”) for such Measurement Period as set forth in the Approved Budget plus (y) three hundred thousand Dollars ($300,000) and (B) one hundred and fifteen percent (115%) of projected cash expenditures under such Line Item (solely for purposes of subclause (i), excluding for purposes of Line Item F (Non-recurring Expenses) any amounts relating to “other expenses/repurchases”) for such Measurement Period as set forth in the Approved Budget, (ii) total actual cash expenditures for any Measurement Period shall not exceed the greater of (A) an amount equal to the projected aggregate cash expenditures set forth in the Approved Budget for such Measurement Period plus one and a half million Dollars ($1,500,000) and (B) one hundred and fifteen percent (115)% of projected aggregate cash expenditures set forth in the Approved Budget for such Measurement Period and (iii) total actual cash expenditures for any six consecutive Measurement Periods shall not exceed one hundred and ten percent (110%) of the projected aggregate cash expenditures set forth in the Approved Budget for such six consecutive Measurement Periods, in the case of this subclause (iii), as tested on a rolling six (6) consecutive Measurement Period basis; provided that, with respect to subclause (iii), during the Initial Testing Period, the test shall be for such lesser number of Measurement Periods as shall have then been completed through the end of the applicable Measurement Period; provided further that, notwithstanding the foregoing subclauses (i), (ii) and (iii), (A) any portion of any Measurement Period amounts relating to Line Items specified in the Approved Budget for the three (3) Measurement Periods immediately preceding such applicable Measurement Period shall also be permitted to be paid during such applicable Measurement Period if and only to the extent any such amounts were not utilized to make expenditures that were scheduled to be paid as a Line Item, but were not paid, during such prior three (3) Measurement Periods and (B) any portion of any Measurement Period amounts relating to Line Items specified in the Approved Budget for the Measurement Period immediately following such applicable Measurement Period shall also be permitted to be paid during such applicable Measurement Period if and only to the extent any such amounts are thereafter not utilized to make expenditures scheduled to be paid as a Line Item during such upcoming Measurement Period.

7.23         Closing Date Encumbered Real Estate Asset.  To the extent that the Permitted Closing Date Encumbered Real Estate Asset Liens are released, the Borrowers shall use commercially reasonable efforts to deliver the requisite deliverables necessary to cause the Closing Date Encumbered Real Estate Asset to be included as an Additional Real Estate Subfacility Asset and in the calculation of the Borrowing Base.

7.24         [RESERVED].

7.25         Bank Accounts.

(a)           The Borrowers shall maintain a cash management system in accordance with the Cash Management Order or otherwise as reasonably acceptable to the Agent, including (i) arrangements satisfactory to the Agent to transfer funds to the Agent for application to the Obligations on a daily basis, or on such other basis as the Agent agrees, and, (ii) Blocked Account Agreements satisfactory to the Agent in respect of accounts over which the Agent shall have control (within the meaning of the UCC).

(b)           Except as otherwise ordered by the Bankruptcy Court, all cash of the Borrowers shall continue to be applied in accordance with the Cash Management Order first to pay down any Revolving Loans then outstanding; provided that in the event that no Revolving Loans are outstanding, such cash will next be applied solely for deposit into a cash collateral account specified by the Agent over which the Agent shall exercise sole dominion and control unless, at the request of the Borrowers, the Agent agrees (and so directs the applicable depositary bank) that such cash shall not be deposited into such a cash collateral account but instead shall be transferred directly to an account designated by the Borrowers for use in accordance with the Approved Budget subject to any variances permitted by Section 7.22(b) of this Agreement (for the avoidance of doubt, it being understood and agreed that the presence of any “basket” or “carve-out” set forth in any negative covenant contained in Section 7 shall not be, and shall not be deemed to be, an approval or acceptance by the Agent or any Lender of any Line Item in any Approved Budget, or portion thereof, related to cash expenditures of the type described in such “basket” or “carve-out” which shall remain subject to the approval rights of Agent and the Required Lenders with respect to each Approved Budget as set forth herein and in the Applicable Order).  The Agent, on behalf of itself and on behalf of the Lenders, shall be granted sole dominion and control over such cash collateral account and all other deposit and securities accounts subject to control agreements under the Third Amended and Restated Credit Agreement (the “Postpetition Blocked Accounts”); provided, however, that notwithstanding the foregoing, the Agent shall promptly release funds, marketable securities, investments, deposits and proceeds thereof from such Postpetition Blocked Accounts on request of the Borrowers in accordance with the Approved Budget subject to any variances permitted by Section 7.22(b) of this Agreement (for the avoidance of doubt, it being understood and agreed that the presence of any “basket” or “carve-out” set forth in any negative covenant contained in Section 7 shall not be, and shall not be deemed to be, an approval or acceptance by the Agent or any Lender of any Line Item in any Approved Budget, or portion thereof, related to cash expenditures of the type described in such “basket” or “carve-out,” which shall remain subject to the approval rights of Agent and the Required Lenders with respect to each Approved Budget as set forth herein and in the Applicable Order).

(c)           Except as otherwise ordered by the Bankruptcy Court, the Borrowers shall be permitted to use their controlled disbursement accounts consistent with the Cash Management Order, in a manner so that such controlled disbursement accounts automatically draw from the Borrowers’ operating/main accounts.

(d)           Except as otherwise ordered by the Bankruptcy Court, the Borrowers shall be permitted to cash collateralize the controlled disbursement accounts in an amount agreed between the Borrowers and the Agent, subject to approval of such plan by the Bankruptcy Court, to facilitate the satisfaction of checks and drafts as presented.

7.26         Contribution of Management Fees.  On the date of receipt by Fleetwood of any management fees from any of its Subsidiaries, Fleetwood shall make a capital contribution to Holdings in the amount of such management fees so received.

7.27         Use of Proceeds.  The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of Fleetwood or any of its Subsidiaries or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, (v) to pay interest and principal with respect to Subordinated Debt, the 2008 Senior Secured Debentures and the 2008 Mortgage Debt, (vi) to finance in any way any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type relating to or in connection with the Third Amended and Restated Credit Agreement or any of the loan documents or in instruments entered into in connection therewith, including, without limitation, any challenges to the Obligations (as defined in the Third Amended and Restated Credit Agreement) under the Third Amended and Restated Credit Agreement, or the validity, perfection, priority, or enforceability of any Lien securing such claims or any payment made thereunder, (vii) to finance in any way any action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of the Agent and the Lenders or their rights and remedies under this Agreement, the other Loan Documents, the Interim Order or the Final Order, (viii) to make any distribution under a plan of reorganization in any of the Chapter 11 Cases without the prior written consent of the Agent and the Required Lenders and (ix) to make any payment (in the aggregate, together with all other such payments) in excess of three hundred thousand Dollars ($300,000) in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body without the prior written consent of the Agent and the Required Lenders; provided that nothing in this subclause (ix) shall prevent the Borrowers from assuming or curing executory contracts and unexpired leases subject to an order of the Bankruptcy Court if otherwise permitted hereunder.

7.28         Further Assurances.

(a)           Fleetwood shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agent or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

(b)           [RESERVED].

(c)           If Fleetwood forms any new Subsidiary that is not an Excluded Subsidiary or if any Inactive Subsidiary becomes an active Subsidiary which owns assets in excess of two hundred and fifty thousand Dollars ($250,000) or has revenues in excess of one million Dollars ($1,000,000) in any Fiscal Year, the Borrowers shall cause such Subsidiary to become a Borrower hereunder by delivering a counterpart to this Agreement and to each other Loan Document to which a Borrower is a party or become a Guarantor by delivering a counterpart to the Subsidiary Guaranty and to each other Loan Document to which a Guarantor which is a Subsidiary is a party, together with such evidences of authority, opinions and other documents and instruments as the Agent may reasonably request; provided that no such Subsidiary may become a Borrower without the prior written consent of the Required Lenders.

7.29         2008 Senior Secured Debentures; Subordinated Debt; Trust Securities.

(a)           (i) Fleetwood will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of the 1998 Subordinated Debentures, the 2003 Subordinated Debentures, the 2008 Senior Secured Debentures or any Guaranty thereof, or the Trust Securities or any Guaranty thereof or add any Guaranty of any other Credit Party (other than a 2008 Senior Secured Debenture Guaranty) in any manner adverse to any Loan Party, the Agent or the Lenders and (ii) without prejudice to the foregoing, Fleetwood will not, and will not permit any of its Subsidiaries to, amend or otherwise change the terms of the 2008 Senior Secured Debentures if the effect of such amendment or change is to modify (or have the effect of a modification of) the granting clauses (and the exclusions therefrom) of any collateral documents governing the 2008 Senior Secured Debentures (or the definitions of the terms contained in any such  granting clauses), other than, in the case of each of the foregoing clauses (i) and (ii), (x) to release any Lien securing the 2008 Senior Secured Debentures, (y) to reduce the amount of obligations secured by any Lien securing the 2008 Senior Secured Debentures and (z) subject to the Agent’s prior written consent, to conform such mortgage or other security document to the applicable Mortgages granted in connection with this Agreement or to make changes otherwise consistent with the terms of this Agreement and the 2008 Intercreditor Agreement.

(b)           Fleetwood will not, and will not permit any of its Subsidiaries to, make any payments or prepayments with respect to the 1998 Subordinated Debentures.

(c)           Fleetwood will not, and will not permit any of its Subsidiaries to, make any payments or prepayments with respect to the 2003 Subordinated Debentures.

(d)           Fleetwood will not, and will not permit any of its Subsidiaries to, make any payments or prepayments with respect to the 2008 Senior Secured Debentures.

7.30         Inventory Appraisal.  The Loan Parties shall at their expense, provide the Agent with a “desk top” appraisal of the Inventory, within forty-five (45) days of the Closing Date, such appraisal to include, without limitation, information required by applicable laws and regulations, by the internal policies of the Lenders, and in order to calculate the Borrowing Base.

7.31         Reclamation Claims.  No Loan Party shall enter into any agreement to return any of its Inventory to any of its creditors for application against any Prepetition Debt, Prepetition trade payables or other Prepetition claims under Section 546(h) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Prepetition Debt, Prepetition trade payables or other Prepetition claims based upon any such return pursuant to Section 553(b)(l) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount of Prepetition Debt, Prepetition trade payables and other Prepetition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed five hundred thousand Dollars ($500,000).

7.32         Chapter 11 Claims.  No Loan Party shall incur, create, assume, suffer to exist or permit any other super-priority administrative claim which is pari passu with or senior to the claims of the Agent and the Lenders against the Borrowers or any other Loan Party, except as set forth in Section 4.7.

ARTICLE 8

CONDITIONS OF LENDING

8.1           Conditions Precedent to Making of Loans on the Closing Date.  The obligation of the Lenders to make any Revolving Loans on the Closing Date, and the obligation of the Agent to cause the Letter of Credit Issuer to issue any Letter of Credit, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent and each Lender:

(a)           This Agreement and the other Loan Documents, including, without limitation, each Affirmation Agreement and each Mortgage to be delivered on the Closing Date, shall have been executed by each party thereto and the Loan Parties shall have performed and complied in all material respects with all covenants, agreements and conditions contained herein and the other Loan Documents which are required to be performed or complied with by the Loan Parties before or on the Closing Date.

(b)           The Agent and the Lenders shall have received and shall be satisfied with the financial statements described in Section 6.6(a) and the Projections described in Section 6.6(b).

(c)           All representations and warranties made hereunder and in the other Loan Documents shall be true and correct as if made on such date.

(d)           No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be made and the Letters of Credit to be issued on the Initial Funding Date.

(e)           The Agent and the Lenders shall have received such opinions of counsel for Fleetwood and its Subsidiaries as the Agent or any Lender shall reasonably request, each such opinion to be in a form, scope, and substance reasonably satisfactory to the Agent, the Lenders, and their respective counsel.

(f)            There shall have been no material disruption of or material adverse change in conditions of the financial, banking or capital markets, other than those that have occurred prior to the Petition Date.

(g)           The Agent shall have received:

(i)            acknowledgment copies of proper financing statements, or amendments thereof, duly filed on or before the Closing Date under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and/or continue the Agent’s Liens; or shall have received duly executed financing statements from all Loan Parties for all such jurisdictions;

(ii)           duly executed UCC-3 Termination Statements or such other instruments or evidence, in form and substance satisfactory to the Agent, as shall be necessary to terminate and satisfy all Liens on the Property of Fleetwood and its Subsidiaries except Permitted Liens;

(iii)          duly executed security agreements with respect to all Proprietary Rights for recording in the United States Patent and Trademark Office;

(iv)          certificates for the Capital Stock pledged pursuant to the Pledge Agreement together with undated stock powers duly endorsed in blank; and

(v)           all intercompany notes payable to any Loan Party duly endorsed in blank.

(h)           The Borrowers shall have paid all fees and expenses of the Agent and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.

(i)            Fleetwood and the Borrowers shall have paid all fees due and owing to the Agent and the Lenders on the Closing Date (including all fees under the Fee Letter).

(j)            The Agent shall have received evidence, in form, scope, and substance, reasonably satisfactory to the Agent, of all insurance coverage as required by Section 7.5 of this Agreement, together with loss payee and additional insured endorsements (or loss payee letter), as applicable, naming the Agent, for the benefit of the Lenders, as loss payee or additional insured, as applicable.

(k)           The Agent and the Lenders shall have had an opportunity, if they so choose, to examine the books of account and other records and files of Fleetwood and its Subsidiaries and to make copies thereof, and to conduct a pre-closing audit which shall include, without limitation, verification of Inventory, Accounts, and the Borrowing Bases, and the results of such examination and audit shall have been satisfactory to the Agent and the Lenders in all respects.

(l)            All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Agent and the Lenders.

(m)          Other than the commencement of the Chapter 11 Cases and the cessation of existence or operations of, the winding up of or the dissolution of or sale of assets of the Fleetwood Travel Trailers Division, no event that, in the opinion of the Lenders, constitutes a Material Adverse Effect shall have occurred since January 31, 2009.

(n)           There shall exist no action, suit, investigation, litigation, or proceeding pending or, to the knowledge of Fleetwood and the Borrowers or any Lender, threatened in any court or before any arbitrator or Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect, or (ii) could reasonably be expected to materially and adversely affect the Loan Documents or the transactions contemplated thereby.  For the avoidance of doubt, the Chapter 11 Cases shall not constitute a proceeding described in the preceding sentence.

(o)           With respect to each parcel of Real Estate listed on Schedule 6.11 attached hereto and identified thereon as Mortgaged Property, (i) such Mortgaged Property that is subject to any Existing Mortgage shall remain subject to such Existing Mortgages and (ii) Fleetwood and/or the applicable Loan Party shall have delivered to the Agent and the Collateral Agent (A) duly executed and acknowledged amendments to or amendment and restatements of the Existing Mortgages or in the case of any Mortgaged Property in which any such Mortgaged Property was not subject to an Existing Mortgage, a new Mortgage (each a “Mortgage Amendment” and, collectively, the “Mortgage Amendments”), in each case to the extent necessary under applicable law, in the reasonable judgment of the Agent, to continue and maintain the enforceability, perfection and priority of the Existing Mortgages or such new Mortgages from and after the Closing Date (or, in the case of any Mortgaged Property in which no Existing Mortgage was in existence immediately prior to the Closing Date, to effect the enforceability, perfection and priority of the Mortgage Amendment from and after the Closing Date) in proper form for recording in all appropriate places in all applicable jurisdictions, (B) title policies (or endorsements to the Existing Mortgage Title Policies) as reasonably requested by the Agent, assuring the Agent that such Existing Mortgages constitute first priority mortgage liens subject only to Permitted Liens under clauses (a), (b), (d) and (e) of the definition of Permitted Liens, and (C) if requested by the Agent, opinions of counsel as to such matters as reasonably requested by the Agent; provided that any opinions of local counsel or title policies (or endorsements to the Existing Mortgage Title Policies) not delivered on the Closing Date may, with the consent of the Agent, be delivered on or prior to the date which is sixty (60) days following the Closing Date, unless such period is extended by the Agent.

(p)           Fleetwood and its Subsidiaries shall have obtained all governmental and third party consents and approvals as may be necessary or appropriate in connection with the filing of the Chapter 11 Cases, the Loan Documents and the transactions contemplated thereby.

(q)           The Lenders shall be satisfied with all environmental aspects relating to Borrowers and their business, including all environmental reports as may be required by the Lenders.

(r)            Review by the Agent of the Interim Order, in form and substance satisfactory to the Agent in its sole discretion.

(s)           The Agent and the applicable Loan Party shall have executed and delivered notices of assignment of the Accounts of the Loan Parties to such Persons designated by the Agent.

(t)            The Agent and the Required Lenders, by execution of this Agreement, shall have received and approved the Approved Budget.

(u)           The “first day” orders described on Schedule 8.1(u) in form and substance satisfactory to the Agents and Lenders shall have been entered in the Chapter 11 Case.

(v)           Without limiting the generality of the items described above, the Agent shall have received any other documents or other items reasonably requested by the Agent or any Lender.

The acceptance by any Borrower of any Loans made or Letters of Credit issued on the Initial Funding Date shall be deemed to be a representation and warranty made by Fleetwood and the Borrowers to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit set forth in clauses (a), (c), (d), (h), (i), (m), (n) and (p) have been satisfied, and that, other than the commencement of the Chapter 11 Cases and the cessation of existence or operations of, the winding up of or the dissolution of or sale of assets of the Fleetwood Travel Trailers Division, no material adverse change has occurred since January 31, 2009, except as disclosed by Fleetwood publicly in the assets, liabilities, business, financial condition or results of operations of Fleetwood and its Subsidiaries, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of the Borrowers, dated the Initial Funding Date, to such effect.

Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender (including any such Lender in its capacity as the Agent) that (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1, and (iii) all documents sent to such Lender for approval consent, or satisfaction were acceptable to such Lender.

8.2           Conditions Precedent to Each Loan.  The obligation of the Lenders to make each Loan, including any additional Revolving Loans on the Closing Date, and the obligation of the Agent to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)           The following statements shall be true, and the acceptance by any Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii) and (iii) with the same effect as the delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:

(i)            The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Agent and the Lenders have been notified in writing by the Borrowers that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty; and

(ii)           No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

(iii)          No event has occurred and is continuing, or would result from such extension of credit, which has had or would have a Material Adverse Effect.

(b)           No such Borrowing shall exceed Availability; provided, however, that the foregoing conditions precedent are not conditions to each Revolving Credit Lender participating in or reimbursing the Bank or the Agent for such Lenders’ Pro Rata Share of any Non-Ratable Loan or Agent Advance made in accordance with the provisions of Sections 1.2(h) and (i).

(c)           After giving effect to such extension of credit (i) all Obligations of Fleetwood and its Subsidiaries under this Agreement and the other Loan Documents, and all rights of contribution, indemnity, subrogation and reimbursement relating to the Obligations of any Loan Party with respect to Fleetwood and any other Obligations of Fleetwood and its Subsidiaries secured by any Loan Documents (including, without limitation, all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products), shall constitute “Senior Debt” and “Designated Senior Debt” under the 2008 Senior Secured Debentures and “Priority Lien Debt” under the 2008 Intercreditor

Agreement, (ii)  such Obligations shall permitted by the indenture governing the indenture governing the 2008 Senior Secured Debentures and the 2008 Intercreditor Agreement to be incurred and secured under and pursuant to the Loan Documents; and (iii) if requested by the Agent in its sole discretion, the Agent shall have received and an Officers’ Certificate (as defined in, and satisfying the requirements of, each of the indenture governing the 2008 Senior Secured Debentures and the 2008 Intercreditor Agreement) to the effect of the forgoing.

(d)           The extensions of credit so requested shall not cause the aggregate outstanding amount of the Loans and/or Letters of Credit to exceed the amount then authorized by the Applicable Order or any order not in form or substance satisfactory to the Agent modifying, reversing, staying or vacating such order shall have been entered (other than with the consent of the Agent in accordance with the definition thereof), or any appeal of such order shall have been timely filed and not stayed.

(e)           (i) The Bankruptcy Court shall not have entered the Final Order on or before the date that is forty-five (45) days after the Petition Date, (ii) the Bankruptcy Court shall not have entered the Final Order following the expiration of the Interim Order, (iii) the Interim Order or the Final Order, as the case may be, shall have been vacated, stayed, reversed, modified or amended without the Agent’s and the Required Lenders’ prior written consent or shall otherwise not be in full force and effect, (iv) a motion for reconsideration of any such order shall have been timely filed or (v) an appeal of any such order shall have been timely filed and such order in any respect is the subject of a stay pending appeal.

(f)            The Interim Order and all other orders directly affecting the transactions contemplated by this Agreement entered by the Bankruptcy Court on or prior to the entry of the Final Order shall be satisfactory in form and substance to the Agent and Required Lenders and their counsel in their sole discretion.

ARTICLE 9

DEFAULT; REMEDIES

9.1           Events of Default.  Notwithstanding the provisions of Section 363 of the Bankruptcy Code and without notice, application or motion to, hearing before, or order of the Bankruptcy Court or any notice to any Loan Party, and subject to Section 9.2(b), it shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)           any failure by any Borrower to pay (i) the principal of or interest or premium on any of the Obligations when due, whether upon demand or otherwise, or (ii) any fee or other amount owing hereunder within 3 Business Days after such amount is due;

(b)         any representation or warranty made or deemed made by Fleetwood or the Borrowers in this Agreement or by any Loan Party in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Loan Party at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c)         (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(l), 7.2, 7.5 or 7.9 through 7.30, or Section 11 of the Security Agreement, (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Section 5.2 (other than Section 5.2(l)) or Section 5.3 and such default shall continue for five (5) Business Days or more; or (iii) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document, or any other agreement entered into at any time after the Petition Date to which Fleetwood or any Subsidiary and the Agent or any Lender are party (including in respect of any Bank Products) and such default shall continue for thirty (30) days or more or such longer grace period provided in such other agreement;

(d)         except for defaults occasioned by the filing of the Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Loan Party from complying or permits any Loan Party not to comply, any failure to pay any principal of or premium or interest on any Debt (other than the Obligations) of Fleetwood or any of its Subsidiaries or of Fleetwood Trust in an outstanding principal amount which exceeds five million Dollars ($5,000,000), or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by Fleetwood or any of its Subsidiaries or of Fleetwood Trust, and such failure to pay shall continue for more than the period of grace, if any, therein specified; or any default shall occur with respect to any Debt (other than the Obligations) of Fleetwood or any of its Subsidiaries or of Fleetwood Trust in an outstanding principal amount which exceeds five million Dollars ($5,000,000), or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by Fleetwood or any of its Subsidiaries or Fleetwood Trust, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment or a customary due on sale clause set forth in any capital lease or other asset financing permitted hereby provided that such sale is otherwise permitted by this Agreement) prior to the stated maturity thereof;

(e)         all or any material part of the property of Fleetwood or any of its Subsidiaries shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of Fleetwood or such Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(f)          any Loan Document shall be terminated (except in accordance with its terms), revoked or declared void or invalid or unenforceable or challenged by any Loan Party;

(g)         one or more judgments, orders, decrees or arbitration awards is entered against Fleetwood or any of its Subsidiaries involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer has not denied coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of five million Dollars ($5,000,000) or more, the same shall remain unsatisfied, unvacated or unstayed pending appeal for a period of thirty (30) days after the entry thereof or any enforcement proceedings shall have been commenced by a creditor or creditors upon such judgments, orders, decrees or arbitration awards (other than the mere obtaining of a judgment Lien);

(h)         any loss, theft, damage or destruction of any item or items of Collateral or other property of Fleetwood or any of its Subsidiaries occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(i)          there is filed against Fleetwood or any of its Subsidiaries any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within one hundred twenty (120) days, and (ii) would reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

(j)          for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent’s Liens pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect in accordance with its terms or, except for any Lien released in accordance with the Loan Documents, any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than the Carve-Out and the Exceptions) or is terminated, revoked or declared void;

(k)         other than an ERISA Event consisting of either the filing of the Chapter 11 Cases or the liquidation of any Loan Party subject to the Chapter 11 Cases, an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of Fleetwood or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of ten million Dollars

($10,000,000); (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds ten million Dollars ($10,000,000); or (iii) Fleetwood or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of ten million Dollars ($10,000,000);

(l)          there occurs a Change of Control;

(m)        there occurs an event having a Material Adverse Effect; or

(n)         The occurrence of any of the following in any Chapter 11 Case:

(i)            the bringing of a motion or taking of any action by any Loan Party in any Chapter 11 Case: (w) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (x) to grant any Lien, other than Liens permitted under clause (g) of the definition of “Permitted Liens” and Liens securing Debt permitted under Section 7.13(d), upon or affecting any Collateral; (y) except as provided in the Applicable Order to use cash collateral of the Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Agent and the Required Lenders; or (z) any other action or actions adverse to the Agent and the Lenders (determined in their sole discretion) or their rights and remedies hereunder or their interest in the Collateral;

(ii)           the entry of an order in any Chapter 11 Case confirming a plan or plans of reorganization that does not contain a provision for termination of the Commitments and repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan or plans or (b) to which the Agent and the Required Lenders do not consent or otherwise agree to the treatment of their claims, or the filing of any plan of reorganization or disclosure statement attendant thereto;

(iii)          the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Order or the Final Order without the written consent of the Required Lenders or the filing of a motion for reconsideration with respect to the Interim Order or the Final Order;

(iv)          the Final Order is not entered prior to, or does not become effective immediately following, the expiration of the Interim Order;

(v)           the payment of, or application for authority to pay, any Prepetition claim without the Agent’s and the Required Lenders’ prior written consent or pursuant to an order of the Bankruptcy Court after notice and a hearing other than in connection with assuming or curing executory contracts and unexpired leases that are approved by an order of the Bankruptcy Court and unless otherwise permitted under this Agreement;

(vi)          the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against the Agent, any Lender or any of the Collateral or against the Agent, any Lender or any Collateral (as each such term is defined in the Third Amended and Restated Credit Agreement);

(vii)         the appointment of an interim or permanent trustee in any Chapter 11 Case or the appointment of a receiver or an examiner in any Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of such Loan Party; or the sale without the Agent’s and the Required Lenders’ consent, of all or substantially all of such Loan Party’s assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Cases, or otherwise that does not provide for payment in full in cash of the Obligations and termination of the Commitments;

(viii)        the dismissal of any Chapter 11 Case, or the conversion of any Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code (or if any Loan Party or any other party-in-interest shall otherwise apply for, consent to, or acquiesce in such dismissal or conversion), or if any Loan Party, the United States Trustee or the Committee, shall file a motion or other pleading (or otherwise apply for, consent to, or acquiesce in), seeking the dismissal or conversion of any Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise (and, in the case of the United States Trustee, such motion or other pleading shall not have been dismissed, withdrawn or denied within fifteen (15) days of filing) without the consent of the Required Lenders;

(ix)           the entry by the Bankruptcy Court of an order or orders granting relief from the automatic stay imposed by Section 362 of the Bankruptcy Code to any entity or entities, other than, in accordance with the Applicable Order, either the Agent or any Lender, to exercise remedies with respect to any portion of the Prepetition Credit Facility Collateral or the DIP Collateral (in each case as defined in the Applicable Order) having a value, individually or in the aggregate, of in excess of one hundred thousand Dollars ($100,000);

(x)            the commencement of a suit or action against the Agent or any Lender and, as to any suit or action brought by any person other than a Loan Party or a Subsidiary, officer or employee of a Loan Party, the continuation thereof without dismissal for thirty (30) days after service thereof on the Agent or such Lender, that asserts or seeks by or on behalf of a Loan Party, the Environmental Protection Agency, any state environmental protection or health and safety agency, any official committee in any Chapter 11 Case  (including the Committee) or any other party in interest in any Chapter 11 Case, (a) a claim in excess of five hundred thousand Dollars ($500,000), (b) any legal or equitable remedy that would have the effect of subordinating any or all of the Obligations or Liens of the Agent or any Lender under the Loan Documents to any other claim or interest, (c) would otherwise have a Material Adverse Effect, or (d) have a material adverse effect on the rights and remedies of the Agent or any Lender under any Loan Document or the collectability of all or any portion of the Obligations;

(xi)           the entry of an order in any Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations, or avoiding or otherwise nullifying any Lien securing any Obligation, owing under this Agreement or the other Loan Documents;

(xii)          the failure of any Loan Party to perform any of its obligations under the Interim Order or the Final Order;

(xiii)         the entry of an order in any Chapter 11 Case granting any other super priority administrative claim or Lien equal or superior to that granted to the Agent, on behalf of itself and Lenders (other than the Carve-Out);

(xiv)        the termination of the Borrowers’ or any other Loan Party’s exclusive right to file a plan or plans of reorganization in any Chapter 11 Case;

(xv)         the payment of any Prepetition Debt of any Loan Party other than the Prepetition Debt or payments on account of Prepetition amounts allowed and approved by the Bankruptcy Court pursuant to any Loan Party’s first day motions and specifically provided for in the Approved Budget, except as otherwise consented to in writing by the Agent and the Required Lenders;

(xvi)        any motion or application is filed by, on behalf of, or supported by any Loan Party seeking the entry of an order, or an order is entered in any of the Chapter 11 Cases, approving any subsequent debtor-in-possession facility for borrowed money or other extensions of credit unless such subsequent facility and such order expressly provide for the indefeasible payment and complete satisfaction in full in cash to the Agent of all Obligations (and termination of all Commitments) hereunder prior to, or concurrently with, any initial borrowings or other extensions of credit under such subsequent facility;

(xvii)       any motion or pleading is filed by any of the Loan Parties seeking to grant, or the entry of any order granting, to any party, (i) any Lien senior or equal to the Liens described in the Applicable Order or the

Loan Documents that are held by any of the Agent, Lenders, Prepetition Agent or Prepetition Credit Facility Lenders in the Prepetition Credit Facility Collateral or DIP Collateral (in each case, as defined in the Applicable Order and subject to the Carve-Out), or (ii) any claim or expense senior or equal to the claims and expenses described in the Applicable Order or the Loan Documents that are held by any of the Agent, Lenders, Prepetition Agent or Prepetition Credit Facility Lenders (in each case, as defined in the Applicable Order and subject to the Carve-Out) against any of the Loan Parties; or

(xviii)      failure on the part of the Borrowers on or prior to the dates separately disclosed to and agreed by the Agent to have achieved certain benchmarks separately disclosed to and agreed by the Agent indicating reasonable progress towards a sale of the assets comprising either (i) the Manufactured Homes Division or (ii) substantially all of the non-idle assets (including, without limitation, the Manufactured Homes Division) of Fleetwood and its Subsidiaries.

9.2           Remedies.

(a)         If a Default or an Event of Default exists, the Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, without notice to or demand on the Borrowers:  (i) reduce the Maximum Amount, or the advance rates against Eligible Accounts and/or Eligible Inventory and/or Real Estate Subfacility Assets used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit or Credit Support.  If an Event of Default exists, the Agent shall, at the direction of the Required Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, without notice to or demand on the Borrowers:  (A) terminate the Revolving Credit Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f), 9.1(g), or 9.1(h), the Revolving Credit Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the Borrowers to cash collateralize all outstanding Letter of Credit Obligations at one hundred five percent (105%) of the face amount thereof; and (D) subject to any notice requirements with respect to the exercise of particular remedies otherwise set forth in this Agreement, pursue its other rights and remedies under the Loan Documents and applicable law.

(b)         If an Event of Default has occurred and is continuing, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court:  (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents or at law or equity, including all remedies provided under the UCC and pursuant to the Interim Order and the Final Order, (ii) the Agent may, upon five (5) Business Days’ prior written notice to the Borrowers, take possession of the Collateral and keep it on any Loan Party’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrowers shall, upon the Agent’s demand, at the Borrowers’ cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; (iii) upon five (5) Business Days’ prior written notice to the Borrowers, the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale; and (iv) upon five (5) Business Days’ prior written notice to the Borrowers, the Agent may require any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions acceptable to the Agent and the Lenders pursuant to Sections 363, 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral to the Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code).  Without in any way requiring notice to be given in the following manner, each Borrower agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Borrower if such notice is delivered personally or by overnight courier against receipt, at least five (5) Business Days prior to such action to the Borrowers’ address specified in or pursuant to Section 13.8.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Borrowers.  In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Borrower irrevocably waives:  (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment.  Each Borrower agrees that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.  The Agent is hereby granted a license or other right to use, without charge, each Borrower’s and Fleetwood’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and each Borrower’s and Fleetwood’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose.  The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations.  The Agent will return any excess to the Borrowers and the Borrowers shall remain liable for any deficiency.  To the extent that any of the foregoing rights and remedies would otherwise be in violation of the automatic stay of Section 362 of the Bankruptcy Code, such stay shall be deemed modified, as set forth in the Final Order, to the extent necessary to permit the Agent to exercise such rights and remedies.

(c)         If an Event of Default occurs, each Borrower hereby waives to the greatest extent permitted by applicable law all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

ARTICLE 10

TERM AND TERMINATION

10.1         Term and Termination.  The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof.  The Agent upon direction from the Required Lenders may terminate this Agreement without notice upon the occurrence of an Event of Default.  Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest and any accrued and unpaid fees) shall become immediately due and payable and the Borrowers shall immediately arrange for the cancellation and return of Letters of Credit then outstanding.  Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, the Borrowers shall remain bound by the terms of this Agreement and shall not be relieved of any of their Obligations hereunder or under any other Loan Document, and the Agent and the Lenders shall retain all their rights and remedies hereunder (including the Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 11

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

11.1         Amendments and Waivers.

(a)         No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders), Fleetwood and the Borrowers and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given in accordance with this Section 11.1.  The Required Lenders or Agent with the consent of the Required Lenders, and the Loan Parties may from time to time

(a) enter into written amendments, supplements or modifications hereto or to the other Loan Documents, for the purpose of adding any provisions to this Agreement or the other Loan Documents, as applicable, or changing in any manner the rights of the Lenders or the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents, as applicable, or any Default or Event of Default and its consequences; provided, however, that

(i)            no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders, Fleetwood and the Borrowers and acknowledged by the Agent, do any of the following:

(A)            change the percentage of the Revolving Credit Commitments (other than in accordance with Section 3.3) or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(B)             amend this Section 11.1 or any provision of this Agreement providing for consent or other action by all Lenders;

(C)             release any Guaranties of the Obligations except in connection with the disposition of the capital stock of a Loan Party or Subsidiary that is not prohibited hereby;

(D)            change the definition of “Majority Lenders” or “Required Lenders”;

(E)             permit the Agent to contractually subordinate its Lien on any Collateral to any other Lien, except as permitted by this Agreement;

(F)             increase the amount of Agent Advances permitted pursuant to Section 1.2(i); or

(G)             amend Section 3.8;

(ii)           no such waiver, amendment, or consent shall, unless in writing and signed by all the Revolving Credit Lenders, Fleetwood and the Borrowers and acknowledged by the Agent, do any of the following:

(A)            increase or extend the Revolving Credit Commitment of any Revolving Credit Lender;

(B)             postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Revolving Credit Lenders (or any of them) hereunder or under any other Loan Document;

(C)             reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable to the Revolving Credit Lenders hereunder or under any other Loan Document;

(D)            increase any of the percentages or other amounts or limits set forth in the definition of the Borrowing Base (or introduce new categories of property as components of the Borrowing Base),  provided that, for the avoidance of doubt, the Agent may establish Reserves from time to time in its reasonable credit judgment;

(E)             release any Collateral, except as permitted by Section 7.9 or Section 12.11; or

(F)             increase the Maximum Amount, the Maximum Inventory Loan Amount, the Maximum Real Estate Loan Amount or the Unused Letter of Credit Subfacility; and

(iii)          no such waiver, amendment, or consent shall, unless in writing and signed by the Required Lenders, Fleetwood and the Borrowers and acknowledged by the Agent, amend Article 12;

provided, however, the Agent may, in its sole discretion and notwithstanding the limitations contained in clauses (ii)(D) and (F) above and any other terms of this Agreement, make Agent Advances in accordance with Section 1.2(i) or Section 13.19 and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and provided further, that Schedule 1.2 hereto (Revolving Credit Commitments) may be amended from time to time by the Agent alone to reflect assignments of Revolving Credit Commitments in accordance herewith.

(b)         If, in connection with any proposed amendment, waiver or consent requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, at the Borrowers’ request, the Agent or an Eligible Assignee shall have the right (but not the obligation) with the Agent’s approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Revolving Credit Commitments and Loans for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance Agreement(s), without premium or discount.

11.2                           Assignments; Participations.

(a)                            Any Lender may, with the written consent of the Agent assign and delegate to one or more Eligible Assignees (provided that no consent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of ten million Dollars ($10,000,000) (or, if less, the entire amount of such Lender’s Loan or Commitment or other rights and obligations, as applicable) for Revolving Commitments (provided that, unless either (I) an assignor Lender has assigned and delegated all of its Loans and Commitments or (II) an assignor’s Commitment as of the Closing Date was less than twenty million Dollars ($20,000,000) for the Revolving Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment in a minimum amount of ten million Dollars ($10,000,000) for Revolving Commitments); provided, however, that the Borrowers and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrowers and the Agent an Assignment and Acceptance in the form of Exhibit D (“Assignment and Acceptance”) together with any note or notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of three thousand five hundred Dollars ($3,500); and provided further that no Lender may assign all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder unless it shall simultaneously assign a ratable portion of each of its Revolving Credit Commitments and Revolving Loans hereunder.  The Borrowers agree to promptly execute and deliver new promissory notes and replacement promissory notes as reasonably requested by the Agent to evidence assignments of the Revolving Credit Commitments in accordance herewith.

(b)                           From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit and Credit Support have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)                            By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Loan Party to the Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Fleetwood or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                           Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Credit Commitments arising therefrom.  The Revolving Credit Commitment allocated to each Assignee shall reduce such Revolving Credit Commitments of the assigning Lender pro tanto.

(e)                            Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of any Loan Party (a “Participant”) participating interests in any Loans, the Revolving Credit Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in Section 11.1(a) (i), (ii) and (iii) with respect to the Loans in which such Participant has an interest, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)                              Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE 12

THE AGENT

12.1                           Appointment and Authorization.  Each Lender hereby designates and appoints Bank as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, each Lender hereby authorizes the Agent to consent, on behalf of each Lender, to an Interim Order substantially in the form attached as Exhibit E hereto and a Final Order to be negotiated between the Loan Parties, the Agent and any Committee.  The Agent agrees to act as such on the express conditions contained in this Article 12.  The provisions of this Article 12 are solely for the benefit of the Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions contained herein.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base, (b) the making of Agent Advances pursuant to Section 1.2(i), and (c) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

12.2                           Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

12.3                           Liability of the Agent.  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of Fleetwood, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Fleetwood or any of its Subsidiaries or Affiliates.

12.4                           Reliance by the Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

12.5                           Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such

Default or Event of Default and stating that such notice is a “notice of default.”  The Agent will notify the Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

12.6                           Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of Fleetwood, its Subsidiaries and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Fleetwood, its Subsidiaries and its Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Fleetwood or any of its Subsidiaries which may come into the possession of any of the Agent-Related Persons.

12.7                     Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 13.11; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section 12.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

12.8                     The Agent in Individual Capacity.  The Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Fleetwood and its Subsidiaries and Affiliates as though the Bank were not the Agent hereunder and without notice to or consent of the Lenders.  The Bank or its Affiliates may receive information regarding Fleetwood, its Subsidiaries, its Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of a Loan Party or such Subsidiary) and acknowledge that the Agent and the Bank shall be under no obligation to provide such information to them.  With respect to its Loans, the Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include the Bank in its individual capacity.

12.9                     Successor Agent.  The Agent may resign as Agent upon at least 30 days’ prior notice to the Lenders and the Borrowers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent.  In the event the Bank sells all of its Revolving Credit Commitment and Revolving Loans as part of a sale, transfer or other disposition by the Bank of substantially all of its loan portfolio, the Bank shall resign as Agent and such purchaser or transferee shall become the successor Agent hereunder.  Subject to the foregoing, if the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated.  After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

12.10                     Withholding Tax.

(a)                            If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Borrowers or the Agent, to deliver to the Borrowers, with a copy to the Agent:

(i)                                     if such Lender claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty, properly completed IRS Forms W-8BEN and W-8ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)                                  if such Lender claims that interest paid under this Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such

Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

(iii)                               such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.

Such Lender agrees to promptly notify the Borrowers and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)                           If any Lender claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form FW-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Borrowers and the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender.  To the extent of such percentage amount, the Borrowers and the Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c)                            If any Lender claiming exemption from United States of America withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)                           If any Lender is entitled to a reduction in the applicable withholding tax, the Borrowers may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this Section 12.10 are not delivered to the Borrowers, then the Borrowers may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)                            If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Borrowers or the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Borrowers or the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Borrowers or the Agent as the case may be, fully for all amounts paid, directly or indirectly, by the Borrowers or the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Borrowers or the Agent under this Section 12.10, together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this subsection (e) shall survive the payment of all Obligations and the resignation or replacement of the Agent.

12.11                     Collateral Matters.

(a)                            The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Agent’s Liens upon any Collateral (i) upon the termination of the Revolving Credit Commitments and payment and satisfaction in full by the Borrowers of all Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations; (ii) constituting property being sold or disposed of if the Borrowers certify to the Agent that the sale or disposition is made in compliance with Section 7.9 (and the Agent may rely conclusively on any such certificate, without further inquiry) and the proceeds are applied to the Obligations to the extent required by this Agreement; (iii) constituting property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) constituting property subject to a Capital Lease or purchase money Debt permitted by this Agreement if required by the lender or lessor; (vi) [RESERVED]; or (vii) constituting Real Estate not set forth on the Addendum to Schedule 6.11 (which sets forth the Real Estate intended to be subject to Mortgages) as of the Closing Date.  In addition (a) any Guaranty may be released if the Guarantor is sold in a transaction permitted under this Agreement and (b) Liens on Collateral may be released with the consent of the Lenders.  Except as provided above, the Agent will not release any of the Agent’s Liens without the prior written authorization of the Lenders; provided that the Agent may, in its discretion, release the Agent’s Liens on Collateral valued in the aggregate not in excess of three million Dollars ($3,000,000) during each Fiscal Year without the prior written authorization of the Lenders and the Agent may release the Agent’s Liens on Collateral valued in the aggregate not in excess of five million Dollars ($5,000,000) during each Fiscal Year with the prior written authorization of Required Lenders.  Upon request by the Agent or the Borrowers at any time, the Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral or any Guaranty pursuant to this Section 12.11.  Each Lender, by executing this Agreement, hereby expressly consents to any sale made, and any Lien released by the Agent, in compliance with Section 7.9 and this Section 12.11.

(b)                           Upon receipt by the Agent of an authorization, if any, required pursuant to Section 12.11(a) from the Lenders of the Agent’s authority to release Agent’s Liens upon particular types or items of Collateral or any Guaranty, and upon at least 3 Business Days prior written request by the Borrowers, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral or any Guaranty; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)                            The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

(d)                           Each Lender authorizes and directs the Agent and the Collateral Agent to enter into the 2008 Intercreditor Agreement, and each Lender agrees to be bound by the terms thereof that are applicable to it thereunder.

(e)                            The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release from any account subject to the Agent’s control into such other account of Fleetwood or its Subsidiaries as Fleetwood may direct any (i) cash constituting Borrowing Base Cash Collateral and (ii) any cash that has been deposited with the Agent to be held as cash collateral for Letter of Credit Obligations in accordance with clause “fifth” of Section 3.8 (including, without limitation, any such cash so deposited after being paid by FMC to the Agent pursuant to the second sentence of Section 3.1 to cash collateralize Aggregate Revolver Outstandings constituting the undrawn face amount of outstanding Letters of Credit in amount equal to one hundred five percent (105%) of such undrawn face amount) or otherwise; provided that immediately upon such release the Aggregate Revolver Outstandings shall not exceed the lesser of the Borrowing Base or the Maximum Amount and both immediately prior to and immediately following such release no Default or Event of Default shall exist and be continuing.

12.12                     Restrictions on Actions by Lenders; Sharing of Payments.

(a)                            Each of the Lenders agrees that it shall not, without the express consent of all Lenders, and that it shall, to the extent it is lawfully entitled to do so,

upon the request of all Lenders (notwithstanding the provisions of Section 362 or the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court but upon five (5) Business Days’ prior written notice to the Borrowers), set off against the Obligations, any amounts owing by such Lender to any Loan Party or any accounts of any Loan Party now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Loan Party, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                           If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s Pro Rata Share of all such distributions by the Agent, such Lender shall (notwithstanding the provisions of Section 362 or the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court) promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

12.13                     Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

12.14                     Payments by the Agent to Lenders.  All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Initial Funding Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent.  Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans or otherwise.  Unless the Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrowers have not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

12.15                     Settlement.

(a)                            place holder — do not remove

(a)                                                                                  (i)                                     Each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans.  Notwithstanding such agreement, the Agent, the Bank, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Non-Ratable Loans and Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(ii)                                            The Agent shall request settlement (“Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis at the Agent’s election, (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 11:00 a.m. (Los Angeles time) on the date of such requested Settlement (the “Settlement Date”).  Each Lender (other than the Bank, in the case of Non-Ratable Loans and the Agent in the case of Agent Advances) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Non-Ratable Loans and Agent Advances with respect to each Settlement to the Agent, to Agent’s account, not later than 1:00 p.m. (Los Angeles time), on the Settlement Date applicable thereto.  Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied.  Such amounts made available to the Agent shall be applied against the amounts of the applicable Non-Ratable Loan or Agent Advance and, together with the portion of such Non-Ratable Loan or Agent Advance representing the Bank’s Pro Rata Share thereof, shall constitute Revolving Loans of such

Lenders.  If any such amount is not transferred to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan, and (B) for itself, with respect to each Agent Advance.

(iii)                               Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to a Non-Ratable Loan or Agent Advance), each other Lender (A) shall irrevocably and unconditionally purchase and receive from the Bank or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Non-Ratable Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Non-Ratable Loans or Agent Advances, upon demand by Bank or the Agent, as applicable, shall pay to Bank or the Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Lender’s Pro Rata Share of such Non-Ratable Loans or Agent Advances.  If such amount is not in fact made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Revolving Loans.

(iv)                              From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Non-Ratable Loan or Agent Advance pursuant to clause (iii) above, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Non-Ratable Loan or Agent Advance.

(v)                                 Between Settlement Dates, the Agent, to the extent no Agent Advances are outstanding, may pay over to the Bank any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Bank’s Revolving Loans including Non-Ratable Loans.  If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Bank’s Revolving Loans (other than to Non-Ratable Loans or Agent Advances in which such Lender has not yet funded its purchase of a participation pursuant to clause (iii) above), as provided for in the previous sentence, the Bank shall pay to the Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, the Bank with respect to Non-Ratable Loans, the Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Non-Ratable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Bank, the Agent and the other Lenders.

(vi)                              Unless the Agent has received written notice from a Borrower or a Lender to the contrary, the Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the requested Borrowing will not exceed Availability on any Funding Date for a Revolving Loan or Non-Ratable Loan.

(b)                                 Lenders’ Failure to Perform.  All Revolving Loans (other than Non-Ratable Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Revolving Credit Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

(c)                                  Defaulting Lenders.  Unless the Agent receives notice from a Lender on or prior to the Initial Funding Date or, with respect to any Borrowing after the Initial Funding Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent that Lender’s Pro Rata Share of a Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Funding Date.  Furthermore, the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If any Lender has not transferred its full Pro Rata Share to the Agent in immediately available funds and the Agent has transferred corresponding amount to the applicable Borrower on the Business Day following such Funding Date that Lender shall make such amount available to the Agent, together with interest at the Federal Funds Rate for that day.  A notice by the Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error.  If each Lender’s full Pro Rata Share is transferred to the Agent as required, the amount transferred to the Agent shall constitute that Lender’s Revolving Loan for all purposes of this Agreement.  If that amount is not transferred to the Agent on the Business Day following the Funding Date, the Agent will notify the Borrowers of such failure to fund and, upon demand by the

Agent, the Borrowers shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising that particular Borrowing.  The failure of any Lender to make any Revolving Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other Lender of its obligation hereunder to make a Revolving Loan on that Funding Date.  No Lender shall be responsible for any other Lender’s failure to advance such other Lenders’ Pro Rata Share of any Borrowing.

(d)                                 Retention of Defaulting Lender’s Payments.  The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to the Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent.  In its discretion, the Agent may loan any Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  Any amounts so loaned to any Borrower shall bear interest at the rate applicable to Revolving Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”.  Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (B) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments.  This Section 12.15 shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this Section 12.15 shall not be construed to increase or otherwise affect the Revolving Credit Commitment of any Lender, or relieve or excuse the performance by the Borrowers of their duties and obligations hereunder.

(e)                                  Removal of Defaulting Lender.  At the Borrowers’ request, the Agent or an Eligible Assignee reasonably acceptable to the Agent and the Borrowers shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Revolving Credit Commitments and/or Delayed Draw Commitments hereunder.  Such sale shall be consummated promptly after the Agent has arranged for a purchase by the Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued interest and fees, without premium or discount.  Any such purchase from a Defaulting Lender shall not effect a release of such Defaulting Lender from any claim suit or liability hereunder or under any Loan Document.

12.16                   Letters of Credit; Intra-Lender Issues.

(a)                                  Notice of Letter of Credit Balance.  On each Settlement Date the Agent shall notify each Lender of the issuance of all Letters of Credit since the prior Settlement Date.

(b)                                 Participations in Letters of Credit.

(i)                                           Purchase of Participations.  Immediately upon issuance of any Letter of Credit in accordance with Section 1.4(d), each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit or the Credit Support provided through the Agent to the Letter of Credit Issuer, if not the Bank, in connection with the issuance of such Letter of Credit (including all obligations of the Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto).

(ii)                                        Sharing of Reimbursement Obligation Payments.  Whenever the Agent receives a payment from any Borrower on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a Revolving Credit Lender, the Agent shall promptly pay to such Revolving Credit Lender such Revolving Credit Lender’s Pro Rata Share of such payment from such Borrower.  Each such payment shall be made by the Agent on the next Settlement Date.

(iii)                                     Documentation.  Upon the request of any Revolving Credit Lender, the Agent shall furnish to such Revolving Credit Lender copies of any Letter of Credit, Credit Support for any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Revolving Credit Lender.

(iv)                                    Obligations Irrevocable.  The obligations of each Revolving Credit Lender to make payments to the Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to any Credit Support for any Letter of Credit or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the Borrower for whose account the Letter of Credit or Credit Support was issued to make payments to the Agent, for the account of the Revolving Credit Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(1)                                        any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(2)                                        the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Revolving Credit Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);

(3)                                        any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)                                        the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(5)                                        the occurrence of any Default or Event of Default; or

(6)                                        the failure of any Borrower to satisfy the applicable conditions precedent set forth in Article 8.

(c)                                  Recovery or Avoidance of Payments; Refund of Payments In Error.  In the event any payment by or on behalf of any Borrower received by the Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit and distributed by the Agent to the Revolving Credit Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Revolving Credit Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.  Unless the Agent receives notice from the Borrowers prior to the date on which any payment is due to the Revolving Credit Lenders that the Borrowers will not make such payment in full as and when required, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Revolving Credit Lender on such due date an amount equal to the amount then due such Revolving Credit Lender.  If and to the extent the Borrowers have not made such payment in full to the Agent, each Revolving Credit Lender shall repay to the Agent on demand such amount distributed to such Revolving Credit Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Revolving Credit Lender until the date repaid.

(d)                                 Indemnification by Lenders.  To the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder, the Revolving Credit Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Revolving Credit Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified.  Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the Borrowers to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the Borrowers.  The agreement contained in this Section 12.16 shall survive payment in full of all other Obligations.

12.17                   Concerning the Collateral and the Related Loan Documents.  Each Lender authorizes and directs the Agent to enter into the other Loan Documents for the ratable benefit and obligation of the Agent and the Lenders.  Each Lender agrees that any action taken by the Agent or the Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.  The Lenders acknowledge that the Revolving Loans, Agent Advances, Non-Ratable Loans, Hedge Agreements, Bank Products and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all of the Collateral.  Each Lender hereby irrevocably authorizes the Agent to enter into the 2008 Intercreditor Agreement on behalf of each such Lender.

12.18                   Field Audit and Examination Reports; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)                                  is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Agent;

(b)                                 expressly agrees and acknowledges that neither the Bank nor the Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or the Bank or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

(d)                                 agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner in accordance with the provisions of Section 13.17; and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any Borrower; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.19                   Relation Among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

12.20                   Co-Agents.  None of the Lenders identified on the facing page or signature pages of this Agreement as a “co-agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified as a “co-agent” shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.21                    [RESERVED].

12.22                   Foreclosure/Environmental Reports.  Unless otherwise agreed by all Lenders, Agent will not foreclose on any real property Collateral unless, prior to such foreclosure Agent and the Lenders have received an environmental report, which report shall be reasonably acceptable in form and substance to Agent and Required Lenders, from an environmental consultant, selected by Agent.  Borrower shall pay the costs of obtaining any such environmental report.

ARTICLE 13

MISCELLANEOUS

13.1                         No Waivers; Cumulative Remedies.  No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among the Borrowers (or any of them), the Loan Parties (or any of them) and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by the Borrowers of any provision of this Agreement or by any Loan Party of any provision of any Loan Document.  The Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to the Collateral.  The Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.

13.2                         Severability.  The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

13.3                         Governing Law; Choice of Forum; Service of Process.

(a)                                  THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT ISSUES WITH RESPECT TO CREATION, PERFECTION OR ENFORCEMENT OF LIENS UNDER ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW (INCLUDING THE BANKRUPTCY CODE).

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE BANKRUPTCY COURT.  EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  NOTWITHSTANDING THE FOREGOING:  (1) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)                                  FLEETWOOD AND EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY PERSONAL DELIVERY OR OVERNIGHT COURIER DIRECTED TO FLEETWOOD AND EACH THE BORROWERS AT ITS ADDRESS SET FORTH IN SECTION 13.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

13.4                         WAIVER OF JURY TRIAL.  FLEETWOOD, EACH BORROWER, THE LENDERS AND THE AGENT EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. FLEETWOOD, EACH BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 13.4 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

13.5                         Survival of Representations and Warranties.  All of the representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

13.6                         Other Security and Guaranties.  The Agent, may, without notice or demand and without affecting the Borrowers’ obligations hereunder, from time to time:  (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

13.7                         Fees and Expenses.  The Borrowers agree jointly and severally to pay to the Agent, for its benefit, on demand, all costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of the Interim Order, the Final Order, this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) reasonable out-of-pocket costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including reasonable out-of-pocket costs and expenses paid or incurred by the Agent in connection with the consummation of Agreement); (e) sums paid or incurred to pay any amount or take any action required of any Loan Party under the Loan Documents that it fails to pay or take; (f) reasonable out-of-pocket costs of appraisals performed in accordance with the provisions hereof, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Loan Parties’ operations by the Agent plus the Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently seven hundred and fifty Dollars ($750) per day (or portion thereof) for each Person retained or employed by the Agent with respect to each field examination or audit); (g) reasonable out-of-pocket costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and reasonable out-of-pocket costs and expenses of preserving and protecting the Collateral; (h) the obtaining of approval of the Loan Documents by the Bankruptcy Court; (i) the preparation and review of pleadings, documents and reports related to the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of the Chapter 11 Cases and any subsequent case under Chapter 7 of the Bankruptcy Code; and (j) expenses of each Lender or each such Lender’s own outside counsel, capped at each such Lender’s Pro Rata Share of fifty thousand Dollars ($50,000).  In addition, the Borrowers jointly and severally agree to pay costs and expenses incurred by the Agent (including Attorneys’ Costs) to the Agent, for their benefit, on demand, and to the other Lenders for their benefit, on demand, and all reasonable fees, expenses and disbursements incurred by such other Lenders for one law firm retained by such other Lenders as a group, in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters).  The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers or any other Loan Party.  All of the foregoing costs and expenses shall be charged to the Borrowers’ Loan Account as Revolving Loans as described in Section 3.7.

13.8                         Notices.  Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) five (5) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when receipt is confirmed, in each case addressed to the party to be notified as follows:

If to the Agent or to the Bank:

Bank of America, N.A.
55 South Lake Avenue, Suite 900
Pasadena, California  91101
Attention:  Todd R. Eggertsen
Telecopy No.:  (626) 397-1273/1274

with copies to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California  90071
Attention:  Andrew Fayé, Esq.
Telecopy No.:  (213) 891-8763

If to Fleetwood or any Borrower:

Fleetwood Holdings Inc.
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California  92503
Attention:  Chief Financial Officer
Telecopy No.:  (951) 351-3373
Attention:  General Counsel
Telecopy No.:  (951) 977-2097

with copies to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention:  Robert L. Cunningham, Esq.
Telecopy No.:  (212) 351-5208

or to such other address as each party may designate for itself by like notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

13.9                         Waiver of Notices.  Unless otherwise expressly provided herein, each Borrower waives presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled.  No notice to or demand on any Borrower which the Agent or any Lender may elect to give shall entitle any Borrower to any or further notice or demand in the same, similar or other circumstances.

13.10                   Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Borrower without prior written consent of the Agent and each Lender.  The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

13.11                   Indemnity of the Agent and the Lenders by the Borrower.

(a)                                  The Borrowers jointly and severally agree to defend, indemnify and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 13.11 shall survive payment of all other Obligations.

(b)                                 The Borrowers agree to indemnify, defend and hold harmless the Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance relating to any Loan

Party’s operations, business or property.  This indemnity will apply whether the hazardous substance is on, under or about any Loan Party’s property or operations or property leased to any Loan Party’s.  The indemnity includes but is not limited to Attorneys Costs.  The indemnity extends to the Agent and the Lenders, their parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.  “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas.  This indemnity will survive repayment of all other Obligations.

13.12                   Limitation of Liability.  NO CLAIM MAY BE MADE BY FLEETWOOD, ANY BORROWER, ANY LENDER OR OTHER PERSON AGAINST THE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND FLEETWOOD, EACH BORROWER AND EACH LENDER HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.13                   Final Agreement.  This Agreement and the other Loan Documents are intended by Fleetwood, each Borrower, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them.  This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof except for the Fee Letter.  No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrowers and a duly authorized officer of each of the Agent and the Required Lenders.

13.14                   Counterparts.  This Agreement may be executed in any number of counterparts, and by the Agent, each Lender, Fleetwood and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

13.15                   Captions.  The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

13.16                  Right of Setoff.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to Fleetwood or the Borrowers, any such notice being waived by Fleetwood and the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of Fleetwood and the Borrowers against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to notify the Borrowers and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF FLEETWOOD OR ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE LENDERS.

13.17                  Confidentiality.

(a)                                  Fleetwood and each Borrower hereby consents that the Agent and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of Fleetwood or the Borrowers and a general description of the business of Fleetwood and its Subsidiaries and may use Fleetwood’s and the Borrowers’ names in advertising and other promotional material.

(b)                                 Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public financial information provided to the Lenders and relating to Fleetwood or any Borrower, non-public information relating to major transactions not in the ordinary course of business and to be entered into by Fleetwood or any Borrower, and all other information identified as “confidential” or “secret” by Fleetwood or the Borrowers and provided to the Agent or such Lender by or on behalf of the Borrowers, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than Fleetwood or the Borrowers, provided that such source is not bound by a confidentiality agreement with Fleetwood or the Borrowers known to the Agent or such Lender; provided, however, that the Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender or their respective

Affiliates may be party involving any Loan Document, any Loan Party or the use of the proceeds of the Loans; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which Fleetwood or any Borrower is party or is deemed party with the Agent or such Lender, and (9) to its Affiliates.

13.18                   Conflicts with Other Loan Documents.  Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.  Notwithstanding the foregoing, if any provision in this Agreement or any other Loan Document conflicts with any provision in the Applicable Order, the provision in the Applicable Order shall govern and control.

13.19                  Reinstatement.  To the maximum extent permitted by law, this Agreement, and the Obligations, shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by any Agent or Lender in respect of the Obligations is rescinded or must otherwise be restored or returned by any such Person upon the insolvency, administration, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any other Person or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for any Borrower or any other Person or any substantial part of its assets, or otherwise, all as though such payments had not been made.

13.20                  Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of each Loan Party, and any trustee, other estate representative or any successor in interest of any Loan Party in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Agent and the Lenders and their respective assigns, transferees and endorsees.  The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Agent file financing statements or otherwise perfect its Liens under applicable law.  No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Agent and the Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of the Agent and the Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, the Agent and the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

ARTICLE 14

GUARANTY

14.1                        Guaranty.  Each of Fleetwood and FMC hereby absolutely and unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of each Borrower, now outstanding or hereafter arising under or in connection with this Agreement or any other Loan Document, whether for principal of any Loan or the interest thereon (including any interest which accrues after the filing of any proceeding in bankruptcy, or would have accrued but for such filing) or Letters of Credit or liabilities thereunder or for fees, taxes, additional compensation, expense reimbursements, indemnification or otherwise as provided in this Agreement and the other Loan Documents, pursuant to, subject to, and limited by the terms and conditions of the Fleetwood Guaranty and the FMC Guaranty, respectively, and the terms and conditions of each of the Fleetwood Guaranty and the FMC Guaranty are hereby incorporated by reference.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have entered into this Credit Agreement on the date first above written.

BORROWERS:

FLEETWOOD HOLDINGS INC.

FLEETWOOD HOMES OF ARIZONA, INC.

FLEETWOOD HOMES OF CALIFORNIA, INC.

FLEETWOOD HOMES OF FLORIDA, INC.

FLEETWOOD HOMES OF GEORGIA, INC.

FLEETWOOD HOMES OF IDAHO, INC.

FLEETWOOD HOMES OF INDIANA, INC.

FLEETWOOD HOMES OF KENTUCKY, INC.

FLEETWOOD HOMES OF NORTH CAROLINA, INC.

FLEETWOOD HOMES OF OREGON, INC.

FLEETWOOD HOMES OF PENNSYLVANIA, INC.

FLEETWOOD HOMES OF TENNESSEE, INC.

FLEETWOOD HOMES OF TEXAS, L.P.
By:	FLEETWOOD GENERAL PARTNER OF TEXAS, INC., its General Partner

FLEETWOOD HOMES OF VIRGINIA, INC.

FLEETWOOD HOMES OF WASHINGTON, INC.

FLEETWOOD MOTOR HOMES OF CALIFORNIA, INC.

FLEETWOOD MOTOR HOMES OF INDIANA, INC.

FLEETWOOD MOTOR HOMES OF PENNSYLVANIA, INC.

FLEETWOOD TRAVEL TRAILERS OF CALIFORNIA, INC.

Credit Agreement

FLEETWOOD TRAVEL TRAILERS OF INDIANA, INC.

FLEETWOOD TRAVEL TRAILERS OF KENTUCKY, INC.

FLEETWOOD TRAVEL TRAILERS OF MARYLAND, INC.

FLEETWOOD TRAVEL TRAILERS OF OHIO, INC.

FLEETWOOD TRAVEL TRAILERS OF OREGON, INC.

FLEETWOOD TRAVEL TRAILERS OF TEXAS, INC.

GOLD SHIELD, INC.

GOLD SHIELD OF INDIANA, INC.

CONTINENTAL LUMBER PRODUCTS, INC.

FLEETWOOD GENERAL PARTNER OF TEXAS, INC.

FLEETWOOD HOMES INVESTMENT, INC.

By:	/s/ Elden L. Smith
Name:	Elden L. Smith
Title:	President, Chief Executive Officer

Credit Agreement

GUARANTOR:

FLEETWOOD ENTERPRISES, INC.

By:	/s/ Elden L. Smith
Name:	Elden L. Smith
Title:	President, Chief Executive Officer

Credit Agreement

AGENT:

BANK OF AMERICA, N.A., as Agent

By:	/s/ Todd Eggertsen
Name:	Todd Eggertsen
Title:	Vice President

Credit Agreement

LENDERS:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Todd Eggertsen
Name:	Todd Eggertsen
Title:	Vice President

Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)), N.A., as a Lender

By:	/s/ D. Bruce Laughton
Name:	D. Bruce Laughton
Title:	Managing Director

Credit Agreement

TEXTRON FINANCIAL CORPORATION, as a Lender

By:	/s/ Norbert Schmidt
Name:	Norbert Schmidt
Title:	Senior Account Exec

Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robin L. Amola
Name:	Robin L. Amola
Title:	Vice President

Credit Agreement

WELLS FARGO FOOTHILL, INC. f/k/a FOOTHILL CAPITAL CORPORATION, as a Lender

By:	/s/ Juan Barrera
Name:	JUAN BARRERA
Title:	VICE PRESIDENT

Credit Agreement

ANNEX A

to
Credit Agreement

Definitions

Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all Section references in the following definitions shall refer to Sections of the Agreement:

“1998 Subordinated Debentures” means Fleetwood’s 6% Convertible Subordinated Debentures due February 15, 2028 issued in the original principal amount of two hundred ninety-six million four hundred thousand Dollars ($296,400,000).

“2003 Subordinated Debentures” means Fleetwood’s 5% Convertible Senior Subordinated Debentures due 2023 issued in the original principal amount of one hundred million Dollars ($100,000,000).

“2008 Intercreditor Agreement” means the intercreditor agreement entered into in connection with the issuance of the 2008 Senior Secured Debentures, by and among the Agent, on behalf of the Lenders, and the holders of such 2008 Senior Secured Debentures (or their agent or trustee), dated December 12, 2008, as it may be amended, supplemented or otherwise modified form time to time in accordance with the terms thereof.

“2008 Mortgage Debt” means Debt incurred under that certain loan agreement dated as of August 22, 2008 among Fleetwood Motor Homes of California, Inc. and Fleetwood Homes of California, Inc., as borrowers, and ISIS Lending, LLC, as lender.

“2008 Mortgage Debt Priority Assets” means the Real Estate described and identified as such on Schedule 6.11.

“2008 Senior Secured Debenture Guaranty” means any subordinated Guaranty of the 2008 Senior Secured Debentures by a Subsidiary of Fleetwood that is a Loan Party; provided that such Guaranty shall be subordinated in right of payment to the prior payment of the Obligations, and shall otherwise be in form and substance and on terms reasonably acceptable to the Agent.

“2008 Senior Secured Debenture Hazardous Substances Indemnity Agreement” means any hazardous substances indemnity agreement granted by any pledgor party to any mortgage permitted by clause (j) of the definition of Permitted Liens in favor of the holders of the 2008 Senior Secured Debenture Guaranties or any agent or trustee acting on their behalf, provided that (a) the form thereof is substantially consistent with the form of the Amended and Restated Hazardous Substances Indemnity Agreement, dated January 5, 2007, by each of the Loan Parties named therein as Indemnitors and the Agent, and (b) such indemnity agreements, regardless of whether pertaining to Mortgaged Property or Real Estate that does not constitute Collateral, shall be subordinated in right of payment to the prior payment of the Obligations, and shall otherwise be in form and substance and on terms reasonably acceptable to the Agent.

“2008 Senior Secured Debentures” means Fleetwood’s 14% Senior Secured Notes due 2011 issued in the original principal amount of approximately eighty-one million four hundred thousand Dollars ($81,400,000).

“2008 Senior Secured Debentures Priority Assets” means the Real Estate described and identified as such on Schedule 6.11 and the assets subject to any Lien incurred in accordance with clause (k) of the definition of Permitted Liens.

“Accounts” means, as to any Person, all of such Person’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“ACH Transactions” means any cash management or related services including the automatic clearinghouse transfer of funds by the Bank for the account of any Loan Party pursuant to agreement or overdrafts.

“Additional Real Estate Subfacility Assets” means the Real Estate described and identified as such on Schedule 6.11 and, from and after the date that the Loan Parties shall have complied with Section 7.23, the Closing Date Encumbered Real Estate Asset.

“Affected Lender” has the meaning specified in Section 4.6(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affirmation Agreements” means, collectively, the Affirmation of Security Agreement, the Affirmation of Pledge Agreement, the Affirmation of Fleetwood Guaranty, the Affirmation of FMC Guaranty, the Affirmation of Subsidiary Guaranty, the Affirmation of Patent and Trademark Security Agreement, the Affirmation of Copyright Security Agreement, the Confirmation Agreement and the Third Amendment to Indemnity Agreement.

“Affirmation of Copyright Security Agreement” means that certain Affirmation of Amended and Restated Copyright Security Agreement dated as of the Closing Date among the Loan Parties and the Agent.

“Affirmation of Fleetwood Guaranty” means that certain Affirmation of Third Amended and Restated Fleetwood Guaranty dated as of the Closing Date between Fleetwood and the Agent.

“Affirmation of FMC Guaranty” means that certain Affirmation of Third Amended and Restated FMC Guaranty dated as of the Closing Date between FMC and the Agent.

“Affirmation of Patent and Trademark Security Agreement” means that certain Affirmation of Amended and Restated Patent and Trademark Security Agreement dated as of the Closing Date among the Loan Parties and the Agent.

“Affirmation of Pledge Agreement” means that certain Affirmation of Amended and Restated Pledge Agreement dated as of the Closing Date among the Loan Parties and the Agent.

“Affirmation of Security Agreement” means that certain Affirmation of Second Amended and Restated Security Agreement dated as of the Closing Date among the Borrowers, the Guarantors and the Agent.

“Affirmation of Subsidiary Guaranty” means that certain Affirmation of Third Amended and Restated Subsidiary Guaranty dated as of the Closing Date among the Subsidiary Guarantors and the Agent.

“Agent” has the meaning given such term in the preamble.

“Agent Advances” has the meaning specified in Section 1.2(i).

“Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Lenders, Bank, and the Agent pursuant to the Loan Documents.

“Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Agent and such Affiliates.

“Aggregate Revolver Outstandings” means, at any date of determination:  the sum of the following for all Borrowers: (a) the unpaid balance of Revolving Loans, (b) the aggregate amount of Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

“Agreement” means the Fourth Amended and Restated Senior Secured Super-Priority Debtor-In-Possession Credit Agreement to which this Annex A is attached, as from time to time amended, supplemented, modified or restated.

“Anniversary Date” means each anniversary of the Closing Date.

“Applicable Margin” means with respect to the Revolving Loans and all other Obligations a rate per annum of four and one half percent (4.5%).

“Applicable Order” means the Interim Order until such time as the Final Order shall have been entered and, thereafter, the Final Order.

“Appraised Orderly Liquidation Value” means the orderly liquidation value of any property set forth in any appraisal delivered in connection with this Agreement or the Security Agreement.

“Approved Budget” means a weekly delivered rolling 13-week post-petition budget that is acceptable to the Agent and the Required Lenders, the initial version of which is approved by the Bankruptcy Court and attached as an exhibit to the Interim Order; provided that any Approved Budget may be subsequently amended, supplemented or replaced by the Borrowers with the approval of the Agent and the Required Lenders and without further approval of the Bankruptcy Court (with any such supplement that solely adds an additional Measurement Period deemed acceptable if no objection thereto is made by the Agent or the Required Lenders within two (2) Business Days of receipt thereof).

“Assigned Contracts” means, collectively, all of the Loan Parties’ rights and remedies under, and all moneys and claims for money due or to become due to any Loan Party under those contracts set forth on Schedule 1.1 attached hereto, and any other material contracts, and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of any Loan Party now or hereafter existing:  (i) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (ii) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (iii) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (iv) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Assignee” has the meaning specified in Section 11.2(a).

“Assignment and Acceptance” has the meaning specified in Section 11.2(a).

“Assuming Lender” has the meaning specified in Section 4.6(b).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel engaged by the Agent and, without duplication, the reasonably allocated costs and expenses of internal legal services of the Agent.

“Availability” means, at any time (a) the lesser of (i) the Maximum Amount minus the Aggregate Revolver Outstandings or (ii) the Borrowing Base minus the Aggregate Revolver Outstandings minus (b) Reserves other than Reserves deducted in calculating the Borrowing Base.

“Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.

“Bank Products” means any one or more of the following types of services or facilities extended to Fleetwood or any of its Subsidiaries by the Bank or any affiliate of the Bank in reliance on the Bank’s agreement to indemnify such affiliate:  (i) credit cards; (ii) ACH Transactions; (iii) cash management, including controlled disbursement services; and (iv) Hedge Agreements.

“Bank Product Reserves” means all reserves which the Agent from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding.

“Bankruptcy Code” has the meaning given that term in the recitals to the Agreement.

“Bankruptcy Court” has the meaning given that term in the recitals to the Agreement.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate).  Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.  Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

“Bidding Procedures Order” means an order by the Bankruptcy Court identifying a “stalking-horse bidder” and approving a bidding process and procedures for a sale of the assets comprising either (i) the Manufactured Homes Division or (ii) substantially all of the non-idle assets (including, without limitation, the Manufactured Homes Division) of Fleetwood and its Subsidiaries, in form and substance reasonably acceptable to the Agent.

“Blocked Account Agreement” means an agreement among a Borrower, the Agent and a Clearing Bank, in form and substance reasonably satisfactory to the Agent, concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral.

“Borrowers” has the meaning given that term in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lenders to a Borrower or by Bank in the case of a Borrowing funded by Non-Ratable Loans or by the Agent in the case of a Borrowing consisting of an Agent Advance, or the issuance of Letters of Credit hereunder.

 “Borrowing Base” means an amount equal to (a) the sum of (i) eighty-five percent (85%) of the Net Amount of its Eligible Accounts, plus (ii) the lesser of (A) the Maximum Inventory Loan Amount and (B) the sum of (1) the lesser of (I) fifty-five percent (55%) of its Eligible Inventory, valued at the lower of cost on a first-in, first-out basis or market (other than motor home chassis) and (II) eighty-five percent (85%) of the Appraised Orderly Liquidation Value of its Eligible Inventory (other than motor home chassis) calculated in a manner consistent with the methodology used in such appraisal and (2) the lesser of (I) eighty percent (80%) of its Eligible Inventory, valued at the lower of cost on a first-in, first-out basis or market (consisting of motor home chassis) and (II) ninety percent (90%) of the Appraised

Orderly Liquidation Value of its Eligible Inventory (consisting of motor home chassis) calculated in a manner consistent with the methodology used in such appraisal, plus (iii) the lesser of (1) thirty five percent (35%) of the appraised fair market value (limited to a twelve (12) month marketing timeframe) of its Real Estate Subfacility Assets subject to a Mortgage and (2) the Maximum Real Estate Loan Amount; provided that notwithstanding the foregoing in this subclause (iii), during the period commencing on the Closing Date and terminating at the close of business of the sixtieth (60th) day after the Closing Date, this amount shall be or shall be deemed to be no less than fifteen million Dollars ($15,000,000), plus (iv) ninety-five percent (95%) of the amount of Borrowing Base Cash Collateral in an amount not to exceed the lesser of (X) fifty million Dollars ($50,000,000) and (Y) the aggregate undrawn face amount of all outstanding Letters of Credit issued hereunder minus (b) Reserves from time to time established by the Agent in its reasonable credit judgment (provided that following the establishment or increase of any such Reserves by the Agent, such Reserves shall not be removed or decreased by the Agent without the prior consent of the Majority Lenders).  Notwithstanding anything to the contrary in the Loan Documents, the amount advanced against aggregate manufactured housing Inventory shall not exceed the lesser of (A) ten million Dollars ($10,000,000) and (B) thirty percent (30%) of the Borrowing Base attributable to aggregate Eligible Inventory.

“Borrowing Base Cash Collateral” means the balance of cash held by such Person in the United States on such date, which cash is held in a segregated account with the Agent that is subject to a deposit account control agreement in form and substance acceptable to the Agent  (it being understood that such agreement shall provide that cash may not be released from such account without the consent of the Agent), are subject to a first priority, perfected Lien in favor of the Agent, and the use of which is not otherwise restricted, by law or by agreement.

“Borrowing Base Certificate” means a certificate, in form and substance reasonably satisfactory to Agent, by which Borrowers certify the calculation of the Borrowing Base.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by FMC and certified to the Agent; provided, that the Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California or Charlotte, North Carolina are required or permitted to be closed.

“Business Unit” means (a) for purposes of Section 5.2(c), Section 5.2(f) and Section 8.1(o),  the Borrowers; and (b) for all other purposes, (i) the Borrowers, (ii)  the Excluded Subsidiaries; (iii) the Inactive Subsidiaries; and (iv) Fleetwood.

“Canadian Security Agreement” means the Canadian Security Agreement, dated as of the Original Closing Date between Fleetwood Canada and the Agent for the benefit of the Agent and the Lenders.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means all payments due during any relevant period (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease.

“Capital Lease” of a Person means any lease of property by such Person which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or other equity interests, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights, options to purchase or other rights to acquire any of the foregoing.

“Carve-Out” means an exception to the Liens granted under this Agreement or priority of claims granted hereunder for the payment of: (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under 28 U.S.C. § 1930(a), (b) professional fees that are incurred and unpaid prior to the earlier of the Termination Date and the date on which any Loan Party or any Committee has received notice (or any member of senior management of any of the Loan Parties (including, without limitation, any person described in the definition of “Responsible Officer”) otherwise has knowledge) of an Event of Default (as used herein, the “Cutoff Date”), and invoiced and payable or become payable under Sections 330 and 331 of the Bankruptcy Code, whether prior to or after the Cutoff Date (the “Pre-Trigger Pipeline Claims”) (but only to the extent that such fees are payable pursuant to an order of the Bankruptcy Court and such fees either (X) are payable or become payable in accordance with the Approved Budget or permitted variances or waivers thereto or (Y), without duplication, have actually been incurred but are not yet payable but only to the extent that such fees fall within the maximum amount of “Accrued Professional Fees Net of Retainers” as set forth in the Approved Budget as of the Cutoff Date), and (c) without duplication of the amounts described in clause (b) above, professional fees payable or that become payable under Sections 330 and 331 of the Bankruptcy Code in an aggregate amount not to exceed one million five hundred thousand dollars ($1,500,000) (the “Carve-Out Cap”) incurred after the occurrence of the Cutoff Date (but only to the extent such fees are payable or become payable pursuant to an order of the Bankruptcy Court, and provided that, to the extent any Pre-Trigger Pipeline Claims are unpaid because they are in excess of the amounts set forth in the Approved Budget or permitted variances thereof, such Pre-Trigger Pipeline Claims shall be entitled to be paid out of the Carve-Out, and shall reduce, the Carve-Out Cap). Claims with respect to any fees entitled to be paid in accordance with clause (c) of the Carve-Out are referred to herein as the “Post-Trigger Claims.”

“Cash Collateral” has the meaning specified in Section 1.4(g).

“Cash Management Order” means the Interim Order Pursuant to 11 U.S.C. Sections 105, 361, 362, 363, and 364 and Rules 2002, 4001, and 9014 of the Federal Rules of Bankruptcy Procedure (1) Authorizing Use of Cash Collateral by the Debtors and Providing for Adequate Protection, (2) Modifying the Automatic Stay, and (3) Scheduling a Final Hearing entered by the Bankruptcy Court on March 12, 2009.

“Change of Control” means either (i) a change shall occur in the Board of Directors of Fleetwood so that a majority of the Board of Directors of Fleetwood ceases to consist of the individuals who constituted the Board of Directors of Fleetwood on the Closing Date (or individuals whose election or nomination for election was approved by a vote of more than fifty percent (50%) of the directors then in office who either were directors of Fleetwood on the Closing Date or whose election or nomination for election previously was so approved); or (ii) any Person or Group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission), shall become or be the owner, directly or indirectly, beneficially or of record, of shares representing more than twenty percent (20%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Fleetwood on a fully diluted basis; or (iii) except as permitted hereunder, any Loan Party (other than Fleetwood) ceases to be a direct or indirect wholly-owned Subsidiary of Fleetwood.

“Chapter 11 Case” and “Chapter 11 Cases” have the respective meanings assigned to them in the recitals to this Agreement.

“Chattel Paper” means, as to any Person, all of such Person’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Clearing Bank” means the Bank or any other banking institution with which a Payment Account has been established pursuant to a Blocked Account Agreement.

“Closing Date” means the date of the Agreement to occur promptly following the entry of the Interim Order by the Bankruptcy Court approving this Agreement on an interim basis.

“Closing Date Encumbered Real Estate Asset” means that certain Real Estate asset previously identified to the Agent as Plant 43-3 (with an approximate appraised value of $300,000), until such time as, to the extent that the Liens on such Real Estate asset are released, the Loan Parties shall have caused such property to become an Additional Real Estate Subfacility Asset in accordance with Section 7.23.

“Closing Fee” has the meaning specified in Section 2.4.

“Code” means the Internal Revenue Code of 1986.

“COLI Policies” means those insurance policies identified on Schedule A attached hereto.

“Collateral” means all of the Loan Parties’ personal property, any Mortgaged Property, and all other assets of any Person (including, without limitation, but subject to approval of the Bankruptcy Court in the Final Order, proceeds of any avoidance and recovery actions of Borrowers under Chapter 5 of the Bankruptcy Code relating to, arising from or otherwise connected to the Collateral) from time to time subject to the Agent’s Liens securing payment or performance of the Obligations.

“Collateral Agent” means Bank of America, N.A., a national banking association, in its capacity as collateral agent, or any successor entity thereto.

“Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on Schedule 1.2 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 11.2, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 11.2, and “Commitments” means, collectively the aggregate amount of the commitments of all of the Lenders.

“Committees” shall mean, collectively, any official committee of unsecured creditors (and any other committee) appointed by the United States Trustee or by order of the Bankruptcy Court in any Chapter 11 Case and each such Committee shall be referred to herein as a Committee.

“Confirmation Agreement” means that certain Confirmation Agreement re: Canadian Guaranty and Security Agreement dated as of the Closing Date among Canadian Guarantor and the Agent.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.

“Contribution Agreement” means the Contribution, Indemnity and Subrogation Agreement, dated as of the Original Closing Date, among the Loan Parties.

“Copyright” has the meaning specified in Copyright Security Agreement.

“Copyright Security Agreement” means the Amended and Restated Copyright Security Agreement, dated as of the Closing Date, executed and delivered by a Loan Party to the Agent, for the benefit of the Agent and the Lenders, to evidence and perfect the Agent’s security interest in such Loan Party’s present and future copyrights and related licenses and rights.

“Credit Support” has the meaning specified in Section 1.4(a).

“Debt” means, with respect to any Person and without duplication, all liabilities, obligations and indebtedness of such Person to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables incurred in the ordinary course of business, but including (a) all Obligations; (b) all obligations and liabilities of any other Person secured by any Lien on the such Person’s property, even though such Person shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (d) all obligations and liabilities under Guaranties; (e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases; and (f) all obligations and liabilities under any preferred stock (including the Trust Securities) or similar securities.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2%) per annum.  Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.  In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by two (2) percentage points per annum during any period for which the Default Rate is applied.

“Defaulting Lender” has the meaning specified in Section 12.15(c).

“Designated Account” has the meaning specified in Section 1.2(c).

“Distribution” means, in respect of any Person: (a) the payment or making of any dividend or other distribution of property in respect of Capital Stock of such Person, other than distributions in Capital Stock of the same class; or (b) the redemption or other acquisition by such Person of its Capital Stock.

“Documents” means, with respect to any Person, all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by such Person.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” means dollars in the lawful currency of the United States.  Unless otherwise specified, all payments under the Agreements shall be made in Dollars.

“Eligible Accounts” means the Accounts of FMC (which for purposes of this definition only shall include Fleetwood Canada) which the Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts.  Without limiting the discretion of the Agent to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Agent in its sole discretion elects (which discretion cannot be exercised without the consent of all Lenders), include any Account:

(a)           with respect to which more than sixty (60) days have elapsed since the date of the original invoice therefor;

(b)           with respect to which any of the representations, warranties, covenants, and agreements contained in the Security Agreement are incorrect or have been breached;

(c)           with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, two or more checks, promissory notes, drafts, trade acceptances or other instruments for the payment of money have been received, presented for payment and returned uncollected for any reason within any six (6) month period;

(d)           which represents a progress billing (as hereinafter defined); for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon a Borrower’s completion of any further performance under the contract or agreement;

(e)           with respect to which any one or more of the following events has occurred to the Account Debtor on such Account:  death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor (unless the transferee is, in the Agent’s judgment, able to pay); the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f)            if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) above;

(g)           owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or

Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Agent in its discretion;

(h)           owed by an Account Debtor which is an Affiliate or employee of Fleetwood or any of its Subsidiaries;

(i)            except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Agent’s Liens in such Account, or the Agent’s right or ability to obtain direct payment to the Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(j)            owed by an Account Debtor to which Fleetwood or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k)           owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary or desirable to perfect the Agent’s Liens therein, have been complied with to the Agent’s satisfaction with respect to such Account;

(l)            owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Agent determines that its Lien therein is not or cannot be perfected;

(m)          which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(n)           which is evidenced by a promissory note or other instrument or by chattel paper;

(o)           if the Agent believes, in the exercise of its reasonable commercial judgment, that such Account may not be collected for any reason;

(p)           with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit a Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(q)           which arises out of a sale not made in the ordinary course of a Borrower’s business;

(r)            with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by a Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(s)           owed by an Account Debtor which is obligated to FMC or Fleetwood, as applicable respecting Accounts the aggregate unpaid balance of which exceeds ten percent (10%) of the aggregate unpaid balance of all Accounts owed to FMC or Fleetwood, as applicable at such time by all of the Account Debtors, but only to the extent of such excess;

(t)            which is not subject to a first priority and perfected security interest securing the Revolving Loans in favor of the Agent for the benefit of the Lenders; and

(u)           an Account representing a dealer rebate or other sales program accrual.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

“Eligible Additional Real Estate Subfacility Assets” means all Additional Real Estate Subfacility Assets; provided that items of Additional Real Estate Subfacility Assets shall be considered Eligible Additional Real Estate Subfacility Assets for purposes of calculating the Borrowing Base only if appraisals, title policies, boundary surveys, Phase I site assessments, mortgages and customary legal opinions with respect to such Additional Real Estate Subfacility Assets are delivered to the Agent, in each case acceptable to the Agent; provided, however, that any title policies, mortgages, Phase I site assessments and legal opinions previously delivered with respect to the Specified Additional Real Estate Subfacility Assets shall be deemed acceptable to the Agent (except to the extent advised by local counsel that modifications, amendments or endorsements are required, and the same shall have been requested by the Agent); provided further that the appraisal requirement shall apply only to the extent that the Agent shall have commissioned such appraisal prior to or within 15 days after the Closing Date.

“Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of one billion Dollars ($1,000,000,000); (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Agent.

“Eligible Existing Real Estate Subfacility Assets” means all Existing Real Estate Subfacility Assets; provided that items of Existing Real Estate Subfacility Assets shall be considered Eligible Existing Real Estate Subfacility Assets for purposes of calculating the Borrowing Base from and after the date that is sixty (60) days after the Closing Date only if (A) local counsel opinions, Mortgage Amendments and endorsements to the Existing Mortgage Title Policies requested by the Agent in accordance with Section 8.1(o) hereof have been delivered to the Agent, in each case in form acceptable to the Agent and (B) appraisals applicable to such Existing Real Estate Subfacility Assets in form acceptable to the Agent were completed during the one hundred and twenty (120)-day period prior to the Closing Date (or at any point prior to such sixtieth (60th) day after the Closing Date) and delivered to the Agent; provided that, if an acceptable appraisal was not completed during the one hundred and twenty (120)-day period prior to the Closing Date, such requirement shall apply only to the extent that the Agent shall have commissioned such appraisal prior to or within fifteen (15) days after the Closing Date; provided further that, if an item of Existing Real Estate Subfacility Assets has become ineligible for inclusion in the Borrowing Base because of the lack of a sufficiently recent appraisal, lack of local counsel opinion or lack of endorsements to Title Policy such item of Existing Real Estate Subfacility Assets shall be available for inclusion in the Borrowing Base upon provision of an acceptable appraisal local counsel opinion or endorsements to the Title Policy, as applicable.

“Eligible Inventory” means Inventory, which the Agent, in its reasonable commercial discretion, determines to be Eligible Inventory.  Without limiting the discretion of the Agent to establish other criteria of ineligibility, Eligible Inventory shall not, unless the Agent in its sole discretion elects (which discretion cannot be exercised without the consent of all Lenders), include any Inventory:

(a)           that is not owned by the applicable Borrower;

(b)           that is not subject to the Agent’s Liens, which are perfected as to such Inventory, or that are subject to any other Lien whatsoever (other than the Liens described in clauses (a) or (d) of the definition of Permitted Liens provided that such Permitted Liens (i) are junior in priority to the Agent’s Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Agent to realize on or obtain the full benefit of the Collateral);

(c)           that does not consist of finished goods or raw materials;

(d)           that consists of work-in-process, chemicals, samples, prototypes, supplies, or packing and shipping materials;

(e)           that is not in good condition, is defective or unmerchantable, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use or sale;

(f)            that is obsolete;

(g)           that is located outside the United States of America (or that is in-transit from vendors or suppliers);

(h)           that is located in a public warehouse or in possession of a bailee or in a facility leased by the Borrower, if the warehouseman, the bailee or the lessor has not delivered to the Agent, a subordination or landlord agreement in form and substance satisfactory to the Agent or if a Reserve for rents or storage charges has not been established for Inventory at that location;

(i)            that contains or bears any Proprietary Rights licensed to a Borrower by any Person, if the Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Agreement and Section 9.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and as to which the applicable Borrower has not delivered to the Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Agent if requested;

(j)            that is not reflected in the details of a current inventory report delivered to the Agent; or

(k)           that is Inventory placed on consignment.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for a Release or injury to the environment.

“Environmental Compliance Reserve” means any reserve which the Agent establishes in its reasonable discretion after prior written notice to the Borrowers from time to time for amounts that are reasonably likely to be expended by Fleetwood or any of its Subsidiaries in order for such Person and its operations and property (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws, or (b) to correct any such material non-compliance identified in a report delivered to the Agent and the Lenders pursuant to Section 7.7.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means, with respect to any Person, all of such Person’s now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by such Person and all of such Person’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Fleetwood or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by Fleetwood or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by Fleetwood or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan, or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Fleetwood or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.1.

“Exceptions” means Liens that were perfected prior to the Petition Date if (and only if) and only for so long as they are not avoided, disallowed or subordinated pursuant to the Bankruptcy Code or applicable non-bankruptcy law or otherwise set aside or held unenforceable by the Bankruptcy Court with respect to (a) the first priority Liens on the 2008 Senior Secured Debentures Priority Assets, securing the 2008 Senior Secured Debentures, (b) the first priority Liens on the 2008 Mortgage Debt Priority Assets, securing the 2008 Mortgage Debt, (c) Liens in respect of Permitted Life Insurance Policy Debt incurred on or prior to the Closing Date by the Borrowers in accordance with clause (g) of the definition of Permitted Liens, (d) Permitted Priority Liens and (e) the Permitted Closing Date Encumbered Real Estate Asset Liens.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Subsidiaries” means, collectively, all Subsidiaries identified on Schedule 6.5 attached hereto as an “Excluded Subsidiary”.

“Existing Commitments” means the “Revolving Credit Commitments” of the Existing Lenders as defined in the Third Amended and Restated Credit Agreement which are outstanding on the Closing Date immediately prior to the effectiveness of this Agreement.

“Existing Lenders” means Wells Fargo Foothill, Inc. f/k/a Foothill Capital Corporation, Textron Financial Corporation, PNC Bank, National Association, Wachovia Bank, National Association (formerly known as Wachovia Finance Corporation (Western)) and Bank of America, N.A., each of which were “Lenders” as under the Third Amended and Restated Credit Agreement.

“Existing Letters of Credit” means approximately sixty two million Dollars ($62,000,000) in extensions of credit consisting entirely of commercial/documentary and standby letters of credit issued in accordance with the Third Amended and Restated Credit Agreement and which are outstanding on the Closing Date immediately prior to the effectiveness of this Agreement.

“Existing Mortgages” means “Existing Mortgages” as defined in the Third Amended and Restated Credit Agreement which were filed in connection with the Third Amended and Restated Credit Agreement.

“Existing Mortgage Title Policies” means the existing mortgage title policies insuring that the Existing Mortgages constitute first priority mortgage liens subject only to Permitted Liens under clauses (a), (b), (d) and (e) of the definition of “Permitted Liens” under the Third Amended and Restated Credit Agreement.

“Existing Real Estate Subfacility Assets” means the Real Estate described and identified as such on Schedule 6.11.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” means that certain fee letter dated March 9, 2009, between the Agent and Fleetwood.

“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to the Agent and the Required Lenders, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied unless the Agent and the Required Lenders waive such requirement, together with all extensions, modifications and amendments thereto, in each such case, in form and substance satisfactory to the Agent and the Required Lenders, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guaranty) Debt, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of the Agent’s and the Lenders’ claims as set forth in this Agreement.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 or any other financial statements required to be given to the Lenders pursuant to this Agreement.

“First Amended and Restated Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of the First Amendment and Restatement Date, by and among Fleetwood, the Borrowers, the Lenders, and the Agent, and the other parties thereto, as amended by that certain First Amendment to Amended and Restated Credit Agreement and Consent of Guarantors dated as of June 4, 2004, as amended by that certain Second Amendment to Amended and Restated Credit Agreement and Consent of Guarantors dated as of November 29, 2004, and as amended by that certain Third Amendment to Amended and Restated Credit Agreement and Consent of Guarantors dated as of March 2, 2005.

“First Amendment and Restatement Date” means May 14, 2004.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means Fleetwood’s fiscal year for financial accounting purposes, which currently ends on the last Sunday in April.

“Fixed Assets” means, as to any Person, the Equipment and Real Estate of such Person.

“Fleetwood” has the meaning given such term in the preamble.

“Fleetwood Canada” means Fleetwood Canada Ltd., an Ontario corporation.

“Fleetwood Guaranty” means the Third Amended and Restated Guaranty dated as of the Third Amendment and Restatement Date from Fleetwood to the Agent, for its benefit and the benefit of the Lenders.

“Fleetwood International” has the meaning given such term in the recitals.

“Fleetwood Liquidity” means, for any calendar month, thirty day period or single day, as applicable, the sum of (a) the average daily Availability during such calendar month, thirty day period or single day, as applicable, plus (b) the average daily Qualified Cash Equivalents held by the Loan Parties, during such calendar month, thirty day period or single day.

“Fleetwood Travel Trailers Division” means Fleetwood Travel Trailers of California, Inc., Fleetwood Travel Trailers of Indiana, Inc., Fleetwood Travel Trailers of Kentucky, Inc., Fleetwood Travel Trailers of Maryland, Inc., Fleetwood Travel Trailers of Ohio,

Inc., Fleetwood Travel Trailers of Oregon, Inc., Fleetwood Travel Trailers of Texas, Inc., Fleetwood Travel Trailers of Virginia, Inc. and Fleetwood Travel Trailers of Nebraska, Inc. and all assets of such entities, including, without limitation, the Real Estate Subfacility Assets that are described and identified as such on Schedule 6.11.

“Fleetwood Trust” means Fleetwood Capital Trust, a business trust organized under the laws of the State of Delaware, whose sole assets consist of the 1998 Subordinated Debentures.

“Flexibility Conditions” means as of any date and with respect to any transaction, (a) no Default or Event of Default has occurred and is continuing as of such date both before and after giving effect to such transaction, and (b) Fleetwood Liquidity (i) for the thirty day period ending as of the date of the applicable transaction, is greater than forty-five million Dollars ($45,000,000) both before and after giving effect to such transaction and (ii) on the date of the applicable transaction, is greater than twenty five million Dollars ($25,000,000) both before and after giving effect to such transaction.

“FMC” means, collectively and jointly and severally, the Borrowers.

“FMC Guaranty” means the Third Amended and Restated FMC Guaranty dated as of the Third Amendment and Restatement Date from FMC to the Agent, for its benefit and the benefit of the Lenders.

“Funding Date” means the date on which a Borrowing occurs.

“FVC” means FVC, Inc.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which, in the case of Section 7.24, shall be as are applicable to the circumstances as of the Closing Date.

“General Intangibles” means, with respect to any Person, all of such Person’s now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Person of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to such Person in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Person from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Person is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means, collectively, Fleetwood, Fleetwood Canada and Fleetwood International, and any Subsidiary of Fleetwood which becomes a Guarantor in accordance with the requirements of this Agreement.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“Hedge Agreement” means, with respect to any Person, any and all transactions, agreements or documents now existing or hereafter entered into, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Person’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdings” has the meaning given such term in the preamble.

“Inactive Subsidiaries” means, collectively, all Subsidiaries identified on Schedule 6.5 attached hereto as an “Inactive Subsidiary” and any other Subsidiary formed from time to time after the Closing Date and so designated by the Borrowers, so long as such other Subsidiaries, in the aggregate own assets of less than two hundred and fifty thousand Dollars ($250,000) and have revenues of less than one million Dollars ($1,000,000).

“Initial Funding Date” means the date of the funding of the initial Revolving Loans under this Agreement, amended and restated as of the date hereof.

“Initial Testing Period” has the meaning specified in Section 7.22(a).

“Instruments” means, with respect to any Person, all instruments as such term is defined in the UCC, now owned or hereafter acquired by such Person.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

“Interim Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extension, modifications, and amendments thereto, in each such case in form and substance satisfactory to the Agent and the Lenders, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents, substantially in the form of Exhibit E, which order shall be in full force and effect, shall not have been revised, modified or amended, and no stay shall have been granted with respect thereto.

“Inventory” means, with respect to any Person, all of such Person’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

“Investment Property” means, with respect to any Person, all of such Person’s right title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof and shall include any Revolving Credit Lender and the Agent to the extent of any Agent Advance outstanding and the Bank to the extent of any Non-Ratable Loan outstanding; provided that no such Agent Advance or Non-Ratable Loan shall be taken into account in determining any Lender’s Pro Rata Share.

“Letter of Credit” has the meaning specified in Section 1.4(a).

“Letter of Credit Fee” has the meaning specified in Section 2.6.

“Letter of Credit Issuer” means the Bank, any Affiliate of the Bank or any other financial institution that issues any Letter of Credit pursuant to this Agreement.

“Lien” means:  (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property; and (c) any contingent or other agreement to provide any of the foregoing.

“Line Item” means any line item specified in the Approved Budget denoted by a capital letter (with the items designated as (A) through (H), the Line Items in the initial Approved Budget).

“Loan Account” means the loan account of FMC, which account shall be maintained by the Agent.

“Loan Documents” means this Agreement, the Applicable Order, the 2008 Intercreditor Agreement, the Revolving Loan Notes, the Affirmation Agreements, the Patent and Trademark Security Agreement, the Copyright Security Agreement, the Security Agreement, the Canadian Security Agreement, the Pledge Agreement, the Mortgages, the Parent Guaranty, the FMC Guaranty, the Subsidiary Guaranty, the Contribution Agreement, any Hedge Agreement entered into with a Lender and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

“Loan Parties” means collectively, the Borrowers and the Guarantors.

“Loans” means, collectively, all loans and advances provided for in Article 1.

“Majority Lenders” means at any date of determination Lenders whose Pro Rata Shares aggregate more than fifty percent (50%).

“Manufactured Homes Division” means Fleetwood General Partner of Texas, Inc., Fleetwood Homes Investment, Inc., Fleetwood Homes of Texas L.P., Fleetwood Homes of Arizona, Inc., Fleetwood Homes of California, Inc., Fleetwood Homes of Florida, Inc., Fleetwood Homes of Georgia, Inc., Fleetwood Homes of Idaho, Inc., Fleetwood Homes of Indiana, Inc., Fleetwood Homes of Kentucky, Inc., Fleetwood Homes of North Carolina, Inc., Fleetwood Homes of Oregon, Inc., Fleetwood Homes of Pennsylvania, Inc., Fleetwood Homes of Tennessee, Inc., Fleetwood Homes of Virginia, Inc., Fleetwood Homes of Washington, Inc., Fleetwood Homes of Mississippi, Inc. and Fleetwood Homes of Oklahoma, Inc. and all assets of such entities, including, without limitation, the Real Estate Subfacility Assets that are described and identified as such on Schedule 6.11.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) other than the filing of the Chapter 11 Cases, a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Fleetwood and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of a Borrower or any Affiliate of a Borrower to perform under any Loan Document to which it is a party, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (d) a material impairment of the Collateral or the Agent’s Liens thereon, on behalf of the Lenders, or the priority of such Liens, or (e) a material impairment of the Agent’s or any Lender’s right and remedies under this Agreement or the other Loan Documents.

“Material Contracts” means the agreements, contracts and other documents as filed with the Securities Exchange Commission as exhibits to Fleetwood’s Form 10-K for the Fiscal Year ended April 27, 2008, Form 10-Q for the quarterly period ended October 27, 2008, and any of Fleetwood’s Forms 10-K or Forms 10-Q filed after the date hereof, in each case, in accordance with Item 601(b)(4) and Item 601(b)(10) (or their equivalents) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934 as amended, and any Form 8-K, Form S-3 or Form S-4 filed after the date of the filing of Fleetwood’s Form 10-Q for the quarterly period ended October 26, 2008.

“Maximum Amount” means, as of any date of determination, the lesser of (i) an amount equal to the Revolving Loan Commitment of all Revolving Lenders as of that date, or (ii) prior to the entry of the Final Order, the maximum amount of Revolving Loans and Letter of Credit Obligations permitted by the Interim Order, in each case, as reduced in accordance with Section 3.4(e).

“Maximum Inventory Loan Amount” means (i) from and including May 1 through and including November 30 of each calendar year, one hundred and ten million Dollars ($110,000,000) and (ii) from and including December 1 through and including April 30 of each calendar year, one hundred and thirty-five million Dollars ($135,000,000).

“Maximum Rate” has the meaning specified in Section 2.3.

“Maximum Real Estate Loan Amount” means twenty-two million five hundred thousand Dollars ($22,500,000) or, upon the occurrence of the entry of the Bidding Procedures Order by the Bankruptcy Court in form and substance reasonably acceptable to the Agent, thirty million Dollars ($30,000,000), in each case, as reduced in accordance with Section 3.4(b).

“Measurement Period” means the initial period commencing on the Petition Date and ending on the Sunday following the full business week after the Petition Date and each full calendar week ending on Sunday thereafter.

“Mexican Subsidiary” means a Fleetwood de Mexico, S.A. de C.V. formed under the laws of Mexico which shall be (i) a Subsidiary of Fleetwood International Inc., (ii) a Subsidiary of one or more additional Subsidiaries of Fleetwood, and (iii) formed pursuant to organizational documents reasonably satisfactory to the Agent.

“Modified Net Proceeds” means Net Proceeds as defined in this Agreement excluding clause (C) thereof.

“Mortgages” means and includes any and all of the mortgages, deeds of trust, deeds to secure debt, assignments and other instruments executed and delivered by any Loan Party to or for the benefit of the Agent by which the Agent, on behalf of the Lenders, acquires a Lien on the Real Estate or a collateral assignment of a Loan Party’s interest under leases of Real Estate, and all amendments, modifications and supplements thereto.

“Mortgage Amendment” has the meaning provided in Section 8. 1(o).

“Mortgaged Property” means, collectively, the Existing Real Estate Subfacility Assets and the Additional Real Estate Subfacility Assets.

“Motor Homes Division” means Fleetwood Motor Homes of Pennsylvania, Inc. Fleetwood Motor Homes of California, Inc., and Fleetwood Motor Homes of Indiana, Inc., and all assets of such entities, including, without limitation, the Real Estate Subfacility Assets that are described and identified as such on Schedule 6.11.

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Fleetwood or any ERISA Affiliate.

“Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Proceeds” has the meaning specified in Section 3.4(c).

“Non-Consenting Lender” has the meaning specified in Section 11.1(b).

“Non-Ratable Loan” and “Non-Ratable Loans” have the meanings specified in Section 1.2(h).

“Notice of Borrowing” has the meaning specified in Section 1.2(b).

“Obligations” means, with respect to any Loan Party, all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by such Loan Party to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, (including any interest which accrues after the filing of a proceeding under the Bankruptcy Code or which would have accrued but for such filing) charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Borrowers hereunder or under any of the other Loan Documents.  “Obligations” includes, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit and (b) all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products.

“Original Closing Date” means July 27, 2001.

“Original Credit Agreement” means that certain Credit Agreement dated as of the Original Closing Date, by and among Fleetwood, the Borrowers, the Lenders, the Agent and the other parties thereto, as amended.

“Other Taxes” means any with respect to any Lender or the Agent present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents but excluding, in the case of each Lender and the Agent, such taxes (including income, franchise or branch profits taxes) as are imposed on or measured by the Agent’s or each Lender’s net income in any jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

“Parent Guaranty” means the Third Amended and Restated Parent Guaranty dated as of the Third Amendment and Restatement Date from Fleetwood to the Agent, for its benefit and the benefit of the Lenders.

“Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement and the other Loan Documents, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Patent” has the meaning specified in Patent and Trademark Security Agreement.

“Patent and Trademark Security Agreement” means the Amended and Restated Patent and Trademark Security Agreement, dated as of the Third Amendment and Restatement Date, executed and delivered by a Loan Party to the Agent, for the benefit of the Agent and the Lenders, to evidence and perfect the Agent’s security interest in such Loan Party’s present and future patents, trademarks, and related licenses and rights.

“Payment Account” means each bank account established pursuant to the Security Agreement, to which the proceeds of Accounts and other Collateral are deposited or credited, and which is maintained in the name of the Agent or of FMC or any other Loan Party, as applicable, as the Agent may determine, on terms acceptable to the Agent.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pending Revolving Loans” means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice of Borrowing received by the Agent which have not yet been advanced.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Fleetwood or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the immediately preceding six (6) plan years.

“Permitted Closing Date Encumbered Real Estate Asset Liens” means the Liens on the Closing Date Encumbered Real Estate Asset in favor of the holders of the 2008 Senior Secured Debentures.

“Permitted Liens” means:

(a)           Liens for taxes not delinquent or statutory Liens for taxes in an amount not to exceed three million Dollars ($3,000,000) provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on books and records of Fleetwood and its Subsidiaries and a stay of enforcement of any such Lien is in effect;

(b)           the Agent’s Liens;

(c)           Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(d)           Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed one million Dollars ($1,000,000) in the aggregate at any time;

(e)           Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Borrower’s business;

(f)            Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material Property is subject to a material risk of imminent loss or forfeiture and a stay of execution pending appeal or proceeding for review is in effect;

(g)           Liens on the assets of any Loan Party described on Schedule 6.9 hereto securing the Debt identified on Schedule 6.9 hereto as “Secured Debt” (including, without limitation, the Permitted Life Insurance Policy Debt) and refinancings, renewals and extensions thereof permitted pursuant to Section 7.13(f);

(h)           Interests of lessors under operating leases;

(i)            other Liens securing Debt not in excess of one million Dollars ($1,000,000) in the aggregate at any time outstanding;

(j)            second priority Liens on the Existing Real Estate Subfacility Assets and Specified Additional Real Estate Subfacility Assets and first priority Liens on the 2008 Senior Secured Debenture Priority Assets, securing the 2008 Senior Secured Debentures, provided that each such Lien on any Mortgaged Property is subordinated to a first priority Lien on the applicable item of Mortgaged Property in favor of the Agent for the benefit of the Agent and the Lenders and that each such Lien (whether on Mortgaged Property or not) other than the Permitted Closing Date Encumbered Real Estate Asset Liens is otherwise subject to the 2008 Intercreditor Agreement; and provided further that, for the avoidance of doubt, each such Lien on any Mortgaged Property shall be automatically released (and shall no longer constitute Permitted Liens) to the extent required by the 2008 Intercreditor Agreement; and provided still further that all obligations and liabilities pursuant to such Liens are limited in recourse to such property and shall otherwise be non-recourse to the grantor thereof and its other assets; and provided still further that the aggregate value (such value as set forth in an appraisal in form and substance and by an appraiser reasonably satisfactory to the Agent) of all Real Estate (that does not constitute Collateral) securing the 2008 Senior Secured Debentures, at the time of the granting of the Lien thereon (excluding the Permitted Closing Date Encumbered Real Estate Asset Liens), does not exceed twenty million Dollars ($20,000,000); and provided still further that such Liens shall only constitute “Permitted Liens” to the extent such Liens have not been invalidated, avoided or otherwise set aside by the Bankruptcy Court;

(k)           first priority Liens on accounts containing (i) Net Proceeds received from the sale solely of Real Estate subject to a Lien granted in accordance with clause (j) of the definition of Permitted Liens constituting collateral for the 2008 Senior Secured Debentures and not constituting Collateral and (ii) Net Loss Proceeds (as defined in the indenture governing the 2008 Senior Secured Debentures as in effect on the issue date thereof) related to any Event of Loss (as defined in the indenture governing the 2008 Senior Secured Debentures as in effect on the issue date thereof) received with respect solely to Real Estate subject to a Lien in accordance with clause (j) of the definition of Permitted Liens constituting collateral for the 2008 Senior Secured Debentures and not constituting Collateral, in each case from to time, securing the 2008 Senior Secured Debentures; provided that all obligations and liabilities pursuant to such Liens are limited in recourse to such property and shall otherwise be non-recourse to the grantor thereof and its other assets;

(l)            Liens on assets of the Excluded Subsidiaries, as long as the holder of such Lien has no recourse to any Loan Party or its assets;

(m)          Liens securing Debt permitted under Section 7.13(d), (j), (t), and (u); provided that such Liens securing Debt permitted under Section 7.13 (u) shall be released in accordance with Section 7.9(f);

(n)           bankers liens and rights of set off with respect to customary depositary arrangements entered into in the ordinary conduct of business;

(o)           Liens securing the 2008 Mortgage Debt (provided that such Liens shall only constitute “Permitted Liens” to the extent such Liens have not been invalidated, avoided or otherwise set aside by the Bankruptcy Court);

(p)           Liens under and in accordance with the Interim Order and Final Order in favor of the Agent and the Lenders;

(q)           the Permitted Closing Date Encumbered Real Estate Asset Liens; and

(r)            Liens consisting of super-priority administrative expense liens granted by the Bankruptcy Court pursuant to section 364(c)(1) of the Bankruptcy Code in favor of Westchester Fire Insurance Company and Ace INA Insurance Company (together, “Ace”) made in the ordinary course of business to secure Fleetwood and its Subsidiaries obligations to Ace under an Indemnity Agreement, dated as of February 12, 2009, executed by Fleetwood and Trendsetter Homes, Inc. (the “Ace Indemnity Agreement”), in an amount not to exceed the aggregate amounts paid by Ace under up to $8,690,036 of supply bonds issued by Ace after the Petition Date solely to the extent the same are not reimbursed by a draw by Ace under a Letter of Credit issued under this Agreement, the beneficiary of which is Ace, provided that such Liens are subject and subordinate to the Agent’s Liens and otherwise subordinated as provided for in the order of the Bankruptcy Court entered in the Chapter 11 Cases, dated March 23, 2009.

“Permitted Life Insurance Policy Debt” means Debt described on Schedule 6.9 that is secured by Liens on life insurance policies listed on Schedule 7.13(u) and Schedule A hereto in an aggregate principal amount not to exceed eighty-five million four hundred thousand Dollars ($85,400,000); provided that such Debt shall be recourse only to such life insurance policies and without recourse to Fleetwood or any of its Subsidiaries or Affiliates.

“Permitted Priority Liens” means, to the extent such Liens are valid and perfected, (i) Liens referred to in clauses (a), (c), (d), and (e) of the definition of Permitted Liens, solely to the extent such Liens are senior in priority to the Agent’s Liens as a matter of law and (ii) first priority Liens referred to in clauses (h) and (m) of the definition of Permitted Liens, excluding, in any event, the Liens referred to in clause (r) of the definition of Permitted Liens and including, in any event, the Exceptions.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Petition Date” has the meaning given such term in the recitals.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Fleetwood or any ERISA Affiliate sponsors or maintains or to which Fleetwood or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of the Third Amendment and Restatement Date by the Loan Parties in favor of the Agent, for the benefit of the Agent and the Lenders.

“Postpetition” means the time period beginning immediately after the filing of the Chapter 11 Cases.

“Postpetition Blocked Accounts” has the meaning given such term in Section 7.25(b).

“Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Projections” means the projections most recently received by the Agent pursuant to Section 5.2(e) of the Third Amended and Restated Credit Agreement or this Agreement as supplemented and delivered to the Agent prior to the Closing Date.

“Pro Rata Share” of a Lender means with respect to all provisions relating to Revolving Loans or Letters of Credit or the Revolving Credit Commitments, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Commitments of all Lenders at such time, or if no Revolving Credit Commitment is outstanding, a fraction (expressed as a percentage), the numerator of which is the Aggregate Revolver Outstandings owed to such Lender and the denominator of which is the Aggregate Revolver Outstandings.

“Qualified Cash Equivalents” means, as of any date for any Person, the balance of cash and marketable securities (other than Borrowing Base Cash Collateral) held by such Person in the United States on such date, which cash and marketable securities are held in an account with the Agent and are subject to a first priority, perfected Lien in favor of the Agent and the use of which is not otherwise restricted, by law or by agreement.

“RCI Obligations” means any obligations of FVC owing to Resort Condominiums International, LLC, or its affiliates in respect of payment for services rendered by Resort Condominiums International, LLC or its affiliates, to FVC or its affiliates.

“Real Estate” means, as to any Person, all of such Person’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of such Person’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Real Estate Subfacility Assets” means (i) the Eligible Existing Real Estate Subfacility Assets and (ii) the Eligible Additional Real Estate Subfacility Assets; provided that, if an item of Real Estate Subfacility Assets is sold in accordance with Section 7.9(e), Section 7.9(g) or otherwise with the consent of the Lenders, such item of Real Estate Subfacility Assets shall cease to constitute an item of Real Estate Subfacility Assets and the Borrowing Base shall be immediately reduced by an amount equal to the amount, if any, attributed to such item of Real Estate Subfacility Assets at the time of its sale.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Repurchase Obligations” means the liabilities of Fleetwood to wholesale floor plan lenders to repurchase Inventory sold by FMC to retail dealers.

“Required Lenders” means at any time Lenders whose Pro Rata Shares aggregate (a) more than eighty percent (80%) or (b) if the Bank’s Pro Rata Share is thirty five and a half percent (35.5%) or less, more than sixty six and two thirds percent (66 2/3%).

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability, Eligible Accounts, or Eligible Inventory or Real Estate Subfacility Assets established by the Agent in good faith from time to time in the Agent’s reasonable credit judgment.  Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Agent’s credit judgment:  (a) Bank Product Reserves, (b) reserves for rent at leased locations subject to statutory or contractual landlord liens, and where the Agent has not received an acceptable agreement from the landlord, in an amount equal to three months rent for each such location, (c) Environmental Compliance Reserves and (d) warehousemen’s or bailees’ charges in an amount equal to three months charges due to such warehouseman or bailee.

“Responsible Officer” means, as to any Loan Party, the chief executive officer or the president, or any other officer having substantially the same authority and responsibility; or, with respect to the preparation of the Borrowing Base Certificate, the chief financial officer, vice president-treasurer or vice president-controller, or any other officer of such Loan Party having substantially the same authority and responsibility.

“Restricted Investment” means any acquisition of property in exchange for cash or other property, whether in the form of an acquisition of stock, Debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except the following:  (a) acquisitions of (i) Equipment to be used in the business so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder and (ii) Real Estate to be used in the business so long as the acquisition costs are deemed “Capital Expenditures” for purposes of Section 7.22 hereof, and, in each case, if financed, are financed in amounts not in excess of the amounts permitted hereby; (b) acquisitions of Inventory in the ordinary course of business; (c) acquisitions of current assets acquired in the ordinary course of business; (d) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (e) acquisitions of certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least one hundred million Dollars ($100,000,000); (f) acquisitions of commercial paper given a rating of “A2” or better by Standard & Poor’s Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; (g) Hedge Agreements; (h) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; (i) any assets received in satisfaction of judgments against third parties, foreclosure of Liens or good faith settlement of litigation, disputes or debts; (j) operating leases in the ordinary course of business; (k) licenses in the ordinary course of business consistent with past practices and (l) intercompany Debt of Subsidiaries of Fleetwood otherwise permitted under this Agreement.

“Revolving Credit Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Revolving Credit Commitment” on Schedule 1.2 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 11.2, as such Revolving Credit Commitment may be adjusted from time to time in accordance with the provisions of Section 3.3, Section 11.2 and Section 13.19, and “Revolving Credit Commitments” means, collectively, the aggregate amount of the commitments of all Lenders.

“Revolving Credit Lender” means any Lender which has a Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, any Lender which has any Revolving Loan outstanding or any participation interest in any outstanding Letter of Credit.

“Revolving Loan Note” and “Revolving Loan Notes” have the meanings specified in Section 1.2(a)(ii).

“Revolving Loans” has the meaning specified in Section 1.2 and includes each Agent Advance and Non-Ratable Loan.

“Second Amended and Restated Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of the Second Amendment and Restatement Date, by and among Fleetwood, the Borrowers, the Lenders, and the Agent, and the other parties thereto, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement (and Consent of Guarantors), dated as of July 22, 2006, as amended by that certain Second Amendment to Second Amended and Restated Credit Agreement and Consent of Guarantors dated as of November 1, 2005, and as amended by that certain Third Amendment to Second Amended and Restated Credit Agreement and Consent of Guarantors dated as of May 9, 2006.

“Second Amendment and Restatement Date” means July 1, 2005.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the Third Amendment and Restatement Date among the Loan Parties and the Agent for the benefit of the Agent and the Lenders.

“Settlement” and “Settlement Date” have the meanings specified in Section 12.15(a)(ii).

“Specified Additional Real Estate Subfacility Assets” means Additional Real Estate Subfacility Assets that are described and identified as such on Schedule 6.11.

“Stated Termination Date” means October 31, 2009.

“Subordinated Debt” means the unsecured Debt from time to time outstanding under the 1998 Subordinated Debentures, the 2003 Subordinated Debentures and the maximum liability of Fleetwood on any subordinated Guaranty of the Trust Securities.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting Capital Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Fleetwood.

“Subsidiary Guaranty” means the Third Amended and Restated Subsidiary Guaranty dated as of the Third Amendment and Restatement Date from Subsidiaries of Fleetwood (other than the Borrowers and the Excluded Subsidiaries) to the Agent, for its benefit and the benefit of the Lenders.

“Supporting Letter of Credit” has the meanings specified in Section 1.4(g).

“Supporting Obligations” means all supporting obligations as such term is defined in the UCC.

“Taxes” means, with respect to any Lender or the Agent, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) such taxes (including income, franchise or branch profits taxes) as are imposed on or measured by the Agent’s or each Lender’s net income in any jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office or (ii) in the case of any Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code, any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure (other than as a result of the introduction of any Requirement of Law or any change in any Requirement of Law or in the interpretation or administration of any Requirement of Law) to comply with Section 12.10, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the designation or a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding taxes pursuant to Article IV hereof.

“Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the effective date of any confirmed plan or plans of reorganization of the Loan Parties in the Chapter 11 Cases, (iii) the date the Total Facility is terminated either by the Borrowers pursuant to Section 3.2 or by the Required Lenders pursuant to Section 9.2, (iv) the date the Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of the Agreement, (v) the date the Revolving Credit Commitments are terminated or have expired, (vi) April 2, 2009, if the Interim Order has not been entered by the Bankruptcy Court by such date, (vii) forty-five (45) days following the Petition Date if the Final Order has not been entered by the Bankruptcy Court by such date, (viii) the date upon which the Interim Order expires, unless the Final Order shall have been entered and become effective by such date, (ix) the close of business on the first (1st) Business Day after the entry of the Final Order, if by that time Borrowers have not paid the Agent’s the fees required under the Fee Letter, unless the Agent and the Lenders agree otherwise, (x) the date of entry of an order of the Bankruptcy Court confirming a plan of reorganization in any Chapter 11 Case that has not been consented to by the Required Lenders and fails to provide for the payment in full in cash of all Obligations under this Agreement and the other Loan Documents on the effective date of such plan, (xi) the date of the closing of a sale of all or substantially all of any Loan Party’s assets pursuant to Section 363 of the Bankruptcy Code, a confirmed plan of reorganization or a liquidation pursuant to Chapter 7 of the Bankruptcy Code, and (xii) if a plan of reorganization that has been consented to by the Required Lenders or that provides for payment in full in cash of all Obligations under this Agreement and the other Loan Documents has been confirmed by order of the Bankruptcy Court, the earlier of the effective date of such plan of reorganization or the sixtieth day after the date of entry of such confirmation order.

“Third Amended and Restated Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of the Third Amendment and Restatement Date, by and among Fleetwood, the Borrowers, the Lenders, and the Agent, and the other parties thereto, as amended by that certain (i) First Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of May 25, 2007, (ii)  Second Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of September 18, 2007, (iii) Third Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of January 16, 2008, (iv) Fourth Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of March 5, 2008, (v) Fifth Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of April 9, 2008, (vi) Sixth Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of April 24, 2008, (vii) Seventh Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of August 6, 2008, (viii) Eighth Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of October 21, 2008, (ix) Ninth Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of October 29, 2008 and (x) Tenth Amendment to Third Amended and Restated Credit Agreement and Consent of Guarantors dated as of November 26, 2008.

“Third Amendment and Restatement Date” means January 5, 2007.

“Third Amendment to Indemnity Agreement” means that certain Third Amendment to Amended and Restated Hazardous Substances Indemnity Agreement dated as of the Closing Date among the Loan Parties and the Agent.

“Total Facility” has the meaning specified in Section 1.1.

“Trademark” has the meaning specified in Patent and Trademark Security Agreement.

“Trust Estate Liens” means (i) the rights of the Loan Parties and any successor trustee or estate representative in the Chapter 11 Cases and any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 proceedings if any of the Chapter 11 Cases are converted to a case under Chapter 7 of the Bankruptcy Code (collectively, the “Successor Case”), (ii) any intercompany claim of any Loan Party or any Subsidiary or Affiliate of any Loan Party, (iii) any Lien of any creditor or other party in interest in the Chapter 11 Cases or any Successor Case, (iv) subject to entry of the Final Order, any Lien which is avoided or otherwise preserved for the benefit of any Loan Party’s Estate under Section 551 or any other provision of the Bankruptcy Code, and (v) any Liens granted on or after the Petition Date to provide adequate protection to any party.

“Trust Securities” means, collectively, (a) the 6% Convertible Trust Preferred Securities issued by Fleetwood Trust in February 1998 with a liquidation preference of fifty Dollars ($50) per share, guaranteed on a subordinated unsecured basis by Fleetwood, (b) any convertible preferred securities issued by Fleetwood Trust in exchange therefore to the extent and only to the extent that issuance of such securities is permitted under this Agreement, (c) any additional securities issued by Fleetwood Trust concurrently with, and having the same terms as, the securities issued in such exchange to the extent and only to the extent that issuance of such securities is permitted under this Agreement, and (d) the 6% Convertible Trust Common Securities issued by Fleetwood Trust to Fleetwood in February 1998.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of California or of any other state the laws of which are required as a result thereof to be applied in connection with the issues of perfection, continuation or enforcement of security interests.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Letter of Credit Subfacility” means an amount equal to sixty-five million Dollars ($65,000,000) minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit, subject to decrease in accordance with Section 3.4(e).

“Unused Line Fee” has the meaning specified in Section 2.5.

“Weekly Borrowing Base Certificate” has the meaning specified in Section 5.2(l).

Accounting Terms.  Any accounting term used in the Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in the Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

Interpretive Provisions.

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “hereof,” “herein,” “hereunder” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and subsection, Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.

(c)                                  (i)            The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)           The term “including” is not limiting and means “including without limitation.”

(iii)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(iv)          The word “or” is not exclusive.

(d)                                 Unless otherwise expressly provided herein, (i) references to agreements (including the Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)                                  The terms “business week,” “week,” “weekly period” and phrases to similar effect mean each weekly period ending on a Sunday.

(f)                                    The captions and headings of the Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of the Agreement.

(g)                                 The Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(h)           The Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, Fleetwood, the Borrowers and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.